Exhibit 99.1

STOCK PURCHASE AGREEMENT

dated as of October 20, 2015

by and among

GE Medical Holding AB, as Seller,

NeoGenomics Laboratories, Inc., as Buyer,

and

NeoGenomics, Inc., as Parent

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v

EXHIBITS

Exhibit A	Definitions
Exhibit B	Voting Agreements
Exhibit C	Lockup Agreements
Exhibit D	Commitment Letters
Exhibit E	MultiOmyx License Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Investor Board Rights, Lock-up & Standstill Agreement
Exhibit H	Registration Rights Agreement
Exhibit I	Employee Matters
Exhibit J	Certificate of Designation
Exhibit K	Form of Legal Opinion
Exhibit L	Sample Net Working Capital Statement
Exhibit M	Form of Trademark License Agreement

SCHEDULES

[Disclosure schedules to be listed]

This STOCK PURCHASE AGREEMENT, dated as of October 20, 2015 (the “Agreement Date”), is made by and among GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (Reg. No. 556648-9315) (“Seller”), NeoGenomics Laboratories, Inc., a Florida corporation (“Buyer”) and NeoGenomics, Inc., a Nevada corporation (“Parent” and collectively with Buyer and Seller, the “Parties” and each individually, a “Party”).

PRELIMINARY STATEMENTS

A. Seller owns all issued and outstanding shares of common stock (the “Shares”) of Clarient, Inc., a Delaware corporation (“Company”), which such Shares constitute the only issued and outstanding Equity Interests of Company.

B. Company owns all issued and outstanding shares of common stock of Clarient Diagnostic Services, Inc., a Delaware corporation (“Company Subsidiary”), which such shares constitute the only issued and outstanding Equity Interests of Company Subsidiary.

C. Company and Company Subsidiary are engaged in the business of providing cancer genetic and molecular laboratory testing services, including, but not limited to, cytogenetics, flow cytometry, fluorescence in-situ hybridization (FISH) morphological studies, immunohistochemistry and molecular testing, to hematologists, oncologists, urologists, pathologists, hospitals, medical reference laboratories, clinical research organizations, and pharmaceutical companies (the “Business”).

D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

E. All of the issued and outstanding Equity Interests of Buyer are owned by Parent.

F. In order to induce Seller to enter into the Transaction Agreements and to consummate the Transactions and in consideration thereof, (i) Parent has agreed to guaranty all obligations of Buyer under the Transaction Agreements and in relation to the Transactions and enter into the Parent Transaction Agreements and (ii) Buyer has agreed to enter into the Buyer Transaction Agreements.

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, all executive officers and directors of Parent are entering into Voting Agreements in the form attached as Exhibit B hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all securities in Parent beneficially owned by them in favor of the Proposals.

H. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Parent’s Chief Executive Officer and its Executive Vice President—Finance are each entering into a Lockup Agreement in the form attached as Exhibit C hereto (the “Lockup Agreement”) pursuant to which, among other things, each will agree to not sell any of their shares of Parent’s common stock, par value $0.001 per share (“Common Stock”) or any other equity securities of Parent, in each case as set forth therein.

I. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement and issue the Stock Consideration, Seller is entering into an Investor Board Rights, Lock-up & Standstill Agreement in the form attached as Exhibit G.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement (including in the Preliminary Statements above and in the Schedules and Exhibits attached hereto) that are not defined herein have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any and all Liens (except Liens under applicable securities Laws), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.02 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Paul Hastings LLP, 71 South Wacker Drive, Suite 4500, Chicago, IL 60606 at 9:00 a.m. (Central time) on the date that is three (3) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of the Closing Conditions in accordance with Article X (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each other Transaction Agreement, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price. The aggregate amount of consideration to be paid by Buyer to Seller or Seller’s designees for the sale of all of the Shares (the “Purchase Price”), subject to the terms of this Agreement, shall consist of (a) an amount in cash equal to the sum of (i) $80,000,000 (the “Base Cash Purchase Price”), plus (ii) the Final Working Capital Increase (if any), less (iii) the Final Working Capital Decrease (if any), plus (iv) the amount of Final Cash (as defined below), if any, minus (v) the amount of Final Indebtedness (as defined below), if any, (b) 15,000,000 shares of Common Stock (the “Parent Common Stock”) and (c) 14,666,667 shares of Preferred Stock, as may be adjusted by the Cash Purchase Price Increase Amount (the “Parent Preferred Stock” and together with the Parent Common Stock, the “Stock Consideration”). The issuance of the Parent Common Stock and the Parent Preferred Stock hereunder is defined as the “Stock Issuance”). Notwithstanding the foregoing, Buyer shall have the right, but not the obligation, to increase the amount of the Base Cash Purchase Price by an amount of up to $110,000,000 (the amount of any such increase, the “Cash Purchase Price Increase Amount”), by delivering an irrevocable written notice to Seller no later than two (2) Business Days prior to the Closing Date of the Cash Purchase Price Increase Amount, and make a corresponding reduction in the number of shares of Parent Preferred Stock to be issued to Seller as part of the Stock Consideration, which reduction shall be calculated by dividing the Cash Purchase Price Increase Amount by $7.50, but only if the Cash Purchase Price Increase Amount is financed from Buyer’s cash-on-hand as of the Closing or the proceeds of a Permitted Financing (if any).

Section 3.02 Payments at Closing. At the Closing, Buyer shall (a) pay to Seller or Seller’s designees, by wire transfer of immediately available funds to the Seller Account, the sum of the following (the “Closing Cash Payment”): (i) the Base Cash Purchase Price, (ii) the Cash Purchase Price Increase Amount (if any), plus (iii) the Estimated Working Capital Increase (if any), less (iv) the Estimated Working Capital Decrease (if any), plus (v) the amount of Estimated Cash (if any), minus (vi) the amount of the Estimated Indebtedness (if any), and (b) issue and deliver to Seller, the Stock Consideration.

Section 3.03 Certain Closing Deliverables. At the Closing, (a) Seller shall deliver or cause to be delivered to Buyer each item set forth on Schedule 3.03(a) and (b) Buyer and Parent shall deliver or cause to be delivered to Seller each item set forth on Schedule 3.03(b).

Section 3.04 Closing Statement. No fewer than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a closing statement (the “Closing Statement”), which shall include (a) the Estimated Working Capital Statement prepared in accordance with the Sample Net Working Capital Statement and (b) a good faith estimate of the amount of (i) Cash (the “Estimated Cash”) and (ii) Indebtedness (the “Estimated Indebtedness”), in each case as of the Effective Time.

Section 3.05 Proposed Statement.

(a) Within ninety (90) days after the Closing Date, Buyer shall provide to Seller a statement (the “Proposed Statement”), which will include (a) the Proposed Working Capital Statement and (b) the amount of (i) Cash (the “Proposed Cash”) and (ii) Indebtedness the (“Proposed Indebtedness”), in each case as of the Effective Time (which shall be calculated prior to the application of any payment made under Section 3.02).

(b) Seller shall have sixty (60) days (the “Review Period”) after Buyer’s delivery of the Proposed Statement to review the same. During the Review Period, Buyer and Parent shall (and shall cause their respective Affiliates and Representatives to) provide Seller and its Representatives with full access to Parent’s and Buyer’s work papers and all books and records of Parent and Buyer and their respective Affiliates (including, after the Closing, Company and Company Subsidiary) used in or pertaining to Buyer’s review of the Proposed Statement, and the work papers of Parent’s and Buyer’s accountants relating to the review of the Proposed Statement, and Parent and Buyer shall promptly, and in any event within such time frame as reasonably required by Seller, make available the individuals in their and their respective Affiliates’ or Representatives’ employ as well as Representatives of their independent accountants responsible for and knowledgeable about the information used in or pertaining to the preparation of the Proposed Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives. The Parties agree that the Review Period shall be extended on a day-for-day basis for any period in which either of Parent or Buyer does not provide the access and/or information required by the preceding sentence. Each of Parent and Buyer agree that, following the Closing through the date that the Final Statement becomes conclusive and binding upon the Parties in accordance with this Article III, they will not (and will cause their respective Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Proposed Statement is based or on which the Final Statement is to be based that are inconsistent with GAAP or that would impede or materially delay the determination of the amount of Final Working Capital, Final Cash or Final Indebtedness or the preparation of the Dispute Notice or the Final Statement in the manner and utilizing the methods required by this Agreement.

(c) If Seller disputes any item set forth in the Proposed Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Working Capital Statement, Proposed Cash or Proposed Indebtedness (such notice, the “Dispute Notice”). During the thirty (30)-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Statement as revised to incorporate such changes as have been agreed between Buyer and Seller shall be conclusive and binding upon all Parties as the

Final Statement. If Seller fails to notify Buyer of any disputes within the Review Period relating to the Proposed Working Capital Statement, Proposed Cash or Proposed Indebtedness, then the Proposed Working Capital Statement, Proposed Cash and Proposed Indebtedness shall be conclusive and binding upon all Parties as the Final Working Capital Statement, Final Cash and Final Indebtedness at the end of the Review Period.

(d) If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.05(d)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by PricewaterhouseCoopers LLP (“PwC”), or if PwC is unable or unwilling to serve in such capacity, Grant Thornton LLP (“Grant Thornton”) (and if both PwC and Grant Thornton are unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer) (each, as applicable, the “Independent Accounting Firm”).

(e) Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than thirty (30) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), Final Cash, Final Indebtedness and the Post-Closing Adjustment (if any), which report and calculations will be conclusive and binding upon all Parties absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 3.05(d) and Section 3.07 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.05(d), (x) Seller notifies Buyer in writing of its agreement with any items in the Proposed Statement or (y) Buyer notifies Seller in writing of its agreement with any items in the Estimated Statement, then in each case such items as so agreed will be conclusive and binding on all Parties immediately upon such notice.

(f) The fees and expenses of the Independent Accounting Firm shall be borne by the Party whose aggregate position with respect to Final Working Capital, Final Indebtedness and Final Cash is further from the aggregate position of the same amounts as determined by the Independent Accounting Firm pursuant to Section 3.5(e) or, if the aggregate position of each Party with respect to such amounts are equidistant from the aggregate position of the same amounts as determined by the Independent Accounting Firm pursuant to Section 3.5(e), then the fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties.

Section 3.06 Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, Seller shall repay an amount equal to the absolute value of the Post-Closing Adjustment to Buyer. Any payment due under this Section 3.06 shall be paid by wire transfer of immediately available funds to the Seller Account or the Buyer Account, as applicable, within ten (10) days after the date on which the Final Working Capital Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.05, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 13.18.

Section 3.07 Certain Calculation Principles. Each Net Working Capital Statement shall be (a) in a format substantially similar to the Sample Net Working Capital Statement; (b) prepared and determined from the books and records of Company and Company Subsidiary and in accordance with the Sample Net Working Capital

Statement, and (c) consistent with the provisions of this Agreement relating to the Parties’ respective rights and obligations for the payment or reimbursement of costs and expenses. Each of the Estimated Cash, Estimated Indebtedness, Proposed Cash, Proposed Indebtedness, Final Cash and Final Indebtedness shall be (i) estimated and determined from the books and records of Company and Company Subsidiary, and (ii) consistent with the provisions of Section 13.02.

Section 3.08 Seller’s Retention of Certain Assets of Company. The Parties agree that those assets and other items listed on Schedule 3.08, and all right, title and interest thereto shall remain the sole and exclusive property of Seller or its Affiliates and shall not be sold, transferred or conveyed to Buyer or Parent or any of their respective Affiliates pursuant to any Transaction Agreement or in connection with the Transactions.

Section 3.09 Withholding. Notwithstanding any other provision in this Agreement to the contrary but subject to the remainder of this Section 3.09, Parent or Buyer, as the case may be, shall be entitled to deduct and withhold from the Purchase Price otherwise deliverable to Seller pursuant to this Agreement, such amounts as Parent or Buyer, as the case may be, is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. If, in connection with the Closing, Seller provides to Buyer a certificate under Section 1445(b)(2) of the Code and the applicable Treasury Regulations thereunder in form and substance reasonably satisfactory to Buyer, then neither Parent nor Buyer shall be entitled to deduct and withhold pursuant to this Section 3.09 from any amounts payable to Seller unless (i) such withholding is the result of a change in Law following the date of this Agreement, (ii) Buyer provides Seller with written notice of its intent to make such withholding or deduction at least two (2) Business Days prior to payment of such amounts and (iii) Seller consents in writing to such withholding or deduction prior to such withholding or deduction being made, which consent shall not be unreasonably conditioned, delayed or withheld. To the extent that amounts are so withheld and timely and properly paid over to the proper Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 4.01 Incorporation and Qualification of Company and Company Subsidiary. Company and Company Subsidiary are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Company and Company Subsidiary each has the corporate power and authority to own, manage, lease and hold its Assets and to operate the Business as and where such Assets are presently located and such Business is now conducted. Neither the character of the Assets nor the nature of the Business requires Company or Company Subsidiary to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 4.01, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and Company Subsidiary are each qualified as a foreign corporation and is in good standing in each jurisdiction listed with respect to Company or Company Subsidiary, as applicable, in Schedule 4.01.

Section 4.02 Capital Structure of Company and Company Subsidiary.

(a) The authorized equity and capital stock of Company consists of (A) 150,000,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and constitute the Shares, and (B) 8,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. Seller owns all of the Shares beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer, Parent or their respective Affiliates, and no Equity Interests are held in Company’s treasury. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Company to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Company, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or other Equity Interests of Company.

(b) Company owns, free and clear of any and all Liens (except Liens under applicable securities Laws), all of the issued and outstanding equity and capital stock of Company Subsidiary, and Company does not own, directly or indirectly, any other outstanding securities or other Equity Interests in, any other Person.

(c) The authorized equity and capital stock of Company Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Company Subsidiary Common Stock”), of which 1,000 shares are issued and outstanding. Company owns all of the Company Subsidiary Common Stock beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer, Parent or their respective Affiliates, and no Equity Interests are held in Company Subsidiary’s treasury. All of the shares of Company Subsidiary Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company Subsidiary, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Company Subsidiary to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Company Subsidiary, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Subsidiary Common Stock or other Equity Interests of Company Subsidiary.

(d) Company Subsidiary does not own, directly or indirectly, any outstanding securities or other Equity Interests in, any other Person.

(e) A copy of Company’s and Company Subsidiary’s certificate of incorporation and bylaws, current as of the Agreement Date, have been provided to Buyer, and each such copy is true, accurate and complete and reflects all amendments made through the Agreement Date.

Section 4.03 Incorporation and Authority of Seller; Enforceability. Seller is a private limited company (privat aktiebolag) duly organized and validly existing under the Laws of the Kingdom of Sweden. Seller has the corporate power and authority to operate its business as now conducted. Seller has the requisite corporate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions). The execution, delivery and performance by Seller of the Seller Transaction Agreements have been duly and validly authorized by all requisite corporate action on the part of Seller and no other proceedings on the part of the Seller, Company or Company Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof, the other Seller Transaction Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction

Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.04 No Conflict. Provided that all Consents contemplated by Section 4.05 have been obtained or taken, except as set forth on Schedule 4.04, and except (a) as may result from any facts or circumstances relating to Parent, Buyer or their respective Affiliates or (b) in the case of clauses (ii) and (iii) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not reasonably be expected to have a Company Material Adverse Effect and would not materially impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements, the execution, delivery and performance by Seller of the Seller Transaction Agreements do not and will not:

(i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Seller, Company or Company Subsidiary;

(ii) conflict with or violate any Law or Order applicable to Seller, Company, Company Subsidiary or the Business; or

(iii) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the Shares or any Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Company or Company Subsidiary is a party or by which the Shares or the Assets are bound.

Section 4.05 Consents and Approvals. The execution, delivery and performance by Seller of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by or with respect to Seller, Company or Company Subsidiary, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Company Material Adverse Effect and would not impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements, in each case, in any material respect, and (c) as may be necessary as a result of any facts or circumstances relating to Buyer, Parent or their respective Affiliates. Since January 1, 2012, all actions of Company or Company Subsidiary that have required the approval of the respective board of directors or stockholder of Company or Company Subsidiary have been so approved or ratified as of the Agreement Date.

Section 4.06 Financial Information; Absence of Undisclosed Liabilities.

(a) Schedule 4.06(a) sets forth: (i) the audited (A) combined statements of operations and (B) combined statements of cash flows of Company for the fiscal years ended December 31, 2012, 2013 and 2014; (ii) the audited combined balance sheets of Company as of December 31, 2013 and 2014 (the financial statements referred to in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Audited Financial Statements”); (iii) the unaudited (A) combined balance sheet of Company as of June 30, 2015 (the “Balance Sheet”) and (B) combined statement of operations and statement of cash flows of Company for the six (6) month period ended June 30, 2015 (the financial statements referred to in the foregoing clause (iv) are collectively referred to herein as the “Unaudited Interim Financial Statements”, and collectively with the financial statements referred to in the foregoing clause (iii) and the Audited Financial Statements, the “Financial Statements”); and (v) any management letters relating to the Audited Financial Statements received by Company from the auditors. The Financial Statements have been prepared on a carve out basis in accordance with GAAP and in all material respects present fairly in accordance with GAAP the combined financial condition and the combined statements of operations and cash flows of Company as of their respective dates and for their respective periods, except (I) as may be stated in the notes thereto and (II) that the Unaudited Interim Financial Statements are subject to year-end adjustments and lack the footnote disclosure otherwise required by GAAP.

(b) Other than (i) as set forth in the Financial Statements, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 and (iv) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Seller, Company and Company Subsidiary do not have any Liabilities including, but not limited to, Liabilities for violation of Laws, Liabilities for overbilling Government Programs or third party payors for Services, breach of contract or tort, that are required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 4.07 Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements or in connection with the preparation for or the consummation of the Transactions, during the period from December 31, 2014 through the Agreement Date, (a) Company and Company Subsidiary each has conducted the Business, and CPS has conducted its business, in all material respects in the ordinary course of business consistent with past practice, (b) as of the Agreement Date, there has not been any Company Material Adverse Effect or any event that would materially impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements and (c) except as set forth on Schedule 4.07, neither Company nor Company Subsidiary has taken any of the actions specified in Sections 6.01(a)(i) – (xii) and CPS has not taken any of the actions specified in Sections 6.01(a)(i), (v), (vii), (x), (xi) and (xii).

Section 4.08 Absence of Litigation. As of the Agreement Date, no Actions are pending or, to the Knowledge of Seller, threatened against Company or Company Subsidiary that, if decided adversely, would reasonably be expected to have a Company Material Adverse Effect or would prevent or materially impair or delay the ability of Seller to consummate the Seller Transactions. Schedule 4.08 includes a true and correct listing of all Actions that were settled or adjudicated with respect to Company or Company Subsidiary since January 1, 2012.

Section 4.09 Compliance with Laws. Company and Company Subsidiary each is and, since January 1, 2012, has been in compliance with any and all Laws applicable to Company and Company Subsidiary, as applicable, except as would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Government Authority with respect to Company or Company Subsidiary is pending or, to the Knowledge of Seller, threatened, nor has any Government Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not reasonably be expected to have a Company Material Adverse Effect. None of the representations and warranties contained in this Section 4.09 shall be deemed to relate to permits and related matters (which are governed by Section 4.10), compliance with healthcare laws and related matters (which are governed by Section 4.11), ethical practices and related matters (which are governed by Section 4.12), intellectual property and related matters (which are governed by Section 4.13), environmental and related matters (which are governed by Section 4.14), employment, employee benefits and related matters (which are governed by Section 4.16), taxes and related matters (which are governed by Section 4.17) and the Real Properties and related matters (which are governed by Section 4.18).

Section 4.10 Permits.

(a) Each of Company, Company Subsidiary, CPS, each clinical laboratory owned, operated or managed by Company and Company Subsidiary and, as applicable, their respective employees, owns, holds or possesses all Permits, any license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Government Authority, any provider agreement, and/or any accreditation by a private accreditation organization, that are necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to own or lease, operate and use its Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Business Permits”). Schedule 4.10(a) sets forth a list of each Business Permit held as of the Agreement Date that is necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to own, lease, operate and use its Assets and to carry on and conduct the Business substantially as currently conducted as of the Agreement Date. Each of the

Business Permits is valid, subsisting and in full force and effect. Each of Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary and, as applicable, their respective employees, has fulfilled and performed its obligations in all material respects under each of the Business Permits. No written or, to the Knowledge of Seller, oral notice of cancellation, of default or of any material dispute concerning any Business Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Company, Company Subsidiary, CPS or a clinical laboratory owned, operated or managed by Company and Company Subsidiary or, as applicable, their respective employees. To the Knowledge of Seller, no notice of cancellation, of default or of any material dispute concerning any Business Permit is threatened.

(b) Each of Company, Company Subsidiary, and each clinical laboratory owned, operated or managed by Company and Company Subsidiary, has not contracted with any pathologists for the performance of activities related to the Seller Lab Testing Services or the Business other than through the contractual arrangements of Company Subsidiary with CPS. CPS and its officers, directors and employees, have obtained all required approvals, registrations and authorizations from, have made all appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance in all material respects with the requirements of, any Government Authorities necessary for operation of its present business activities relating to the Seller Lab Testing Services or the Business in compliance with all applicable Laws.

(c) Company, Company Subsidiary and CPS have not made any false statement in, or material omission from, the applications, approvals, reports or other submissions to any Government Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Government Authorities relating to the Seller Lab Testing Services or the Business.

(d) Company, Company Subsidiary and CPS are in compliance, in all material respects, with all applicable regulations and requirements of Government Authorities relating to the Seller Lab Testing Services, including any requirements for investigating customer complaints and inquiries.

(e) Schedule 4.10(e) sets forth a list of all authorizations, consents, approvals, franchises, licenses and Permits required by any Person (other than a Government Authority) that are necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to operate the Business as presently operated (for the purposes of this Section 4.10 only, the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary are in compliance in all material respects with the terms of the Other Person Authorizations. Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary have no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in Section 4.10 are the sole and exclusive representations and warranties made regarding Business Permits and related matters.

Section 4.11 Compliance with Healthcare Laws.

(a) Each of Company, Company Subsidiary and CPS is, and has been since September 30, 2009, in compliance in all material respects with all applicable Healthcare Laws.

(b) None of Company, Company Subsidiary, CPS or their respective officers, directors or managing employees or, to the Knowledge of Seller, their respective non-managing employees, contractors or agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in Company, Company Subsidiary or CPS (as those terms are defined in 42 C.F.R. § 1001.1001): (i) have engaged in any activities that are prohibited under, or would be cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the SSA, Section 3729 of Title 31 of the United States Code, or related state or local statutes, and including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback or bribe), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the SSA, or proceedings initiated to impose such a penalty; (iii) have been excluded from participation under any Federal Health Care Program under Section 1128 of the SSA or otherwise suspended or debarred from contracting with the federal government, or had proceedings initiated to impose such exclusion or debarment; or (iv) have been charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

(c) Except as set forth on Schedule 4.11(c), each of Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary, is not currently, nor has it been in the past: (A) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (B) filing (or planning to file) a disclosure pursuant to the Self-Referral Disclosure Protocol or OIG’s Self Disclosure Protocol; (C) to the Knowledge of Seller, under investigation by the Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), the Centers for Medicare & Medicaid Services (“CMS”), any state Attorney General, state Medicaid agency, or qui tam relator regarding the conduct of its business, including but not limited to any violation or alleged violation of any Healthcare Law (“Health Care Investigations”); (D) on “pre-payment review” by any Medicare administrative contractor or by CMS; (E) party to an arrangement or contract with a referral source for which compensation does not reflect fair market value for services actually rendered consistent with the respective obligations of Company, Company Subsidiary, CPS and, solely in connection with such arrangement or contract, the other party thereto under the Healthcare Laws; (F) a defendant in any qui tam or civil or criminal False Claims Act litigation; (G) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; (H) in receipt of a civil investigative demand or subpoena from the Department of Justice or any OIG written or, to the Knowledge of Seller, threatened inquiry, subpoena or demand; or (I) suspended or debarred from contracting with the federal government.

(d) All contracts and other consulting or financial arrangements and relationships entered into by Company or Company Subsidiary with customers, vendors, suppliers, employees and/or contractors comply in all material respects with the Stark Law (42 U.S.C. § 1395nn) and all applicable regulations promulgated thereunder. The foregoing representation and warranty shall similarly be true and correct as it relates to any prohibition under any similar applicable state “self-referral” laws.

(e) Each of Company and Company Subsidiary operates the Business in compliance in all material respects with all applicable Laws relating to medical records and medical information privacy, including regulations issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), addressing the privacy and security of certain health-related information that are promulgated at 45 C.F.R. Parts 160, 162 and 164 (the “HIPAA Regulations”) (collectively, the “Privacy Laws”). To the Knowledge of Seller, neither Company nor Company Subsidiary has received any written inquiries from the Office of Civil Rights of the U.S. Department of Health and Human Services, CMS, the Federal Trade Commission, any state Attorney General or any other Government Authority regarding Company’s or Company Subsidiary’s compliance with the Privacy Laws. To the Knowledge of Seller, each of Company and Company Subsidiary has complied with the terms of Business Associate Agreements (as defined in the HIPAA Regulations) where in effect in all material respects. To the Knowledge of Seller, there has been no unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA Regulations) by Company or Company Subsidiary.

(f) Each of Company, Company Subsidiary, CPS and as applicable each clinical laboratory owned, operated or managed by Company and Company Subsidiary, has the requisite provider agreement, provider number or other Governmental Permit to bill any Federal Health Care Program or non-governmental third party payor program from which Company or Company Subsidiary receives reimbursement for Seller Lab Testing Services (collectively, “Seller Payor Programs”). Each of Company, Company Subsidiary and CPS is in compliance in all material respects with applicable conditions of participation in Seller Payor Programs. Except as set forth on Schedule 4.11, Company’s, Company Subsidiary’s and CPS’ claims, billing, refunds, overpayments, adjustments and documentation practices, and to the Knowledge of Seller, those of Company’s, Company Subsidiary’s or CPS’ contractors or agents, are, and have been since September 30, 2009, in compliance in all material respects with applicable requirements of Seller Payor Programs. There is no investigation, audit, claim review, suit, inquiry, proceeding or other action pending, or to the Knowledge of Seller, threatened, which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Seller Payor Program provider number, result in Company’s, Company Subsidiary’s or CPS’ exclusion from any Seller Payor Program, or result in a recoupment or refund of payments made to Company, Company Subsidiary or CPS by any Seller Payor Program (other than routine refunds or denials of claims undertaken in the ordinary course of business).

(g) Each of Company and Company Subsidiary has in place a compliance program that adheres to the U.S. federal sentencing guidelines for an effective compliance program and includes the recommendations made in the OIG Compliance Program Guidance for Clinical Laboratories published at 63 Fed. Reg. 45076 (August 24, 1998) in all material respects.

(h) Company, Company Subsidiary and CPS have furnished to Buyer correct and complete copies, or if agreed to by Buyer in its sole discretion, summaries of, since January 1, 2011 all (1) material communications of Company, Company Subsidiary and CPS with any Government Authority with respect to Healthcare Laws and (2) written materials presented to any compliance oversight committee of the Company, Company Subsidiary and CPS and the corresponding minutes of any such meetings.

(i) To the extent that Company, Company Subsidiary, or CPS is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Laws.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in Sections 4.08 and 4.11 are the sole and exclusive representations and warranties made regarding compliance with Healthcare Laws, health care investigations, compliance with Privacy Laws, reimbursement compliance and other related matters.

Section 4.12 Ethical Practices.

(a) Since January 1, 2012, neither Company, Company Subsidiary nor, to the Knowledge of Seller, any director, manager, officer, agent, consultant, distributor, employee or any other person acting for, or on behalf of, Company or Company Subsidiary has, directly or indirectly: (i) violated or is in violation in any material respect of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other Laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”) in any jurisdiction; (ii) made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any Government Authority or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Improper Payment Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a Government Authority or instrumentality thereof to affect or influence any act or decision of such Government Authority or instrumentality (“Prohibited Payments”); (iii) to the Knowledge of Seller, been subject to any investigation by any Government Authority with regard to any actual or alleged Prohibited Payment (“Prohibited Payment Investigations”); (iv) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); (v) made any false or fictitious entries in any books or records of Company or Company Subsidiary relating to any Prohibited Payment or Prohibited Fund; (vi) received any unlawful discounts or rebates in violation of any Laws relating to antitrust or competition; or (vii) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(b) Company and Company Subsidiary have established reasonable internal controls and procedures intended to ensure compliance with Improper Payment Laws.

(c) Since January 1, 2012, the operations of Company and Company Subsidiary are and have been conducted in compliance in all material respects with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to Company and Company Subsidiary (collectively, “Money Laundering Laws”), and no Action involving Company or Company Subsidiary with respect to Money Laundering Laws is pending and, to the Knowledge of Seller, no such Actions are threatened.

(d) Neither Company, Company Subsidiary nor, to the Knowledge of Seller, any of their respective directors, managers, officers, agents, distributors, employees or nor, to the Knowledge of Seller, any other persons acting on behalf of any of the foregoing: (i) is, or is owned or Controlled by, a Prohibited Person; (ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Government Authority (or any sub-division thereof), or any person, entity or project, targeted by, or located in any country that is the subject of, any of the sanctions administered by OFAC or any other equivalent sanctions or measures imposed by the European Union, the United Nations, the United States or any other relevant Government Authority (collectively, “Sanctions”); (iii) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, Government Authority, entity or project; or (iv) is or ever has been in violation of or subject to an investigation relating to Sanctions.

(e) Since January 1, 2012, to the Knowledge of Seller, neither Company nor Company Subsidiary is a party to any contract or bid with, and has not conducted business directly or indirectly with, any Prohibited Persons.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.12 are the sole and exclusive representations and warranties made regarding ethical practices, Improper Payment Laws, Money Laundering Laws, Sanctions, Prohibited Persons and other related matters.

Section 4.13 Intellectual Property.

(a) Except as set forth on Schedule 4.13(a), the Assets, the Company Intellectual Property, the Company Technology, the rights to be granted pursuant to the MultiOmyx License Agreement, the Trademark License Agreement and the rights of Buyer pursuant to Section 7.02, and the rights of Buyer pursuant to the other Transaction Agreements constitute all material Intellectual Property owned by Seller and its Affiliates (including, for clarity, Company and Company Subsidiary) necessary to the operation of the Business in all material respects as it is conducted on the Agreement Date, assuming receipt of all relevant Consents relating to the matters set forth or contemplated by Section 4.05.

(b) To the Knowledge of Seller, the operation of the Business by Company and Company Subsidiary as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Schedule 4.13(c), neither Company nor Company Subsidiary has received any written claim or notice from any Person during the one (1)-year period ending on the Agreement Date alleging that the operation of the Business by Company or Company Subsidiary infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.13(c), as of the Agreement Date, there are no infringement Actions pending or, to the Knowledge of Seller, threatened in writing against Company or Company Subsidiary alleging that the operation of the Business by Company or Company Subsidiary infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Schedule 4.13(d), to the Knowledge of Seller, as of the Agreement Date no Person is engaging in any activity that infringes in any material respect upon the Company Intellectual Property or the Company Technology, except for any such infringements that do not materially impair the ability of Company or Company Subsidiary to operate the Business as conducted on the Agreement Date or that would not reasonably be expected to have a Company Material Adverse Effect.

(e) Schedule 4.13(e) sets forth a true and complete list of:

(i) all Company Registered IP, including applications therefor, as of the Agreement Date;

(ii) all material licenses, sublicenses, reseller, distribution, and other agreements or arrangements in accordance with which any other Person is given the exclusive right by Company or Company Subsidiary to have access to, resell, distribute, or use Company or Company Subsidiary owned Intellectual Property or an exclusive right to exercise any other right with regard thereto; and

(iii) all material licenses and other agreements under which Company or Company Subsidiary has been granted a license or any other right to any Company Licensed Intellectual Property (other than license agreements for commercially available third party Intellectual Property, Technology, or Software that is otherwise commercially available) where such Company or Company licensed Intellectual Property, Technology, or Software is embedded in Company’s or Company Subsidiary’s products (“Company In-Licenses”).

(f) Schedule 4.13(f) sets forth a true and complete list of all software developed by Company or Company Subsidiary that, as of the Agreement Date, is (i) included among the Company Technology, (ii) embedded in a product of the Business and (iii) material to the Business. Company and Company Subsidiary each maintains reasonable and appropriate security and data privacy procedures intended to safeguard the source code of such software from public disclosure.

(g) Company and Company Subsidiary, as applicable, owns free and clear of Liens and/or other encumbrances all Company Intellectual Property.

(h) To the Knowledge of Seller, neither Company nor Company Subsidiary is in material violation of any Company In-License.

(i) Neither Company nor Company Subsidiary has received during the one (1)-year period ending on the Agreement Date written notice of any claims, challenging the validity, effectiveness or ownership by Company or Company Subsidiary, as applicable, of any Company Intellectual Property.

(j) Company and Company Subsidiary have each secured from all current and former employees, consultants, and contractors of Company or Company Subsidiary, as applicable, who have created any material portion of, or otherwise have any rights in or to, any material Company Intellectual Property or product, Company Technology, or Service, assignments or licenses to Company or Company Subsidiary of any such employees’, consultants’ and contractors’ contribution or rights therein.

(k) To the Knowledge of Seller, all employees and third parties with whom Company or Company Subsidiary have shared the source code to any Software owned by Company is obligated to treat as confidential such source code.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.13 are the sole and exclusive representations and warranties made regarding Intellectual Property, Technology and Software, including the Company Intellectual Property and the Company Technology.

Section 4.14 Environmental Matters.

(a) Except as disclosed on Schedule 4.14(a):

(i) there are no Actions pending or, to the Knowledge of Seller, threatened in writing, against Company or Company Subsidiary with respect to the Business or, to the Knowledge of Seller, the Real Assets, alleging that Company or Company Subsidiary is violating, or asserting Liability of Company or Company Subsidiary under, Environmental Law; and

(ii) Company and Company Subsidiary each is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Environmental Permits required by applicable Environmental Laws. Company and Company Subsidiary each is currently in compliance, in all material respects, with all state and federal regulations with respect to the disposal of medical waste and Hazardous Materials, including but not limited to xylene, in the laboratory.

(b) There are no claims, Liabilities causes of action, investigations, litigation, administrative proceedings, pending or, to the Knowledge of Seller, threatened against Company or Company Subsidiary, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) issued against Company or Company Subsidiary and relating to any Real Properties currently or formerly owned, leased or otherwise used by Company or Company Subsidiary. Neither Company nor Company Subsidiary has assumed any Liability of any Person for cleanup in connection with any Environmental Claim.

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.14 are the sole and exclusive representations and warranties made regarding environmental, health or safety matters, Environmental Laws, Environmental Claims, Environmental Permits or Hazardous Materials.

Section 4.15 Contracts; Customers; Suppliers.

(a) Except as set forth in Schedule 4.15(a) hereto, as of the Agreement Date neither Company nor Company Subsidiary is bound by or a party to any written contracts of the following type:

(i) any contract under which performance by Company or Company Subsidiary is likely to involve payment or receipt by Company or Company Subsidiary of consideration in excess of $200,000 per annum;

(ii) any contract with providers of medical services (including, but not limited to, any contracted pathologists or other medical professionals), who provide services to Company, Company Subsidiary or CPS, other than any contract with a managed care organization or insurance payor;

(iii) any contract for future capital expenditures by Company or Company Subsidiary in excess of $500,000;

(iv) any contract relating to (A) the borrowing of money, (B) the guarantee of any payment obligation, (C) the deferred payment of the purchase price of any Assets or (D) any bonding or surety agreement or arrangement, in each case, having an outstanding principal amount or involving the expenditure by Company or Company Subsidiary, as applicable, in excess of $500,000;

(v) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance contract;

(vi) any contract for the sale of any Assets outside the ordinary course of business that in the aggregate have a value greater than $500,000;

(vii) any contract that limits in any material respect Company’s or Company Subsidiary’s freedom to compete freely in any line of business, with any Person or in any geographic area; or

(viii) any contract with an Affiliate of Company relating to the provision of funds, real property, goods or services by or to Company, in each case that will survive the Closing.

The contracts set forth in Schedule 4.15(a) are collectively referred to herein as the “Material Contracts”.

(b) Schedule 4.15(b) sets forth the Material Contracts pursuant to which Company or Company Subsidiary is required to provide written notice to, or obtain a consent from, the other party thereto as a result of the consummation of the Transactions. Each Material Contract is legal, valid, binding and in full force and effect with respect to Company, Company Subsidiary and, to the Knowledge of Seller, each other party to such Material Contract, is enforceable against Company, Company Subsidiary, and, to the Knowledge of Seller, each other party to such Material Contract in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception, and neither Company nor Company Subsidiary has been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Material Contract. None of Company, Company Subsidiary or, to the Knowledge of Seller, any other party to a Material Contract is in default under or breach of a Material Contract that could reasonably be expected to have a Company Material Adverse Effect. Company and Company Subsidiary have made available to Buyer true and complete copies of each Material Contract.

(c) Schedule 4.15(c) lists, as of the Agreement Date, each Material Customer. Except as set forth on Schedule 4.15(c), no Material Customer has canceled, terminated or made any written threat to Company or Company Subsidiary during the twelve (12) month period before the Agreement Date to (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

(d) Schedule 4.15(d) lists, as of the Agreement Date, each Material Supplier. Except as otherwise set forth in Schedule 4.15(d) hereto, no Material Supplier has canceled, terminated or made any written threat to Company or Company Subsidiary to during the twelve (12) month period before the Agreement Date, (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

(e) Schedule 4.15(e) lists, as of the Agreement Date, the ten (10) largest managed care providers and insurance companies of the Business (measured by the aggregate amount of reimbursements for services paid to Company and Company Subsidiary for the fiscal year ended December 31, 2014). Except as otherwise set forth in Schedule 4.15(e) hereto, no such party has canceled, terminated or made any written threat to Company or Company Subsidiary during the twelve (12) month period before the Agreement Date to (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

Section 4.16 Employment and Employee Benefits Matters.

(a) As of the Agreement Date, Seller has provided to Buyer a true and accurate list of the employees of Company and Company Subsidiary who are employed primarily in connection with the Business (collectively, the “Business Employees”), in each case, identifying names, job title, job location, hourly wage rate or salary (including, where applicable, current commission or bonus eligibility), date of hire and employer.

(b) Except as set forth on Schedule 4.16(b), as of the Agreement Date neither Company nor Company Subsidiary is a party to any employment contract or retention, severance or similar agreement with any Business Employee.

(c) Neither Company nor Company Subsidiary is a party to any labor, trade union or collective bargaining agreements, memoranda of understanding or other labor agreements or contracts with any union, labor organization, works council or other employee representative group. As of the Agreement Date, there are no pending or, to the Knowledge of Seller, threatened union organizing drives, material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Company or Company Subsidiary.

(d) Schedule 4.16(d) lists, as of the Agreement Date, each Employee Plan, separately identifying those that are Business Plans. Other than the Business Plans, no Employee Plans are sponsored by Company or Company Subsidiary. True, correct and complete copies of (or, if unwritten, accurate descriptions of) all Business Plans have also been furnished to Buyer.

(e) As of the Agreement Date, except as set forth on Schedule 4.16(e), or except to the extent such Action, examination or audit would not reasonably be expected to result in a material Liability to Buyer or its Affiliates: (i) no Action is pending or, to the Knowledge of Seller, threatened in writing relating to an Employee Plan; and (ii) to the Knowledge of Seller, no Employee Plan has during the three-year period before the Agreement Date been the subject of an examination or audit by a Government Authority.

(f) Except as otherwise set forth in Schedule 4.16(f),

(i) Neither Buyer nor its ERISA Affiliates (including, after the Closing, Company and Company Subsidiary), will by reason of the Transactions have any Liability after the Closing arising from or under (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA that is or has been maintained, administered or contributed to by Seller or any ERISA Affiliate of Company or Company Subsidiary, or (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) subject to ERISA with respect to which Seller or any ERISA Affiliate of Company or Company Subsidiary contributed or was required to contribute. “ERISA Affiliate” of an entity means any trade or business, whether or not incorporated, that together with such entity would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code;

(ii) During the three-year period before the Agreement Date, each Business Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including, without limitation, if applicable, ERISA and the Code;

(iii) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS regarding such qualified status, and to the Knowledge of Seller there are no circumstances that will result in the revocation of any such determination letter;

(iv) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, (A) any Employee Plan (other than a Business Plan)

that could reasonably be expected to be a material Liability of Buyer or its Affiliates after the Closing or (B) any of the Business Plans;

(v) During the three-year period before the Agreement Date, Company and Company Subsidiary each has complied in all material respects with (A) the health care continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the requirements of the Family Medical Leave Act of 1993, as amended, and (C) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to Company’s and Company Subsidiary’s employees;

(vi) During the three-year period before the Agreement Date, none of the Employee Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject either Company or Company Subsidiary to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(vii) No Business Plan provides medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents;

(viii) Except as set forth in Schedule 4.16(f)(viii), neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions contemplated hereby will: (A) entitle any current or former employee of Company or Company Subsidiary to severance pay, a change in control payment, unemployment compensation or any other compensatory payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code, that in any case of (A), (B) or (C) would be a Liability of Company, Company Subsidiary or Buyer.

(g) Labor.

(i) Company and Company Subsidiary each (i) complies in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, hiring, termination of employment, affirmative action, occupational safety and health, wages and hours, in each case with respect to its employees; (ii) has withheld and reported in all material respects all amounts required by Laws or by contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) has no leased employees.

(ii) As of the Agreement Date, each of Company and Company Subsidiary is, and during the three-year period before the Agreement Date each of Company and Company Subsidiary has been, in compliance in all material respects with all applicable Laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. As of the Agreement Date, neither Company nor Company Subsidiary has been notified in writing of any pending or, to the Knowledge of Seller, threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning Company or Company Subsidiary.

(iii) During the three-year period before the Agreement Date, there have not been any, (i) strikes, work stoppages, lockouts or other material labor disputes between Company or Company Subsidiary and their respective employees, (ii) labor union grievances or, to the Knowledge of Seller, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Seller, threatened.

(iv) To Company’s and Company Subsidiary’s knowledge, no Business Employees are, or have been during the three-year period before the Agreement Date, in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or Company Subsidiary because of the nature of the business conducted by Company or Company Subsidiary or work performed by the employee or to the use of trade secrets or proprietary information of others.

(h) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.16 are the sole and exclusive representations and warranties made regarding employees, Employee Plans, Business Plans or other employment or employee benefits matters.

Section 4.17 Taxes.

(a) All material Tax Returns that are required to be filed by Company and Company Subsidiary have been timely filed (taking into account requests for extensions to file such Tax Returns), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes owed by Company and Company Subsidiary, whether or not shown as due on such Tax Returns, have been timely paid in full, except for Taxes being contested in good faith by appropriate proceedings and for which adequate provision therefor in accordance with GAAP has been made in the Financial Statements or the books and records of the Business.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against Company or Company Subsidiary that are still pending. There are no pending Tax audits, examinations or administrative or judicial proceedings with respect to any Tax liability of Company or Company Subsidiary. Neither Company nor Company Subsidiary has received from any Taxing Authority (including jurisdictions where neither Company nor Company Subsidiary has filed Tax Returns) any written notice indicating an intent to open an unresolved Tax audit or other review with respect to Taxes owed by Company or Company Subsidiary. There are no liens for Taxes upon the assets of either Company or Company Subsidiary, except for liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books and records of Company and Company Subsidiary, in each case in accordance with GAAP.

(c) No extensions of the period for assessment of any Taxes are in effect with respect to Company or Company Subsidiary other than as the result of extending the due date of a Tax Return. Neither Company nor Company Subsidiary has executed any power of attorney with respect to any Tax owed by Company or Company Subsidiary, other than powers of attorney that are no longer in force or that will terminate on or before the Closing Date. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Tax matter affecting Company or Company Subsidiary that affect post-Closing Tax periods. Neither Company nor Company Subsidiary is presently contesting any Tax of Company or Company Subsidiary before any Government Authority.

(d) No material Tax Return filed by Company or Company Subsidiary is under current examination by any Taxing Authority. No unresolved written claim has been made within the last three (3) years by any Government Authority in a jurisdiction where a Tax Return is not filed by Company or Company Subsidiary that any such Tax Return is required to be filed or that Company, Company Subsidiary or any item or asset of either is or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes on the Assets other than Liens for Taxes not yet due and payable or Taxes being contested in good faith.

(f) All material Taxes required to be withheld, collected or deposited by Company and Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required have been paid to the proper Taxing Authority.

(g) Excluding agreements the principal subject matter of which is not Taxes, neither Company nor Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity agreement, or similar agreement, in each case, that will not terminate on or before the Closing Date.

(h) Neither Company nor Company Subsidiary has entered into any “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Company nor Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made by Company or Company Subsidiary prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed by Company or Company Subsidiary prior to the Closing; (iii) election under Section 108(i) of the Code made by Company or Company Subsidiary prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date that does not result in the receipt of cash by Company or Company Subsidiary in Tax periods (or portions thereof) beginning after the Closing Date; (v) prepaid amount that is not reflected in Final Net Working Capital received by Company or Company Subsidiary on or prior to the Closing Date; or (vi) use of an improper method of accounting for any Tax Period (and the portion of any Straddle Period) ending on or before the Closing Date by Company or Company Subsidiary with respect to items of income or deductions originally reflected by Company or Company Subsidiary in Tax Returns for Tax periods ending on or before the Closing Date.

(j) Neither Company nor Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past two (2) years.

(k) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.17 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 4.18 Real Property.

(a) Schedule 4.18(a) sets forth a list, as of the Agreement Date, of the Owned Real Property and Leased Real Property. Company and Company Subsidiary each has good and valid title to all Owned Real Property as of the Agreement Date and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth on Schedule 4.18(a), in each case free and clear of all Liens, except for Permitted Liens and except for:

(i) Liens that secure Debt that are reflected on the Balance Sheet;

(ii) zoning, building and other generally applicable land use restrictions and applicable Law; and

(iii) Liens that have been placed by a third party on the fee title of real property constituting Leased Real Property or real property over which Company or Company Subsidiary have easement rights, and subordination or similar agreements relating thereto.

(b) Except as set forth in Schedule 4.18(b), all leases and subleases for the Leased Real Property under which Company or Company Subsidiary is a lessee or sublessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity

Exception, and no written notices of material default under any such lease or sublease have been sent or received by Company, Company Subsidiary or their respective Affiliates during the period from January 1, 2012 through the Agreement Date.

(c) None of Company, Company Subsidiary or their respective Affiliates has received any written notice from any Government Authority asserting any violation or alleged violation of applicable Laws with respect to any Real Properties that remains uncured as of the Agreement Date and that would reasonably be expected to have a Company Material Adverse Effect.

(d) None of Company, Company Subsidiary nor any of its Affiliates has received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of such buildings or premises or any access thereto, and to the Knowledge of Seller no such proceedings are contemplated or (y) any special assessment or pending improvement liens to be made by any Government Authority which could materially and adversely affect any of such buildings or premises.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.18 are the sole and exclusive representations and warranties made regarding the Owned Real Property and Leased Real Property or any other Real Property matters.

Section 4.19 Management Continuity. Except as set forth in Schedule 4.19, to the Knowledge of Seller, as of the Agreement Date none of the officers of Company or Company Subsidiary, or pathologists providing services to Company, Company Subsidiary or CPS, have notified Company or Company Subsidiary in writing of any current intention, plan or desire to terminate their respective employment or professional service agreements with Company, Company Subsidiary or CPS, or to cease performing each of their respective duties as employees of Company, Company Subsidiary or CPS or providing services to Company, Company Subsidiary or CPS.

Section 4.20 Title; Equipment and Other Tangible Property. Company and Company Subsidiary have legal and beneficial ownership of their Assets, as applicable, free and clear of any and all Liens, except Permitted Liens. Company’s and Company Subsidiary’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in its Assets (the “Tangible Company Properties”) are generally suitable for the purposes for which they are intended and in good operating condition and repair, in each case in all material respects, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Company’s and Company Subsidiary’s prior practices.

Section 4.21 Banks. Schedule 4.21 attached hereto sets forth, with respect only to accounts that will survive the Closing and that are exclusive to Company or Company Subsidiary, (a) the name of each bank, trust company or other financial institution and stock or other broker with which Company or Company Subsidiary has an account, credit line or safe deposit box or vault; (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; and (c) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Company or Company Subsidiary with respect to the accounts, credit lines, safe deposit boxes and vaults. Except as otherwise set forth in Schedule 4.21 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.

Section 4.22 Insurance. Schedule 4.22(a) sets forth a complete and correct list as of the Agreement Date of all Available Insurance Policies presently in effect that relate to Company, Company Subsidiary or any of the Assets, all of which have been in full force and effect from the date(s) set forth in Schedule 4.22(a). Schedule 4.22(b) sets forth a complete list of Transferable Insurance Policies acquired directly in respect of Company and Company Subsidiary. As of the Agreement Date, no insurance carrier has informed Company or Company Subsidiary in writing of its intention to cancel any such Available Insurance Policies. Since January 1, 2012, all notices of claims required to have been given by Company or Company Subsidiary to any insurance carrier with respect to the Available Insurance Policies have been timely and duly given, and no insurance carrier has asserted in writing that any claim is not covered by the applicable policy relating to such claim.

Section 4.23 Brokers. Except for fees and expenses of Leerink Partners LLC (the “Seller Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller, Company, Company Subsidiary or any of their respective Affiliates in connection with any Transaction.

Section 4.24 Services. Except as set forth on Schedule 4.24, without limiting the generality of the foregoing, since January 1, 2012, neither Company nor Company Subsidiary has received any written notice as of the Agreement Date with respect to claims existing or, to the Knowledge of Seller, threatened under or pursuant to any material warranty, whether express or implied, on any service offered or sold by Company, Company Subsidiary or CPS, in each case, pursuant to any Material Contract (such services, collectively, “Services”).

Section 4.25 Accounts Receivable. The accounts receivable reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of the Business and Company and Company Subsidiary have each fully rendered the Services in connection therewith. No such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the Balance Sheet, no defense or set-off to any such account has been asserted in writing by the account obligor as of June 30, 2015.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Parent hereby represents and warrants to Seller that:

Section 5.01 Incorporation and Authority of Parent and Buyer. Parent and Buyer are each a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Parent and Buyer each has the requisite corporate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions) or the Parent Transaction Agreements (including consummation of the Parent Transactions), as applicable. The execution, delivery and performance by Parent of the Parent Transaction Agreements and by Buyer of the Buyer Transaction Agreements have been duly and validly authorized by all requisite corporate action on the part of Parent and no other proceedings on the part of Parent or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof, the other Parent Transaction Agreements and Buyer Transaction Agreements will be, duly executed and delivered by Parent and Buyer, as applicable, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Parent Transaction Agreements and Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02 Qualification of Parent and Buyer. Parent and Buyer each has the corporate or other appropriate power and authority to own, manage, lease and hold its assets and to operate its business as and where such assets are presently located and such business is now conducted. Neither the character of either Parent’s or Buyer’s assets nor the nature of either of their business requires Parent or Buyer to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 5.02, except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Parent and Buyer are each qualified as a foreign corporation and is in good standing in each jurisdiction listed with respect to Parent or Buyer, as applicable, in Schedule 5.02.

Section 5.03 No Conflict. Provided that all Consents contemplated by Section 5.04 have been obtained or taken, except as set forth on Schedule 5.03, and except (a) as may result from any facts or circumstances relating to Seller, Company, Company Subsidiary or their respective Affiliates or (b) in the case of clauses (ii) and (iii) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not reasonably be expected to have a Buyer Material Adverse Effect and would not materially impair or delay the ability of Buyer or Parent to consummate the Parent Transactions or Buyer Transactions, as applicable, or otherwise perform their respective obligations under the Parent Transaction Agreements or the Buyer Transaction Agreements, the execution, delivery and performance by Parent of the Parent Transaction Agreements and Buyer of the Buyer Transaction Agreements do not and will not:

(i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Parent or Buyer;

(ii) conflict with or violate any Law or Order applicable to Parent or Buyer; or

(iii) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the assets or properties if Parent or Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Parent or Buyer is a party or by which any of such assets or properties is bound.

Section 5.04 Consents and Approvals. The execution, delivery and performance by Parent of the Parent Transaction Agreements and Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by or with respect to Parent or Buyer, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Buyer Material Adverse Effect and would not impair or delay the ability of Parent to consummate the Parent Transactions or Buyer to consummate the Buyer Transactions or otherwise perform its respective obligations under the applicable Transaction Agreements, in each case, in any material respect, and (c) as may be necessary as a result of any facts or circumstances relating to Seller, Company or their respective Affiliates.

Section 5.05 Stock Issuance. At the Closing, the Stock Consideration will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens and free of all transfer restrictions other than those restrictions under applicable federal and state securities laws and as set forth in the Transaction Agreements. Upon conversion of the Parent Preferred Stock, the Conversion Shares will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens and free of all transfer restrictions other than those restrictions under applicable federal and state securities laws and as set forth in the Transaction Agreements. The Stock Consideration and the Conversion Shares will be issued in compliance with all Applicable Laws, including but not limited to the Securities Act and the NASDAQ Rules. As of the Closing, the Certificate of Designation has been duly and validly filed with the applicable Government Authority and is in full force and effect. As of the Closing, the Parent Preferred Stock is senior in priority with respect to dividends and liquidation proceeds to all other authorized classes of capital stock of Parent. At the Closing, Parent will not have outstanding any shares of preferred stock other than the Parent Preferred Stock.

Section 5.06 Compliance with Laws. Parent and Buyer each is and, since January 1, 2012, has been in compliance with any and all Laws applicable to Parent and Buyer, as applicable, except as would not reasonably be expected to have a Buyer Material Adverse Effect. No investigation or review by any Government Authority with respect to Parent or Buyer is pending or, to the Knowledge of Parent, threatened, nor has any Government Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not reasonably be expected to have a Buyer Material Adverse Effect. None of the representations and warranties contained in this Section 5.06 shall be deemed to relate to permits and related matters (which are governed by Section 5.07), compliance with healthcare laws and related matters (which are governed by Section 5.08), ethical practices and related matters (which are governed by Section 5.09), intellectual property and related matters (which are governed by Section 5.21), environmental and related matters (which are governed by Section 5.22), employment, employee benefits and related matters (which are governed by Section 5.23), taxes and related matters (which are governed by Section 5.24) and the Real Properties and related matters (which are governed by Section 5.25).

Section 5.07 Permits.

(a) Each of Parent and Buyer, each clinical laboratory owned, operated or managed by Parent and Buyer and, as applicable, their respective employees, owns, holds or possesses all Permits, any license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Government Authority, any provider agreement, and/or any accreditation by a private accreditation organization that are necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer, to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (collectively, the “Parent Permits”). Schedule 5.07(a) sets forth a list of each Parent Permit held as of the Agreement Date that is necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer to own, lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted as of the Agreement Date. Each of the Parent Permits is valid, subsisting and in full force and effect. Each of Parent and Buyer, each clinical laboratory owned, operated or managed by Parent and Buyer and, as applicable, their respective employees has fulfilled and performed its obligations in all material respects under each of the Parent Permits. No written or, to the Knowledge of Parent, oral notice of cancellation, of default or of any material dispute concerning any Parent Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Parent, Buyer, or a clinical laboratory owned, operated or managed by Parent and Buyer or, as applicable, their respective employees. To the Knowledge of Parent, no notice of cancellation, of default or of any material dispute concerning any Parent Permit is threatened.

(b) Parent and Buyer and their respective officers, directors and employees, have obtained all required approvals, registrations and authorizations from, have made all appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance in all material respects with the requirements of, any Government Authorities necessary for operation of its present business activities relating to the Buyer Lab Testing Services or its business in compliance with all applicable Laws.

(c) Parent and Buyer have not made any false statement in, or material omission from, the applications, approvals, reports or other submissions to any Government Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Government Authorities relating to the Buyer Lab Testing Services or its business.

(d) Parent and Buyer are in compliance, in all material respects, with all applicable regulations and requirements of Government Authorities relating to the Buyer Lab Testing Services, including any requirements for investigating customer complaints and inquiries.

(e) Schedule 5.07(e) sets forth a list of all authorizations, consents, approvals, franchises, licenses and Permits required by any Person (other than a Government Authority) that are necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent or Buyer to operated its business as presently operated (for the purposes of this Section 5.07 only, the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer are in compliance in all material respects with the terms of the Other Person Authorizations. Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer have no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in Section 5.07 are the sole and exclusive representations and warranties made regarding Parent Permits and related matters.

Section 5.08 Compliance with Healthcare Laws.

(a) Each of Parent and Buyer is, and has been since September 30, 2009, in compliance in all material respects with all applicable Healthcare Laws.

(b) None of Parent or Buyer, or their respective officers, directors or managing employees or, to the Knowledge of Parent, their respective non-managing employees, contractors or agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in Parent or Buyer (as those terms are defined in 42 C.F.R. § 1001.1001): (i) have engaged in any activities that are prohibited under, or would be cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the SSA, Section 3729 of Title 31 of the United States Code, or related state or local statutes, and including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback or bribe), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the SSA, proceedings initiated to impose such a penalty; (iii) have been excluded from participation under any Federal Health Care Program under Section 1128 of the SSA or otherwise suspended or debarred from contracting with the federal government, or had proceedings initiated to impose such exclusion or debarment; or (iv) have been charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

(c) Except as set forth on Schedule 5.08(c), each of Parent and Buyer, and each clinical laboratory owned, operated or managed by Parent and Buyer, is not currently, nor has it been in the past: (A) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (B) filing (or planning to file) a disclosure pursuant to the Self-Referral Disclosure Protocol or OIG’s Self Disclosure Protocol; (C) to the Knowledge of Parent, under any Health Care Investigations; (D) on “pre-payment review” by any Medicare administrative contractor or by CMS; (E) party to an arrangement or contract with a referral source for which compensation does not reflect fair market value for services actually rendered consistent with the respective obligations of Parent, Buyer and, solely in connection with such arrangement or contract, the other party thereto under the Healthcare Laws; (F) a defendant in any qui tam or civil or criminal False Claims Act litigation; (G) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; (H) in receipt of a civil investigative demand or subpoena from the Department of Justice of any OIG written or, to the Knowledge of Parent, threatened inquiry, subpoena or demand; or (I) suspended or debarred from contracting with the federal government.

(d) All contracts and other consulting or financial arrangements and relationships entered into by Parent or Buyer with customers, vendors, suppliers, employees and/or contractors comply in all material respects with the Stark Law (42 U.S.C. § 1395nn), and all applicable regulations promulgated thereunder. The foregoing representation and warranty shall similarly be true and correct as it relates to any prohibition under any similar applicable state “self-referral” laws.

(e) Each of Parent and Buyer operates its business in compliance in all material respects with all applicable Laws relating to medical records and medical information privacy, including all Privacy Laws. To the

Knowledge of Parent, neither Parent nor Buyer has received any written inquiries from the Office of Civil Rights of the U.S. Department of Health and Human Services, CMS, the Federal Trade Commission, any state Attorney General or any other Government Authority regarding Parent’s or Buyer’s compliance with the Privacy Laws. To the Knowledge of Parent, each of Parent and Buyer has complied with the terms of Business Associate Agreements (as defined in the HIPAA Regulations) where in effect in all material respects. To the Knowledge of Parent, there has been no unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA Regulations) by Parent or Buyer.

(f) Each of Parent and Buyer, and as applicable each clinical laboratory owned, operated or managed by Parent and Buyer, has the requisite provider agreement, provider number or other Parent Permit to bill any Federal Health Care Program or non-governmental third party payor program from which Parent or Buyer receives reimbursement for Buyer Lab Testing Services (collectively, “Buyer Payor Programs”). Each of Parent and Buyer is in compliance in all material respects with applicable conditions of participation in Buyer Payor Programs. Parent’s and Buyer’s claims, billing, refunds, overpayments, adjustments and documentation practices, and to the Knowledge of Parent, those of Parent’s and Buyer’s contractors or agents, are, and have been since September 30, 2009, in compliance in all material respects with applicable requirements of Buyer Payor Programs. There is no investigation, audit, claim review, suit, inquiry, proceeding or other action pending, or to the Knowledge of Parent, threatened, which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Buyer Payor Program provider number, result in Parent’s and Buyer’s exclusion from any Buyer Payor Program, or result in a recoupment or refund of payments made to Parent or Buyer by any Buyer Payor Program (other than routine refunds or denials of claims undertaken in the ordinary course of business).

(g) Each of Parent and Buyer has in place a compliance program that adheres to the U.S. federal sentencing guidelines for an effective compliance program and includes the recommendations made in the OIG Compliance Program Guidance for Clinical Laboratories published at 63 Fed. Reg. 45076 (August 24, 1998) in all material respects.

(h) Parent and Buyer have furnished to Seller correct and complete copies, or if agreed to by Seller in its sole discretion, summaries of, since January 1, 2011 all (1) material communications of Parent and Buyer with any Government Authority with respect to Healthcare Laws and (2) written materials presented to any compliance oversight committee of Parent or Buyer and the corresponding minutes of any such meetings.

(i) To the extent that Parent or Buyer is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with the applicable Healthcare Laws.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in Sections 5.08 and 5.20 are the sole and exclusive representations and warranties made regarding compliance with Healthcare Laws, health care investigations, compliance with Privacy Laws, reimbursement compliance and other related matters.

Section 5.09 Ethical Practices.

(a) Since January 1, 2012, neither Parent, Buyer nor, to the Knowledge of Parent, any director, manager, officer, agent, consultant, distributor, employee or any other person acting for, or on behalf of, Parent or Buyer has, directly or indirectly: (i) violated or is in violation in any material respect of any Improper Payment Laws in any jurisdiction; (ii) made, undertaken, offered to make, promised to make or authorized the payment or giving of any Prohibited Payments; (iii) to the Knowledge of Parent, been subject to any Prohibited Payment Investigations; (iv) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a Prohibited Fund; (v) made any false or fictitious entries in any books or records of Parent or Buyer relating to any Prohibited Payment or Prohibited Fund; (vi) received any unlawful discounts or rebates in violation of any Laws relating to antitrust or competition; or (vii) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(b) Parent and Buyer have established reasonable internal controls and procedures intended to ensure compliance with Improper Payment Laws.

(c) Since January 1, 2012, the operations of Parent and Buyer are and have been conducted in compliance in all material respects with all Money Laundering Laws, and no Action involving Parent or Buyer with respect to Money Laundering Laws is pending and, to the Knowledge of Parent, no such Actions are threatened.

(d) Neither Parent, Buyer nor, to the Knowledge of Parent, any of their respective directors, managers, officers, agents, distributors, employees or nor, to the Knowledge of Parent, any other persons acting on behalf of any of the foregoing: (i) is, or is owned or Controlled by, a Prohibited Person; (ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Government Authority (or any sub-division thereof), or any person, entity or project, targeted by, or located in any country that is the subject of, any of the sanctions administered by OFAC or any other Sanctions; (iii) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, Government Authority, entity or project; or (iv) is or ever has been in violation of or subject to an investigation relating to Sanctions.

(e) Neither Parent nor Buyer is currently and, since January 1, 2012, has not been, a party to any contract or bid with, or since January 1, 2012 conducted business directly or indirectly with, any Prohibited Persons.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.09 are the sole and exclusive representations and warranties made regarding ethical practices, Improper Payment Laws, Money Laundering Laws, Sanctions, Prohibited Persons and other related matters.

Section 5.10 Securities Matters. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Shares are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. Each of Parent and Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any securities Laws or any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.11 Financial Ability.

(a) Attached hereto as Exhibit D is a true and complete copy of each executed commitment letter to Buyer (the “Commitment Letters”) from AllianceBernstein L.P. and Wells Fargo Bank, N.A. (collectively, the “Lenders”) pursuant to which the Lenders, severally and not jointly, have committed to provide Buyer with debt financing for the Transactions in an aggregate amount of $65,000,000 (the “Financing”), which amount is greater than or equal to the full amount of the debt financing required to consummate the Transactions on the terms contemplated by the Transaction Documents and in each case to pay all of Buyer’s and Parent’s related fees and expenses.

(b) Each Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Parent, the other party or parties thereto, and is in full force and effect.

(c) There are no side letters (including fee letter(s) relating to fees with respect to the Financing) or other contracts, agreements or understandings to which Parent or any of its Affiliates is a party which would adversely affect the amount or availability (including the timing) of the full amount of the Financing other than as expressly set forth in the Commitment Letters.

(d) Except as specifically set forth in the Commitment Letters, (i) there are no conditions precedent to the obligations of the Lenders to fund the Financing and (ii) there are no contingencies pursuant to any contract, agreement or other understanding relating to the Transactions to which Parent or any of its Affiliates is a party that could permit any of the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(e) As of the Agreement Date, Parent (i) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in the Commitment Letters inaccurate in any material respect, (ii) has no reason to believe that Buyer will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Commitment Letters, and (iii) has no reason to believe that any portion of the Financing required to consummate the Transactions will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees and other fees required by the Commitment Letters to be paid as of the Agreement Date.

(f) As of the Agreement Date, (i) no Commitment Letter has been amended or modified (provided, that the existence or exercise of any “market flex provisions” contained in any Commitment Letter or fee letter executed in connection therewith or the addition of further lenders, agents, arrangers, bookrunners, syndication agents or similar entities shall not constitute an amendment or modification of any Commitment Letter), (ii) to the Knowledge of Parent, no such amendment or modification is contemplated, and (iii) the commitments contained in each Commitment Letter have not been withdrawn, decreased or rescinded in any respect.

(g) Each of Parent and Buyer has, and will have at the Closing, (i) the resources and capabilities (financial and otherwise) to perform its respective obligations under the Transaction Agreements and (ii) immediately available funds in connection with the Financing in an amount equal to or in excess of the Closing Cash Payment (assuming that all rights to flex the terms of the Financing are exercised to their maximum extent), which will provide Buyer with acquisition financing at the Closing sufficient to consummate the Transactions, pay all of Parent’s and Buyer’s fees and expenses incurred in connection with the Transactions and undertake its respective other obligations at Closing upon the terms contemplated by the Transaction Documents. Neither Parent nor Buyer has incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case which could impair or adversely affect such resources, funds or capabilities.

Section 5.12 Brokers. Except for fees and expenses of Stephens Inc. and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent, Buyer or any of their respective Affiliates in connection with any Transaction.

Section 5.13 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), and assuming the accuracy of the representations and warranties made by Seller in Article IV:

(a) the fair saleable value (determined on a going concern basis) of the assets of Buyer and Company and their respective Subsidiaries will be greater than the total amount of their Liabilities;

(b) Buyer, Company and their respective Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practice as they become due;

(c) no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent, Buyer and their respective Subsidiaries (which, for purposes of this Section 5.13(c) shall include Company) in connection with the Transactions. Neither Parent nor Buyer have incurred, or plan to incur, debts beyond their ability to pay as they become absolute and matured; and

(d) Buyer, Company and their respective Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 5.14 Parent Stockholder Approval. The affirmative vote of (a) a majority of the outstanding shares of Common Stock, with respect to the approval of the amendment to Parent’s organizational documents increasing the authorized number of shares of (i) Common Stock from one hundred million (100,000,000) shares to two hundred fifty million (250,000,000) shares and (ii) Preferred Stock from ten million (10,000,000) shares to fifty million (50,000,000) shares, and (b) a majority of the votes cast at the Parent Stockholder Meeting, with respect to the approval of the Stock Issuance in compliance with NASDAQ Rules, in each case, by holders of the shares of Common Stock entitled to vote thereon on the record date for the Parent Stockholder Meeting are the only votes of the stockholders of Parent necessary to approve the transactions contemplated by this Agreement (the “Parent Stockholder Approval”). None of the information included or incorporated by reference in the Proxy Statement (other than that specifically provided in writing by Seller for inclusion therein) will, on the date it is first mailed to the shareholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement.

Section 5.15 Certain Matters as to Parent and Buyer. Each of Parent’s and Buyer’s funds are derived from legitimate business activities. Neither Parent nor Buyer is a Prohibited Person with whom Seller is prohibited from engaging in any Transaction due to any Sanctions Laws or violations thereof.

Section 5.16 SEC Reports; Financial Statements; Registration Rights.

(a) Parent has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2012 under the Exchange Act or the Securities Act (all such forms, reports, statements, certificates and other documents filed since January 1, 2012, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates and in the case of proxy statements on the date of mailing (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), none of the Parent SEC Documents (including any financial statements or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Parent SEC Document filed subsequent to the Agreement Date and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. No Subsidiary of Parent is, or since January 1, 2012 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 5.16, the term “filed” shall be broadly construed to include any manner in which a document or information was filed, furnished, transmitted, supplied or otherwise made available to the SEC.

(b) Parent has made available to Seller copies of all comment letters received by Parent from the SEC since January 1, 2012 relating to the Parent SEC Documents, together with all written responses of Parent thereto. There are no outstanding or unresolved comments in any such comment letters received by Parent from the SEC. To the Knowledge of Parent none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(c) The audited consolidated financial statements of Parent (including any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the date thereof and the results of their operations and cash flows for the periods indicated, all in accordance with GAAP. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2014 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments), all in accordance with GAAP. The financial statements referred to in this Section 5.16 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are, or since January 1, 2012 have been, required by GAAP to be included in the consolidated financial statements of Parent.

(d) Parent maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the year-ended December 31, 2014 (nor has any such deficiency or weakness been identified since such date).

(e) Other than as set forth on Schedule 5.16(e), Parent (i) has no agreement, arrangement or understandings that is currently in effect to register any securities of Parent or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any Person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect) and (ii) has agreement, arrangement or understandings that is currently in effect with respect to the appointment or nomination of any directors. None of the Transactions conflict with any of the terms of the agreements listed on Schedule 5.16(e).

Section 5.17 Capital Structure of Parent and Buyer.

(a) The authorized equity and capital stock of Parent consists solely of 10,000,000 shares of “blank check” preferred stock, none of which have been issued, and 100,000,000 shares of Common Stock. As of the

Agreement Date, there are issued and outstanding (i) 60,608,614 shares of Common Stock, (ii) 5,466,471 Parent Stock Options to purchase an aggregate of 5,466,471 shares of Common Stock (of which Parent Stock Options to purchase an aggregate of 2,763,747 shares of Common Stock were exercisable) pursuant to Parent Stock Plans, (iii) 650,000 shares of Common Stock reserved for issuance pursuant to outstanding warrants and (iv) no shares of Common Stock held in treasury. There are 1,144,940 shares of Common Stock reserved for issuance pursuant to future awards under Parent’s Amended and Restated Equity Incentive Plan and 348,564 shares of Common Stock reserved for issuance pursuant to the Parent’s Employee Stock Purchase Plan. All of the Parent Common Stock and Parent Preferred Stock to be issued as the Stock Consideration pursuant to this Agreement will be, duly authorized and validly issued, fully paid and nonassessable, and none of the Parent Common Stock or Parent Preferred Stock to be issued as the Stock Consideration will be, issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. Other than as set forth in the second sentence of this Section 5.17(a), there are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Parent to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Parent, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Equity Interests of Parent.

(b) Parent owns all of the issued and outstanding equity and capital stock of Buyer.

(c) The authorized capital stock of Buyer consists of one hundred (100) shares of common stock, all of which are issued and outstanding (the “Buyer Common Stock”). Parent owns all of the Buyer Common Stock beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Company, Company Subsidiary or their respective Affiliates, and no Equity Interests of Buyer are held in Buyer’s treasury. All of the shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Buyer, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Buyer to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Buyer, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Buyer Common Stock or other Equity Interests of Buyer.

(d) Except as Set forth on Schedule 5.17(e), neither Parent nor Buyer owns, directly or indirectly, any outstanding securities or other Equity Interests in, any other Person.

(e) A copy of Parent’s and Buyer’s articles of incorporation and bylaws, current as of the Agreement Date, have been provided to Seller, and each such copy is true, accurate and complete and reflects all amendments made through the Agreement Date.

Section 5.18 No Undisclosed Liabilities. To the Knowledge of Parent, other than (i) as set forth in the consolidated balance sheet of Parent and its subsidiaries included in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2014, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 and (iv) Liabilities that would not reasonably be expected to have a Buyer Material Adverse Effect, Parent does not have any Liabilities including, but not limited to, Liabilities for violation of Laws, Liabilities for overbilling Government Programs or third party payors for Services, breach of contract or tort, that are required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 5.19 Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements or in connection with the preparation for or the consummation of the Transactions, during the period from January 1, 2015 through the Agreement Date, (a) Parent and Buyer has each conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) as of the Agreement Date, there has not been any Buyer Material Adverse Effect or any event that would materially impair or delay the ability of Parent to consummate the Parent Transactions, Buyer to consummate the Buyer Transactions or either to otherwise perform its respective obligations under the applicable Transaction Agreements and (c) except as set forth on Schedule 5.19 neither Parent nor Buyer has taken any of the actions specified in Sections 6.01(b)(i)–(xi).

Section 5.20 Absence of Litigation. As of the Agreement Date, no Actions are pending or, to the Knowledge of Parent, threatened against Parent or Buyer that, if decided adversely, would reasonably be expected to have a Buyer Material Adverse Effect or would prevent or materially impair or delay the ability of Parent to consummate the Parent Transactions or Buyer to consummate the Buyer Transactions. Schedule 5.20 includes a true and correct listing of all Actions that were settled or adjudicated with respect to Parent or Buyer since January 1, 2012.

Section 5.21 Intellectual Property.

(a) To the Knowledge of Parent, the Intellectual Property and Technology owned by Parent, constitute all material Intellectual Property necessary to the operation of each of Parent’s and Buyer’s business in all material respects as it is conducted on the Agreement Date.

(b) To the Knowledge of Parent, the operation of each Parent’s and Buyer’s business by Parent and Buyer, as applicable, as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have a Buyer Material Adverse Effect.

(c) Neither Parent nor Buyer has received any written claim or notice from any Person during the one (1)-year period ending on the Agreement Date alleging that the operation of either of Parent’s or Buyer’s business by Parent or Buyer, as applicable, infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Buyer Material Adverse Effect. As of the Agreement Date, there are no infringement Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or Buyer alleging that the operation of the either of Parent’s or Buyer’s business by Parent or Buyer, as applicable, infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Buyer Material Adverse Effect.

(d) To the Knowledge of Parent, as of the Agreement Date no Person is engaging in any activity that infringes in any material respect upon the Parent’s Intellectual Property or the Parent’s Technology, except for any such infringements that do not materially impair the ability of Parent or Buyer, as applicable, to operate their business as conducted on the Agreement Date or that would not reasonably be expected to have a Buyer Material Adverse Effect.

(e) Neither Parent nor Buyer has received during the one (1)-year period ending on the Agreement Date written notice of any claims, challenging the validity, effectiveness or ownership by Parent or Buyer, as applicable, of any Parent Intellectual Property.

(f) To the Knowledge of Parent, all employees and third parties with whom Parent or Buyer have shared the source code to any Software owned by Parent is obligated to treat as confidential such source code.

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent in this Section 5.21 are the sole and exclusive representations and warranties made regarding Parent’s Intellectual Property or Technology

Section 5.22 Environmental Matters.

(a) Except as disclosed on Schedule 5.22:

(i) there are no Actions pending or, to the Knowledge of Parent, threatened in writing, against Parent or Buyer with respect to either’s business or, to the Knowledge of Parent, either’s owned and leased real properties, alleging that Parent or Buyer is violating, or asserting Liability of Parent or Buyer under, Environmental Law; and

(ii) Parent and Buyer each is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Environmental Permits required by applicable Environmental Laws. Parent and Buyer each is in compliance, in all material respects, with all state and federal regulations with respect to the disposal of medical waste and Hazardous Materials, including but not limited to xylene, in the laboratory.

(b) There are no Environmental Claims, pending or, to the Knowledge of Parent, threatened against Parent or Buyer, or judgments or orders relating to any Hazardous Materials issued against Company or Company Subsidiary and relating to any owned or leased real properties currently or formerly owned, leased or otherwise used by Parent or Buyer. Neither Parent nor Buyer has assumed any Liability of any Person for cleanup in connection with any Environmental Claim.

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.22 are the sole and exclusive representations and warranties made by Parent regarding environmental, health or safety matters, Environmental Laws, Environmental Permits or Hazardous Materials.

Section 5.23 Employee Benefits Matters; Labor.

(a) Since January 1, 2015, none of the Buyer Employee Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject either Parent or Buyer to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(b) Parent and Buyer each (i) complies in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, hiring, termination of employment, occupational safety and health, wages and hours, in each case with respect to its employees; and (ii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.23 are the sole and exclusive representations and warranties made regarding employees, Buyer Employee Plans or other employment or employee benefits matters.

Section 5.24 Taxes.

(a) All material Tax Returns that are required to be filed by Parent and Buyer have been timely filed (taking into account requests for extensions to file such Tax Returns), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes owed by Parent and Buyer, whether or not shown as due on such Tax Returns, have been timely paid in full, except for Taxes being contested in good faith by appropriate proceedings and for which adequate provision therefor in accordance with GAAP has been made in the financial statements or the books and records of the business of either Parent or Buyer, as applicable.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against Parent or Buyer that are still pending. There are no pending Tax audits, examinations or administrative or judicial proceedings with respect to any Tax liability of Parent or Buyer. Neither Parent nor Buyer has received from any Taxing Authority (including jurisdictions where neither Parent nor Buyer has filed Tax Returns) any written notice indicating an intent to open an unresolved Tax audit or other review with respect to Taxes owed by Parent or Buyer. There are no liens for Taxes upon the assets of either Parent or Buyer, except for liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books and records of Parent or Buyer, as applicable, in each case in accordance with GAAP.

(c) No extensions of the period for assessment of any Taxes are in effect with respect to Parent or Buyer other than as the result of extending the due date of a Tax Return. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Tax matter affecting Parent or Buyer that affect post-Closing Tax periods. Neither Parent nor Buyer is presently contesting any Tax of Parent or Buyer before any Government Authority.

(d) No material Tax Return filed by Parent or Buyer is under current examination by any Taxing Authority. No unresolved written claim has been made within the last three (3) years by any Government Authority in a jurisdiction where a Tax Return is not filed by Parent or Buyer that any such Tax Return is required to be filed or that Parent, Buyer or any item or asset of either is or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes on the assets of either Parent or Buyer other than Liens for Taxes not yet due and payable or Taxes being contested in good faith.

(f) All material Taxes required to be withheld, collected or deposited by Parent and Buyer have been timely withheld, collected or deposited as the case may be, and to the extent required have been paid to the proper Taxing Authority.

(g) Excluding agreements the principal subject matter of which is not Taxes, neither Parent nor Buyer is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity agreement, or similar agreement, in each case, that will not terminate on or before the Closing Date.

(h) Neither Parent nor Buyer has entered into any “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Parent nor Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made by Parent or Buyer prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed by Parent or Buyer prior to the Closing; (iii) election under Section 108(i) of the Code made by Parent or Buyer prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date that does not result in the receipt of cash by Parent or Buyer in Tax periods (or portions thereof) beginning after the Closing Date; (v) prepaid amount that is not reflected in the financial statements or the books and records of the business of either Parent or Buyer on or prior to the Closing Date; or (vi) use of an improper method of accounting for any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date by Parent or Buyer with respect to items of income or deductions originally reflected by Parent or Buyer in Tax Returns for Tax periods ending on or before the Closing Date.

(j) Neither Parent nor Buyer has been a “distributing corporation” or a “controlled corporation” in connection with a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past two (2) years.

(k) Neither Parent nor Buyer has any current plan or intention to merge (which for the purposes of this Section 5.24(k) shall include any transaction treated as a merger under state Law applicable to Company) Company. Parent does not have any plan or intention to liquidate or merge Buyer.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.24 are the sole and exclusive representations and warranties made regarding Parent’s and Buyer’s Taxes or other Tax matters.

Section 5.25 Real Property.

(a) Schedule 5.25 sets forth a list, as of the Agreement Date, of Parent’s and Buyer’s owned real property and leased real property. Parent or Buyer, as applicable, has good and valid title to all of its owned real property as of the Agreement Date and valid title to the leasehold estate (as lessee or sublessee) in all of its leased real property set forth on Schedule 5.25, in each case free and clear of all Liens, except for Permitted Liens and except for:

(i) Liens that secure Debt that is reflected on the consolidated balance sheet of Parent and its subsidiaries included in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2014;

(ii) zoning, building and other generally applicable land use restrictions; and

(iii) Liens that have been placed by a third party on the fee title of real property constituting Parent’s leased real property or real property over which Parent has easement rights, and subordination or similar agreements relating thereto.

(b) All leases and subleases for Parent’s or Buyer’s leased real property under which Parent or Buyer is a lessee or sublessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and no written notices of material default under any such lease or sublease have been sent or received by Parent, Buyer or their respective Affiliates during the period from January 1, 2012 through the Agreement Date.

(c) None of Parent, Buyer or their respective Affiliates has received any written notice from any Government Authority asserting any violation or alleged violation of applicable Laws with respect to any of Parent’s of Buyer’s owned or leased properties that remains uncured as of the Agreement Date and that would reasonably be expected to have a Buyer Material Adverse Effect.

(d) None of Parent, Buyer or their respective Affiliates has received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of such buildings or premises or any access thereto, and to the Knowledge of Parent no such proceedings are contemplated or (y) any special assessment or pending improvement liens to be made by any Government Authority which could materially and adversely affect any of such buildings or premises.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.25 are the sole and exclusive representations and warranties made regarding Parent’s or Buyer’s owned or leased properties or any other real property matters pertaining to Parent or Buyer.

Section 5.26 Opinion of Financial Advisors. Parent has received the opinion of Houlihan Lokey to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Purchase Price to be paid by Buyer to Seller is fair to Parent from a financial point of view.

Section 5.27 Parent Board Recommendation. The Parent Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Transactions, taken together, are advisable and in the best interests of the stockholders of Parent and took all action board action necessary for the approval of the Proposals and the matters contemplated thereby and (b) resolved unanimously to recommend that the stockholders of Parent approve and adopt the Proposals (the “Parent Board Recommendation”).

Section 5.28 Anti-Takeover Provisions . (a) Parent and the Parent Board have taken all necessary action to exempt Seller, this Agreement, the Transaction Agreements and the Transactions from any “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation under the Nevada Revised Statutes (“NRS”), including, but not limited to, NRS Sections 78.378 – 78.3793, inclusive, and NRS Sections 78.411-78.444, inclusive (each, a “Takeover Statute”); (b) no other “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Transaction Agreements or the Transactions; and (c) Parent has not adopted, effected, implemented or proposed to adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement adverse to Seller or its Affiliates.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business Before the Closing.

(a) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified on Schedule 6.01(a), during the Pre-Closing Period, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause Company and Company Subsidiary to, conduct the Business in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified on Schedule 6.01(a), during the Pre-Closing Period, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that, neither Company nor Company Subsidiary shall:

(i) amend or otherwise change its articles of incorporation or bylaws or any equivalent organizational documents;

(ii) issue, sell, pledge, dispose of or encumber any of Company’s or Company Subsidiary’s Equity Interests, or grant to any Person any right to acquire any of Company’s or Company Subsidiary’s Equity Interests;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Company’s or Company Subsidiary’s Equity Interests, except for any dividend or distribution payable in cash by Company Subsidiary to Company or by Company or Company Subsidiary to Seller or any of its Affiliates;

(iv) reclassify, split, combine or subdivide any shares of capital stock of Company or Company Subsidiary or redeem, repurchase or otherwise acquire any shares of capital stock of Company or Company Subsidiary;

(v) (x) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts; or (y) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any assets of Company or Company Subsidiary, other than sales or dispositions of finished goods inventory in the ordinary course of business consistent with past practice;

(vi) (A) make or rescind any material election relating to Taxes outside of the ordinary course of business, (B) settle or compromise any material Tax liability or refund, (C) implement or adopt any material change in its Tax methods of accounting outside of the ordinary course of business, except (x) as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (y) as may be required by changes in the Tax methods of accounting, policies or practices of Seller other than, for the avoidance of doubt, with respect to a matter governed by Section 6.01(a)(vi)(E), or (z) as may be required by a change in applicable Law, (D) file any material amended Tax Return or claim for refund of Taxes, (E) adjust the Tax basis of any asset outside of the ordinary course of business (for this purpose, ordinary course of business with respect to the adjustment to the Tax basis of any receivable shall mean the accounting policy set forth in Schedule 6.01(a)(vi)), or (F) enter into any ruling request, closing agreement or similar agreement with any Taxing Authority; in each case to the extent such action could be expected to increase the Tax liability of Company or Company Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date; notwithstanding the foregoing, neither Seller, Company nor Company Subsidiary shall be required to take any action or avoid taking any action (except as specified in Section 6.01(a)(vi)(E)) pursuant to this Section 6.01(a)(vi) unless the Buyer Indemnified Parties would incur a Loss as the result of such action for which Loss the Buyer Indemnified Parties are not indemnified by Seller under this Agreement and Seller does not otherwise agree to indemnify the Buyer Indemnified Parties for such Loss;

(vii) agree to any exclusivity, non-competition or similar provision or covenant restricting Company or Company Subsidiary from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any effect on Company or Company Subsidiary after the Closing;

(viii) adopt a shareholders rights plan;

(ix) grant any registration rights to any Person or reach any agreement regarding Equity Interests of Company or Company Subsidiary, arrangement or understanding with respect to any such registration rights with any Person;

(x) grant any severance or termination pay to any Business Employee, other than those made in Company’s or Company Subsidiary’s ordinary course of business and consistent with past practices or to the extent required by law, or pursuant to Company’s or Company Subsidiary’s existing employment, retention, severance and similar agreements with any Business Employee as disclosed in the Disclosure Schedule;

(xi) extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation equal to or greater than $150,000 without prior consultation with Parent;

(xii) except (i) in the ordinary course of business, or (ii) as provided for in Exhibit I, or (iii) as required by Law, or (iv) as permitted by Section 6.01(a)(x) and/or 6.01(a)(xi) or any Employee Plan of Business Plan in effect as of the date of this Agreement and disclosed in the Disclosure Schedule, adopt or pay, accelerate, increase or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Business Employee, or consultant to the Business, or amend any such existing plan, agreement, or arrangement;

(xiii) agree to take any of the foregoing actions.

(b) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, including consummation of the Permitted Financing (if any), and except for matters identified on Schedule 6.01(b), during the Pre-Closing Period unless Seller otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause its Subsidiaries (including Buyer) to, conduct their businesses in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, including consummation of the Permitted Financing (other than with respect to Sections 6.01(b)(i) and (b)(ix)-(xi)), and except for matters identified on Schedule 6.01(b), during the Pre-Closing Period unless Seller otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Parent covenants and agrees that, neither Parent nor any of its Subsidiaries (including Buyer) shall:

(i) amend or otherwise change its articles of incorporation or bylaws or any equivalent organizational documents including, for the avoidance of doubt, in connection with a Permitted Financing (except with respect to the Certificate of Designation as expressly contemplated herein and for administerial changes for Subsidiaries);

(ii) issue, sell, pledge, dispose of or encumber any of its or its Subsidiaries’ Equity Interests, or grant to any Person any right to acquire any of its or its Subsidiaries’ Equity Interests, except (x) in connection with a Permitted Financing, (y) pursuant to the exercise of Parent Stock Options or settlement of other awards outstanding as of the Agreement Date or (z) the grant of Parent Stock Options or other awards under any Parent Stock Plan (and issuances of Equity Interests pursuant thereto) made to employees, independent contractors, consultants, or medical doctors in the ordinary course of business consistent with past practices including in connection with the hiring of new employees, independent contractors, consultants or medical doctors, in each case under contract with Parent or Buyer;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, except for any dividend or distribution by a Subsidiary of Parent to Parent or to another Subsidiary or Subsidiaries of Parent;

(iv) reclassify, split, combine or subdivide any shares of capital stock of Parent or redeem, repurchase or otherwise acquire any shares of capital stock of Parent;

(v) (x) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case (a “Third Party Acquisition”), other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts; or (y) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets of Parent or its Subsidiaries, other than sales or dispositions of finished goods inventory in the ordinary course of business consistent with past practice;

(vi) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(vii) agree to any exclusivity, non-competition or similar provision or covenant restricting Parent, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any

Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any effect on Seller or any of its Affiliates after the Closing;

(viii) adopt a shareholders rights plan;

(ix) fail to enter into a standstill and lock-up agreement with any Person, or two or more Persons deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, if in connection with any Permitted Financing such Person or Persons beneficially own (as determined for purposes of Rule 13d-3 under the Exchange Act) twenty percent (20%) or more of the outstanding shares of Common Stock, which agreement must contain standstill and lock-up provisions which are no less favorable to Parent than those to be contained in the Investor Rights Agreement to be entered into at Closing;

(x) grant any registration rights to any Person or reach any agreement, arrangement or understanding with respect to registration rights with any Person (including, for the avoidance of doubt, in connection with a Permitted Financing), other than at Closing pursuant to the Registration Rights Agreement;

(xi) increase or decrease the number of seats on the Parent Board or grant any Person the right to nominate or appoint any director to the Parent Board (including, for the avoidance of doubt, in connection with a Permitted Financing), other than at the Closing pursuant to the Investor Rights Agreement; or

(xii) agree to take any of the foregoing actions.

Section 6.02 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause Company or Company Subsidiary to, and Parent shall, and shall cause Buyer to, (i) afford the Representatives of the other Party reasonable access, during normal business hours, to its properties, books and records with respect to the Transactions and (ii) furnish to the Representatives of the other Party such additional financial and operating data and other information regarding the Transactions as the other Party or its Representatives may from time to time reasonably request for purposes of consummating the Transactions.

(b) Notwithstanding anything in this Agreement to the contrary,

(i) (A) in no event shall Seller, Company, Company Subsidiary or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could jeopardize any applicable privilege (including the attorney-client privilege) available to Seller, Company, Company Subsidiary or any of their respective Affiliates relating to such information or (4) information the disclosure of which could cause Seller, Company, Company Subsidiary or any of their respective Affiliates to breach a confidentiality obligation to which it is bound, and (B) such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of Seller, Company, Company Subsidiary or any of their respective Affiliates or the Business;

(ii) (A) in no event shall Buyer, Parent or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could jeopardize any applicable privilege (including the attorney-client privilege) available to Buyer, Parent or any of their respective Affiliates relating to such information or (4) information the disclosure of which could cause Buyer, Parent or any of their respective Affiliates to breach a confidentiality obligation to which it is bound, and (B) such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of Buyer, Parent or any of their respective Affiliates or their businesses;

(iii) the auditors and accountants of Buyer, Parent, or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iv) the auditors and accountants of Seller, Company, Company Subsidiary, any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(v) neither Parent nor Buyer shall conduct, without the prior written consent of Seller, which Seller may withhold for any or no reason, any environmental investigation at any property affiliated with the Business or with Seller, Company, Company Subsidiary or any of their respective Affiliates, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Business, Seller, Company, Company Subsidiary or any of their respective Affiliates;

(vi) before the Closing, without the prior written consent of Seller, which Seller may withhold for any or no reason, none of Parent, Buyer nor any of their respective Representatives shall contact any employees of, suppliers to, or customers of, Seller, Company, Company Subsidiary (except for customers which are also customers of Parent or Buyer) or any of their respective Affiliates or Representatives in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of Company, Company Subsidiary or the Business. Notwithstanding the forgoing, Buyer and Seller agree to develop a list of approved talking points that can be used with common customers of Buyer and Seller, who may inquire of Buyer or Seller the impact of the Transaction on their ongoing relationship with Buyer or Seller, and will instruct their field sales forces and any other Representatives to only speak to matters contained in and in accordance with such script;

(vii) Seller shall not be required, before the Closing, to disclose, or cause or seek to cause the disclosure of, to Parent, Buyer or their respective Affiliates or Representatives (or provide access to any properties, books or records of Seller or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any confidential information relating to Trade Secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall Seller be required to permit or cause or seek to cause others to permit Parent, Buyer or their respective Affiliates or Representatives to have access to or to copy or remove from the properties of Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(c) If so requested by Seller, Parent and/or Buyer shall enter into a mutually satisfactory customary joint defense agreement or common interest agreement with Seller, Company, Company Subsidiary or their respective Affiliates with respect to any information provided to Parent or Buyer, or to which Parent or Buyer gain access, pursuant to this Section 6.02.

Section 6.03 Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Parent and its Representatives as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Parent’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to Company, Company Subsidiary or the Business, and for all other Evaluation Material and Notes (as defined in the Confidentiality Agreement) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.04 Regulatory and Other Authorizations; Consents.

(a) Each of Parent and Buyer shall use commercially reasonable efforts, and shall cause their respective Affiliates to use commercially reasonable efforts, to (i) promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary or appropriate for its execution and delivery of, and performance of its obligations pursuant to, the Parent Transaction Agreements (including the consummation of the Parent Transactions) and the Buyer Transaction Agreements (including the consummation of the Buyer Transactions) (collectively, the “Government Approvals”) and all applicable consents required by the NASDAQ Rules for the Stock Issuance, (ii) promptly secure the issuance, reissuance or transfer of all licenses and Permits, including Environmental Permits, that may be or become necessary or appropriate to operate the Business following the consummation of the Transactions; (iii) take all such actions as may be requested by any such Government Authority to obtain such Government Approvals, licenses and Permits and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Seller will cooperate with the reasonable requests of Buyer and Parent in seeking promptly to obtain all such Government Approvals and the issuance, reissuance or transfer of such licenses and Permits, provided that such required efforts shall not include any obligation to agree to or to implement any divestiture of any assets or business operations, or any restraint or limitation upon the business operations of Buyer, Parent or Seller.

(b) Seller and Buyer shall make appropriate filings of notification and report forms pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Agreement Date and will supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each Party agrees to make promptly (and in any event within the required time periods for filing under applicable Law) any filing that may be required by Law with respect to the Transactions under any other Antitrust Law, and respond as promptly as practicable to any inquiries or requests for additional information and documentary material received from any Government Authority in connection therewith. Neither Party shall (i) agree to extend any waiting period or agree to refile under any Antitrust Law or (ii) enter into any agreement with any Government Authority agreeing not to consummate the Transactions, in each case except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have sole responsibility for the payment of all filing fees associated with Buyer’s HSR Act filings and any other similar filings required under applicable Antitrust Laws in any other jurisdictions. Seller shall have sole responsibility for the payment of all filing fees associated with Seller’s HSR Act filings and any other similar filing required under applicable Antitrust Laws in any other jurisdictions.

(c) Parent and Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other of any oral or written communication it receives from any Government Authority relating to the matters that are the subject of this Section 6.04, where practicable permit the other and its or their Representatives to review in advance and to receive copies of any communication proposed to be made by such Party to any Government Authority and provide the other with copies of all correspondence, filings (other than the initial HSR Act filings) or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, subject to Section 6.02(b)(vii). Parent and Buyer, on the one hand, and Seller, on the other hand, shall not agree to participate in any meeting or discussion with any Government Authority in respect of any such filings, investigation or other inquiry unless it consults with the other in advance where practicable and, to the extent permitted by such Government Authority, where practicable gives the other the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 6.02(b)(vii), the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking termination or expiration of any applicable waiting periods under the HSR Act and where practicable any other applicable Antitrust Law. Nothing in this Section 6.04(b) shall be applicable to Tax matters.

(d) Without limiting any other provision contained in this Section 6.04, Parent and Buyer shall use best efforts to resolve such objections, if any, as may be asserted by any Government Authority with respect to the Transactions under the HSR Act and any other applicable Antitrust Law.

(e) At the request of Seller, Buyer shall contest, and shall cause its Affiliates to contest, until it becomes final and nonappealable, administratively or in court, any ruling, Order or other Action of any Government Authority or any other Person challenging the Transactions, provided that such required efforts shall not include any obligation to agree to or to implement any divestiture of any assets or business operations, or any restraint or limitation upon the business operations of Buyer, Parent, Company, Company Subsidiary, or Seller.

(f) Parent shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of any required Government Approval or the issuance, reissuance or transfer of any Environmental Permit; (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Government Approval; or (iii) otherwise delaying the consummation of the Transactions.

(g) Prior to the expiration or earlier termination of the applicable waiting period imposed under the HSR Act for the Transactions, Seller shall not, and shall not permit any of its Affiliates to, acquire (directly or indirectly) such number of shares of Common Stock that would require either (i) an amendment to Seller’s HSR Act filings for the Transactions or (ii) any additional filing under the HSR Act.

(h) Each Party agrees to cooperate to obtain any other consents and approvals from any third person other than a Government Authority that may be required in connection with the Transactions (“Required Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Required Third Party Consent. For the avoidance of doubt, unless otherwise expressly provided for in this Agreement, no representation, warranty or covenant of any Party contained in the Transaction Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied by such Party, based on (i) the failure to obtain any Required Third Party Consents or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Third Party Consents.

(i) Notwithstanding anything in this Agreement to the contrary (including Section 6.01), Parent acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of Parent, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, Business Employee or other employee of Seller, Company or Company Subsidiary, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in writing in advance by an executive officer of Seller.

Section 6.05 Stockholder Approval.

(a) Parent shall take all action necessary under Applicable Law and the articles of incorporation and bylaws of Parent to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of

Common Stock to approve the Proposals (the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held on a date selected by Parent in consultation with Seller as promptly as practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within forty-five (45) days following the date on which the definitive Proxy Statement is mailed by Parent to the holders of Common Stock for the purpose of obtaining the Parent Stockholder Approval pursuant to this Section 6.05. Parent shall (i) ensure that the Parent Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with Parent Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the Proposals, including such other actions as are required by Applicable Law. The Proposals shall be the only matters which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholder Meeting unless otherwise approved in writing by Seller. Parent shall retain a nationally recognized proxy soliciting firm reasonably acceptable to Seller, which proxy soliciting firm shall assist Parent in obtaining the Parent Stockholder Approval.

(b) Parent shall consult with Seller regarding the date of the Parent Stockholder Meeting and shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Parent Stockholder Meeting is scheduled (the “Original Date”), Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, Seller shall have the right to require Parent, and, upon the exercise by Seller of such, Parent shall postpone or adjourn the Parent Stockholder Meeting to a date which shall not be more than ten (10) days after the Original Date. If Parent continues not to receive proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, Parent may, in its sole discretion, make one or more successive postponements or adjournments of the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned to a date beyond the Outside Date (as defined in Section 11.01(d)) in reliance on this subsection.

(c) The Proxy Statement shall include the Parent Board Recommendation and the Parent Board Recommendation shall not be withdrawn, modified or qualified, and no resolution by the Parent Board or any committee thereof to withdraw, modify or qualify the Parent Board Recommendation shall be adopted or proposed, except to the extent that the Parent Board shall have effected an Adverse Recommendation Change in accordance with Section 6.12(g).

(d) Parent agrees that, unless this Agreement has been terminated in accordance with Section 11.01, its obligations under this Section 6.05 and under Section 6.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or by the effecting of an Adverse Recommendation Change by the Parent Board.

Section 6.06 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement and in any event within ten (10) days (subject to Section 6.06(b)) after the date of this Agreement, Parent shall prepare, in consultation with Seller, and cause to be filed with the SEC a preliminary proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), and use its reasonable best efforts, in consultation with Seller, to:

(i) obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii) respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under applicable Law to be furnished to Parent’s stockholders in connection with the Proposals in connection with the Parent Stockholder Meeting to be called by Parent in accordance with Section 6.05. Such definitive Proxy Statement shall be mailed by Parent to the holders of Common Stock as promptly as practicable (and in any event within five (5) Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv) promptly amend or supplement any information contained in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Parent’s stockholders, in each case as and to the extent required by Applicable Law; and

(v) cause the preliminary and definitive Proxy Statement, on each relevant filing date, on the date of mailing to Parent’s stockholders and at the time of the Parent Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Seller and its counsel shall be given two (2) Business Days to comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by Seller and its counsel. Seller shall furnish to Parent the information concerning Seller, Company and Company Subsidiary required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement in accordance with the first sentence of this Section 6.06(b) and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). In the event that such information required by the Exchange Act to be included in the preliminary Proxy Statement is not furnished to Parent within two (2) Business Days of receipt of the preliminary Proxy Statement by Seller, then the ten (10) day time frame set forth in Section 6.06(a) shall be extended correspondingly (on a day-to-day basis). Parent shall (i) provide Seller and its counsel with (a) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly, and in any event within twenty-four (24) hours after receipt of those comments or other communications and (b) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent or its counsel in any discussions or meetings with the SEC or its staff, and (ii) keep Seller reasonably informed as to the status of such comments and the resolution thereof with the SEC or its staff.

Section 6.07 Shared Contracts. Notwithstanding anything to the contrary in the Transaction Agreements, except as otherwise provided on Schedule 6.07, Seller and its Affiliates (other than Company and Company Subsidiary) shall retain, and Seller or its Affiliates may take (or cause) any and all actions prior to the Closing that may be necessary to effectuate such retention of, any Shared Contract. Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to obtain any Consent or in connection with any action taken (or caused) pursuant to this Section 6.07.

Section 6.08 Intercompany Obligations. Seller shall take such action and make such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (a) pursuant to the Transaction Agreements, (b) as reflected in the Estimated Working Capital Statement or (c) as set forth on Schedule 6.08) between Company, Company Subsidiary, or CPS, on the one hand, and Seller and its Affiliates, on the other hand.

Section 6.09 Other Transaction Agreements. At or before the Closing, Seller (or an Affiliate of Seller to which Seller has assigned its Obligations under this Agreement in accordance with Section 13.06), and Parent or Buyer (or an Affiliate of Parent or Buyer, respectively, to which Parent or Buyer, respectively, has assigned its Obligations under this Agreement in accordance with Section 13.06) shall execute and deliver:

(a) The Lockup Agreements;

(b) the MultiOmyx License Agreement, in the form attached hereto as Exhibit E (the “MultiOmyx License Agreement”);

(c) the Transition Services Agreement, in the form attached hereto as Exhibit F, (the “Transition Services Agreement”);

(d) the Investor Rights Agreement, in the form attached hereto as Exhibit G (the “Investor Board Rights, Lock-up & Standstill Agreement”); and

(e) the Registration Rights Agreement, in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).

Section 6.10 Cooperation. During the Pre-Closing Period, (a) each Party shall, and shall cause their respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing, use reasonable best efforts to cause their respective Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date (including the filing by Parent of the Certificate of Designation) and (b) each Party shall keep the other reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions.

Section 6.11 Financing.

(a) During the Pre-Closing Period, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will instruct the management of Company and Company Subsidiary to use their commercially reasonable efforts to cooperate with Buyer as reasonably requested by Buyer in connection with Buyer’s arrangement of any debt financing to be consummated contemporaneous with the Closing in respect of the Transactions; provided, however, that such cooperation does not (i) interfere with the normal operations of the Business; (ii) include any actions that Company, Company Subsidiary or Seller reasonably believes could (A) result in a violation of any contract or confidentiality agreement or the loss of any legal or other privilege or (B) cause any representation or warranty in the Transaction Agreements to be breached or any Closing Condition to fail to be satisfied; (iii) involve approaching landlords or any other bailees or other third parties prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers, estoppels or other agreements limiting the rights of such third parties; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances that result in Company, Company Subsidiary, Seller or any Affiliate of Seller being responsible to any third parties for any representations or warranties prior to the Closing Date; (v) require the giving of representations or warranties to any third parties or the indemnification thereof; (vi) require the delivery of any projections or pro forma financial information to any third parties other than as expressly contemplated in Section 6.19 or previously provided to Buyer on or prior to the Agreement Date; or (vii) require the delivery of any financial statements in a form or subject to a standard different than those provided to Buyer on or prior to the Agreement Date. Subject to the limitations set forth in this Section 6.11(a), such cooperation will include using commercially reasonable efforts to make appropriate officers of Company and Company Subsidiary available for participation in a reasonable number of meetings and due diligence sessions, assistance in the preparation of offering memoranda, private placement memoranda and similar documents, the execution and delivery of any definitive financing documents as may be reasonably requested by Buyer or any prospective lender to Buyer, seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness required under this Agreement to be paid off, discharged and terminated at Closing, using commercially reasonable efforts to obtain the assistance of the independent accountants of Seller, Company and/or Company Subsidiary to provide reasonable and customary assistance and cooperation in connection with the Financing, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions and (B) providing consents for use of their reports in any materials relating to the Financing, and providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by Buyer or a Financing Source not less than ten (10) Business Days prior to the Closing Date; provided, however, neither Seller, Company, Company Subsidiary nor any Affiliate of Seller shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters. Buyer agrees that the effectiveness of any documents executed by or on behalf of Company or Company Subsidiary in connection with the Financing shall be subject to, and not effective until, the consummation of the Closing. As a condition to Seller’s obligations pursuant to this Section 6.11(a), Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses and disbursements) incurred by Seller or any Affiliate of Seller in connection with the cooperation contemplated by this Section 6.11(a) and shall reimburse, defend, indemnify and hold harmless any Seller and its Affiliates from, against and in respect of any and all Losses resulting from, or that exist or arise due to or in connection with the arrangement of the Financing and any information used in connection therewith. For the avoidance of doubt, the indemnification obligations contained in the immediately preceding sentence will not be subject to limitations of liability contained elsewhere in this Agreement or any other Transaction Agreement.

(b) Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange or consummate the Financing at the Closing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) comply with and maintain each Commitment Letter in effect, (ii) negotiate definitive agreements with respect thereto on terms and conditions contained therein and execute and deliver to Seller complete and correct copies thereof concurrently with such execution, (iii) comply with and perform the obligations applicable to it pursuant to the Commitment Letters, (iv) satisfy on a timely basis all conditions and obligations applicable to Buyer in such definitive agreements that are within its control, and (v) upon the satisfaction of the conditions precedent set forth in the Commitment Letters, consummate the Financing at the Closing (which, for the avoidance of doubt, shall include agreeing to consummate the Financing even if any flex rights are exercised to their maximum extent and instructing the Lenders and the other Persons providing such Financing to provide such Financing upon satisfaction of such conditions).

(c) If any portion of the Financing becomes unavailable on the terms (including any flex rights) and conditions contemplated in any Commitment Letter due to a breach by the Lenders, or otherwise, Buyer shall use commercially reasonable efforts to arrange to obtain alternative financing for any such portion in an amount sufficient to consummate the Transactions and perform all of its obligations hereunder on terms and conditions that are similar, in the aggregate, than those set forth in the applicable Commitment Letter, from alternative sources as promptly as practicable following the occurrence of such event; provided, however, that, without the written consent of Seller, in no event shall any such alternative financing materially impair or delay beyond the Outside Date the ability of Buyer or Parent to consummate the Transactions or otherwise include any conversion rights for Equity Interests of Buyer or any of its Subsidiaries. If any new Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by such Commitment Letter and (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the original Commitment Letters to the extent still then in effect or any new Commitment Letter that may be obtained by Buyer (together with any accompanying fee letter). Buyer shall deliver to Seller, concurrently with the execution thereof, complete and correct copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing concurrently with the execution thereof.

(d) Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Buyer shall not permit any replacement, or material supplement, amendment or modification to be made to, or any material waiver of any provision or remedy under, any Commitment Letter without obtaining Seller’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. For the avoidance of doubt, Buyer shall be entitled to enter into supplements, amendments or modifications to any Commitment Letter that do not impact any lender’s commitment to provide the Financing on the Closing Date or change any material conditions related to such Financing or otherwise materially impair or delay the ability of Buyer or Parent to consummate the Transactions. Upon any permitted amendment, supplement, modification or replacement of any Commitment Letter in accordance with this Section 6.11(d), the term “Commitment Letters” shall mean any and all commitment letters as may be provided from all sources of Financing as so amended, supplemented, modified or replaced, and references to “Financing” and/or any alternative financing therefor shall include the financing contemplated by any Commitment Letter as so amended, supplemented, modified or replaced.

(e) Buyer shall provide Seller prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination) by any party to any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing or any termination of a Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing, (ii) upon receipt by Buyer or any of its Affiliates or Representatives of any notice or other communication of any such breach, default, repudiation, cancellation or termination, (iii) of any dispute or disagreement between or among the parties to any Commitment Letter or the definitive documents related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any Commitment Letter or the definitive documents related to the Financing in any manner which may or will impair, delay or prevent the consummation of the Transactions. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(f) The condition set forth in Section 10.02(a)(ii), as it applies to any obligations of Seller or any of its Affiliates under this Section 6.11, shall be deemed satisfied if any such Person’s breach(es), if any, of its obligations under this Section 6.11 did not cause the failure of the Financing to be obtained.

Section 6.12 No Solicitation; Exclusivity.

(a) Except for the Financing Discussions, Parent shall, and shall cause each of its Subsidiaries and Affiliates and each of its and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Seller and its Representatives) conducted on or prior to the Agreement Date with respect to any Parent Acquisition Proposal, and shall promptly after the Agreement Date instruct each Person that has in the twelve months prior to the Agreement Date executed a confidentiality agreement relating to a Parent Acquisition Proposal with or for the benefit of Parent or any of its Subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Parent Acquisition Proposal or to Parent or any of its Subsidiaries and their business previously furnished by or on behalf of Parent or any of its Subsidiaries or any of their Representatives to such Person or such Person’s Representatives. Parent shall not terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which Parent or any of its Subsidiaries is a party, and Parent or any of its Subsidiaries shall enforce the provisions of each such agreement.

(b) Seller shall, and shall cause each of its Subsidiaries and Affiliates and each of its and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent and Buyer and their Representatives) conducted on or prior to the Agreement Date with respect to any Company Acquisition Proposal, and shall promptly after the Agreement Date instruct each Person that has in the twelve (12) months prior to the Agreement Date executed a confidentiality agreement relating to a Company Acquisition Proposal with or for the benefit of Seller or any of its Subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Company Acquisition Proposal or to Company and the Business previously furnished by or on behalf of Seller or Company or any of their Representatives to such Person or such Person’s Representatives. Neither Seller nor its Affiliates shall terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which Seller or any of its Affiliates is a party, and Seller or any of its Affiliates shall enforce the provisions of each such agreement.

(c) Except as set forth in Section 6.12(e) through Section 6.12(j), Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its and their Representatives and each of its Affiliates (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Parent Acquisition Proposal from any Person (other than Seller, its Affiliates and their Representatives); (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Parent Acquisition Proposal with any Person (other than Seller, its Affiliates and their Representatives); (iii) provide or cause to be provided to any Person (other than Seller, its Affiliates and their Representatives) any non-public information or data relating to Parent or any of its Subsidiaries, in connection with, or with or for the purpose of encouraging or facilitating, a Parent Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Parent Acquisition Proposal from a Person; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Parent Acquisition Proposal or that could reasonably be expected to lead to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent or Buyer to abandon, terminate or fail to consummate the Transactions contemplated hereby or breach their respective obligations hereunder; or (v) submit any Parent Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent. For the avoidance of doubt, nothing herein shall prevent Parent from holding Financing Discussions; provided, that neither Parent nor Buyer may publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, subscription agreement, arrangement or other agreement relating to a Financing Discussion without Seller’s prior written consent, which shall not be unreasonably conditioned, delayed or withheld.

(d) Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its and their Representatives and each of its Affiliates (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Company Acquisition Proposal from any Person (other than Parent and Buyer and their Affiliates and their Representatives); (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Company Acquisition Proposal with any Person (other than Parent and Buyer and their Affiliates and their Representatives); (iii) provide or cause to be provided to any Person (other than Parent and Buyer and their Affiliates and their Representatives) any non-public information or data relating to Company, in connection with, or with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Company Acquisition Proposal from a Person; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Company Acquisition Proposal or that could reasonably be expected to lead to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Seller, Company or Company Subsidiary to abandon, terminate or fail to consummate the Transactions contemplated hereby or breach their respective obligations hereunder; or (v) submit any Company Acquisition Proposal or any matter related thereto to the vote of the stockholders of Company.

(e) Notwithstanding anything to the contrary in Section 6.12(c), at any time prior to obtaining the Parent Stockholder Approval, if (i) Parent receives an unsolicited bona fide written Parent Acquisition Proposal from a Person which was made on or after the date of this Agreement and did not result from any breach of this Section 6.12, and (ii) the Parent Board (x) determines in good faith (after consultation with Parent’s outside legal counsel and financial advisors) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (y) determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Applicable Law, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Parent Acquisition Proposal; provided, however, that Parent will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any information or enter into, maintain or participate in any such discussions or negotiations except pursuant to a customary confidentiality and standstill agreement on terms no less restrictive than those contained in the Confidentiality Agreement (except for any changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement and the inclusion of a customary standstill provision); provided, further, however, that Parent shall provide (or provide access) to Seller and Company the information, including the properties, assets, books, records and other information of Parent and its Subsidiaries, as provided to such Person, and that was not previously provided to Seller, at or prior to the time such information or data is provided to such Person.

(f) Parent shall promptly (and in any event within 24 hours after notice is received by Parent) advise Seller in writing of (i) any inquiries, proposals or offers regarding any Parent Acquisition Proposal received by Parent or its Subsidiaries or any of their Representatives, (ii) any request to Parent or its or its Subsidiaries or any of their Representatives for non-public information relating to Parent or its Subsidiaries, other than requests for information not reasonably expected to be related to a Parent Acquisition Proposal, and (iii) any inquiry or request made to Parent or its Subsidiaries or any of their Representatives to discuss or negotiate a Parent Acquisition Proposal or any inquiry or request which Parent reasonably believes could lead to a Parent Acquisition Proposal, which notification shall include, in each case, the identity of the Person making any such inquiry, request or Parent Acquisition Proposal, and copies of any written materials provided in connection therewith and summaries of any material terms of any such Parent Acquisition Proposal conveyed verbally.

(g) Except as set forth in this Section 6.12(g), Section 6.12(h) and Section 6.12(i), neither the Parent Board nor any committee thereof shall (i) withdraw, change, amend, qualify or modify in a manner adverse to Seller or Company, or publicly propose to withdraw, change, amend, qualify or modify in a manner adverse to Seller or Company, its Parent Board Recommendation (any of such actions, an “Adverse Recommendation Change”), (ii) approve or recommend any Parent Acquisition Proposal, or (iii) publicly propose to take any such actions. Notwithstanding anything to the contrary in this Section 6.12, if, prior to obtaining Parent Stockholder Approval, Parent receives a Parent Acquisition Proposal, with respect to which no breach of Section 6.12 has occurred, and that the Parent Board or any committee thereof determines in good faith (after consultation with Parent’s outside legal counsel and financial advisors) constitutes a Superior Proposal, the Parent Board may effect an Adverse Recommendation Change; provided, however, that the Parent Board may not effect an Adverse Recommendation Change pursuant to the preceding clause unless Parent has first complied with the provision of Section 6.12(h) and, after so complying, the Parent Board or any committee thereof determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Applicable Law and that such Parent Acquisition Proposal continues to constitute a Superior Proposal.

(h) The Parent Board (or any committee thereof) shall not take any action set forth in Section 6.12(g) unless the Parent Board has first (i) provided written notice to Seller (a “Notice of Superior Proposal”) advising Seller that the Parent Board has received a Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal, identify the Person making such Superior Proposal and include a copy of any relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two Business Days, and compliance with this Section 6.12(h) with respect to such new notice), (ii) negotiated, and caused Parent and its Representatives to negotiate, during the four Business Day period following Seller’s receipt of the Notice of Superior Proposal (or two Business Day period following an amended proposal), as applicable, or if at the time received by Seller there are less than four Business Days (or two Business Days in connection with an amended proposal) before the Parent Stockholders Meeting, as much notice as reasonably practicable (such period, the “Notice Period”), with Seller to enable Seller to make a counteroffer or propose to amend the terms of this Agreement, and (iii) after complying with the preceding clauses (i) and (ii), determined in good faith (after consultation with Parent’s outside legal counsel and financial advisors), in light of any counteroffer or proposed amendment to the terms of this Agreement during the Notice Period, that the Superior Proposal continues to constitute a Superior Proposal.

(i) Nothing set forth in this Agreement shall prevent Parent or the Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to Parent’s stockholders with regard to a Parent Acquisition Proposal if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its disclosure obligations under applicable Law; provided, however, that, in either case, any such disclosure constituting an Adverse Recommendation Change must comply with the provisions of Section 6.12(g) and Section 6.12(h).

(j) For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall any Third Party Acquisition constitute, or be deemed to be, a Superior Proposal.

Section 6.13 Stockholder Litigation. Parent shall (a) keep Seller fully informed on a current basis regarding any stockholder litigation against Parent or its directors or officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and (b) give Seller the opportunity to participate in the defense or settlement of any such stockholder litigation.

Section 6.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct Company’s, Company Subsidiary’s or any of their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Company, Company Subsidiary and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.15 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition” or similar takeover Law (collectively, “Takeover Laws”) is or becomes applicable to this Agreement, the Stock Issuance, the Voting Agreements or any of the other Transactions contemplated hereby, Parent and the Parent Board shall take all action necessary to ensure that the Stock Issuance and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Stock Issuance and the other transactions contemplated hereby.

Section 6.16 Notification of Certain Matters. Parent (on behalf of itself and Buyer) and Seller (on behalf of itself and Company and Company Subsidiary) shall promptly notify each other of (a) any notice or other communication received by such party or its Representatives from any Government Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication could be material to Company, Company Subsidiary, Parent, Buyer or the prompt consummation of the transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to or is reasonably expected to affect the prompt consummation of the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused or would cause or result in any of the conditions set forth in Article X not being satisfied or satisfaction of those conditions being materially delayed, (d) the occurrence or non-occurrence of any event, change, circumstance, effect or state of facts, individually or in the aggregate, that has caused or is reasonably likely to cause any representation or warranty contained in this Agreement of such party to be untrue or inaccurate in any material respect, or (e) any material failure of Seller, Parent or Buyer, as the case may be, or any officer, director, employee, agent or Representative of Seller, Parent or Buyer, as applicable, to comply with any covenant, or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to this Section 6.16 shall not constitute a failure of a condition set forth in Article X except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 6.17 Parent Guaranty. Parent hereby irrevocably and unconditionally guarantees to Seller the performance by Buyer of each and every obligation of Buyer arising out of or related to any Transaction Agreement or in connection with the consummation of the Transactions, including but not limited to the payment of the Purchase Price when and as the same may become due and payable and the punctual and faithful performance, keeping, observance and fulfillment by Buyer of all of its agreements, conditions, covenants and obligations pursuant to each of the Transaction Agreements and in connection with the consummation of the Transactions (the “Parent Guaranty”). This Parent Guaranty includes obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing or renewing such obligations, changing the terms and conditions thereof or creating new or additional obligations after prior such obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Parent hereby waives any right to revoke this Parent Guaranty. This Parent Guaranty is the primary and original obligation of Parent, is not merely the creation of a surety relationship, and is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Parent agrees that its liability under this Parent Guaranty shall be immediate and shall not be contingent upon the exercise or enforcement by Seller of whatever remedies it may have against Buyer.

Section 6.18 NASDAQ Listing. Parent shall use its reasonable best efforts to have the Parent Common Stock to be issued to Seller and the Conversion Shares issuable upon conversion of the Parent Preferred Stock approved for listing on the NASDAQ Capital Market.

Section 6.19 Additional Financial Statements. If this Agreement has not been terminated in accordance with its terms prior to November 10, 2015, Seller shall prepare and deliver to Buyer the combined unaudited balance sheet and the related statements of operations and cash flows of Company as of September 30, 2015 (the “Interim September Financial Statements”) on or before November 10, 2015. The Interim September Financial Statements shall be prepared in a manner consistent with the Interim Financial Statements. In the event the Closing takes place after January 31, 2016 and provided that this Agreement has not been previously terminated in accordance with its terms, Seller shall prepare and deliver to Buyer the combined audited balance sheet and the related statements of operations and cash flows of Company as of December 31, 2015 (the “FY 2015 Financial Statements”) on or before March 15, 2016. The FY 2015 Financial Statements shall be prepared in a manner consistent with the Audited Financial Statements and shall be accompanied by an opinion of Company’s independent auditors.

Section 6.20 Books and Records. During the Pre-Closing Period, Seller and its Affiliates agree to prepare an inventory of all known Seller Business Records, and will work in good faith with Representatives of Buyer to develop a plan to transfer original paper copies of any such Seller Business Records or complete electronic copies of any electronically stored Seller Business Records to Buyer after the Closing.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01 Access.

(a) From and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, SEC or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any Transaction Agreement, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, Parent shall, and shall cause each of Buyer, Company, Company Subsidiary and their respective Affiliates, and their respective Representatives to (A) afford the Seller and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates in respect of Company, Company Subsidiary and the Business, (B) furnish to Seller and its Representatives and their respective Affiliates such additional financial and other information regarding Company, Company Subsidiary, their respective Affiliates and the Business as Seller or its Representatives may from time to time reasonably request and (C) make available to Seller and its Representatives and their respective Affiliates at Seller’s sole expense those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist Seller, its Representatives or their respective Affiliates in connection with its inquiries for any purpose referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(b) If so requested by Buyer or Parent, on the one hand, or Seller or one of its Affiliates, on the other hand, Seller or one of its Affiliates, or Buyer, Parent or one of their respective Affiliates, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with Parent, Buyer and their respective Affiliates, or Seller and its Affiliates, as applicable, with respect to any information to be provided to Seller pursuant to Section 7.01(a).

Section 7.02 Rights to Seller Names and Seller Marks.

(a) Except as expressly authorized under the Trademark License Agreement, Parent, Buyer and their respective Affiliates (which, for the purposes of this Section 7.02, shall include Company and Company Subsidiary) shall cease and discontinue all uses of the Seller Names and Seller Marks immediately upon the Closing. Except as expressly authorized under the Trademark License Agreement, each of Parent and Buyer, for itself and its Affiliates, agrees that the rights of Company and Company Subsidiary to the Seller Names and Seller Marks pursuant to the terms of any trademark agreements or otherwise between Seller and its Affiliates, on the one hand, and Company and Company Subsidiary, on the other hand, shall terminate on the Closing Date.

(b) Each of Parent and Buyer, for itself and its Affiliates, agrees that after the Closing Date it and its Affiliates (which, for the purposes of this Section 7.02, shall include Company and Company Subsidiary) (i) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates and (ii) with respect to Assets managed, operated or leased after the Closing Date, will represent to the managers, operators or lessors of such Assets that such Assets are those of Parent, Buyer or their respective Affiliates and not those of Seller and its Affiliates and (iii) will cooperate with Seller or any of its Affiliates in terminating or assigning any contracts pursuant to which Company or Company Subsidiary license any Seller Names or Seller Mark to customers or any third party. Each of Parent and Buyer shall, and shall cause their respective Affiliates to, take all necessary action to ensure that other users of any Seller Names or Seller Mark shall cease use of the Seller Names and Seller Marks, except as expressly authorized thereafter pursuant to the Trademark License Agreement.

(c) Each of Parent and Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly authorized under the Trademark License Agreement, none of Parent, Buyer nor any of their respective Affiliates shall have any rights in any of the Seller Names and Seller Marks. None of Parent, Buyer or any of their respective Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Seller Marks.

(d) Seller and its Affiliates may use the “Clarient” name (including logos and variations thereof) for ongoing website support and maintenance and as such name may otherwise be included in existing supplies of promotional materials, point-of-sale materials, advertising copy, office supplies, documents, purchase orders, operating manuals, instructional documents and shipping materials, in any case for a period of ninety (90) days following the Closing Date. Seller, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly authorized pursuant to the immediately preceding sentence, neither Seller nor any of its Affiliates after the Closing shall have any rights in the “Clarient” name and shall not contest the ownership or validity of any rights of Buyer or Parent or any of their Affiliates after the Closing in or to the “Clarient” name.

Section 7.03 D&O Insurance. As directed by Seller, Parent shall obtain as of the Closing Date a “tail” insurance policy (the “D&O Tail Policy”) with respect to Liability of Company’s and Company Subsidiary’s past and present directors, officers, secretaries and employees. The cost of the D&O Tail Policy shall be borne by Seller through the calculation of Net Working Capital.

Section 7.04 Insurance.

(a) From and after the Closing Date, Company and Company Subsidiary each shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of Seller’s or its Subsidiaries’ or Affiliates’ insurance policies other than the Transferable Insurance Policies, and, for purposes of this Section 7.04 except for claims arising from incidents and events prior to the Closing Date that were properly reported to the relevant insurer prior to the Closing Date.

(b) Notwithstanding Section 7.04(a), with respect to any claim arising from incidents or events prior to the Closing Date, the Business, Transferred Employees (as defined in Exhibit I), former employees, Inactive Business Employees (as defined in Exhibit I), Company or Company Subsidiary that would be covered by Seller’s (A) third party occurrence-based general liability insurance policies, (B) workers compensation and any employers’ liability insurance policies or comparable country programs; and (C) auto liability insurance (the “Available Insurance Policies”), Company and Company Subsidiary may access, make claims on, claim benefits from or seek coverage under such policies and programs for a three-year period concluding on the third anniversary of the Closing Date (in the case of clause (A) above) or from and after the Closing Date (in the case of clauses (B) and (C) above), in each case on the terms and subject to the conditions of such Available Insurance Policies and this Agreement, provided that:

(i) Company or Company Subsidiary, as applicable, shall report all such claims or efforts to seek benefits or coverage and shall cooperate with Seller in pursuing all such claims as per the scheduled notice requirements which have been provided to Parent and Buyer and shall be solely responsible for notifying the insurance companies of, and complying with all policy conditions for, such claims;

(ii) Seller shall have the right but not the duty to monitor or control any coverage claims or requests for benefits asserted by Company or Company Subsidiary under the Available Insurance Policies, including the coverage positions and arguments asserted therein;

(iii) Company and Company Subsidiary shall not, without the written consent of Seller which consent shall not be unreasonably withheld, (i) erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any Available Insurance Policies, or amend, modify or waive any rights under any such insurance policies and programs or (ii) assign the Available Insurance Policies or their rights or claims under the Available Insurance Policies.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall retain the exclusive right to control all of its insurance policies and programs (other than the Transferable Insurance Policies), including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities or claims Company or Company Subsidiary has made or could make in the future, including coverage claims with respect to claims arising from incidents or events prior to the Closing Date, provided that Buyer and its Affiliates shall cause Company and Company Subsidiary each to cooperate with Seller and share such information as is reasonably necessary to permit Seller to manage and conduct its insurance matters as Seller deems appropriate and that Buyer, its Affiliates, Company and Company Subsidiary hereby grant consent for Seller to inform any affected insurer of the existence of this Agreement and to provide such insurer with a copy hereof. In addition, Buyer and its Affiliates shall cause Company and Company Subsidiary to pursue rights of recovery against third parties with respect to claims or losses for which Company or Company Subsidiary has the ability to mitigate via contract or tort and shall cooperate with Seller with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to Seller to reimburse any and all costs incurred by Seller directly or indirectly as a result of such claims or losses.

(d) At Closing, Buyer shall have in effect all insurance programs to comply with all of Buyer’s contractual and statutory obligations. Buyer assumes responsibility for Worker’s Compensation beginning on the Closing Date, and will be responsible for all claims arising from incidents or events on or after the Closing Date.

(e) With respect to any claim payments made on all open, closed and re-opened claims covered under Seller’s workers’ compensation, domestic or international employers’ liability insurance policies or comparable workers’ compensation self-insurance, state or country programs, Seller will be responsible for all such claims arising from incidents or events prior to the Closing Date, except for any such claims covered under Transferable Insurance Policies.

Section 7.05 Books and Records of Company and Company Subsidiary.

(a) Seller and its Affiliates agree to work in good faith with Buyer and its Representatives to prepare an inventory of all known Seller Business Records within sixty (60) days of Closing and will transfer to Buyer original paper copies of any such Seller Business Records or complete electronic copies of electronically stored Seller Business Records identified on such inventory within one hundred twenty (120) days after Closing, in each case subject to applicable Laws.

(b) Seller and its Affiliates shall have the right to retain copies of books and records (including e-mails) of the Business, including any Seller Business Records, relating to periods ending on or before the Closing Date. Buyer, on the one hand, and Seller, on the other hand, agree that they shall preserve and keep original books and records (including e-mails) in respect of the Business in the possession of Buyer or its Affiliates or, to the extent remaining in their possession after the Closing, Seller or its Affiliates for at least the longer of (a) any applicable statute of limitations and (b) a period of six (6) years from the Closing Date.

(c) During such six (6)-year or longer period, (i) Representatives of Seller and its Affiliates, on the one hand, and Representatives of Buyer and its Affiliates, on the other hand, shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records and e-mails, (ii) Buyer shall use commercially reasonable efforts provide to Seller or its Affiliates or Representatives, within thirty (30) days after written request therefore by Seller , copies of such original books and records and e-mails (subject to applicable Laws) of Company and Company Subsidiary or the Business as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates, and (iii) upon written request by Buyer Seller shall use commercially reasonable efforts to provide to Buyer or its Affiliates or Representatives, within thirty (30) days after such written request is provided, or such shorter period if required for Buyer (or its Affiliates) to comply with applicable Laws or any Order, copies of such original books and records and e-mails (subject to applicable Laws) of Seller with respect to the Business as Buyer or its Affiliates shall reasonably request in connection with any Action to which Buyer or any of its Affiliates are parties with respect to the Business or in connection with the requirements of any Law applicable to Buyer or any of its Affiliates with respect to the Business. Buyer, on the one hand, and Seller, on the other hand, each agrees that requested records will be made available at one of its facilities during normal business hours and that Seller or Buyer, respectively, will be allowed to come on site and make copies or images of any documents it requires.

(d) After such six (6)-year or longer period, both Parties agree that such books and records may be destroyed, unless Seller or Buyer, respectively, has provided the other with notice of the need to retain the documents beyond this time period. After Seller provides Buyer, or Buyer provides Seller, with notice of the need to retain certain documents, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.

Section 7.06 Solvency After Closing. After the Closing, Buyer agrees that it shall not, and that it shall cause its Subsidiaries (which, for purposes of this Section 7.06 shall include Company and Company Subsidiary) not to, take or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the Transactions (or after giving effect to such transactions and to such other subsequent actions or omissions), Buyer or any of its Subsidiaries, including Company and Company Subsidiary, (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the Transactions, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Buyer or any of its Subsidiaries, including Company, Company Subsidiary or their respective trustees in bankruptcy proceedings.

Section 7.07 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Parties; provided, however, that nothing in this Section 7.07 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

ARTICLE VIII

EMPLOYEE MATTERS

With respect to employee matters, the Parties agree and acknowledge that the agreements and covenants set forth in Exhibit I to this Agreement are hereby incorporated into this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.01 Filing of Tax Returns by Seller.

(a) Seller shall (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to Company, Company Subsidiary on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not Company or Company Subsidiary for Tax years or other periods beginning on or before the Closing Date with an initial due date (taking into account any properly obtained extensions) after the Closing Date, and (ii) timely prepare (or cause to be prepared) all (A) stand-alone income Tax Returns required to be filed by Company and Company Subsidiary and (B) affiliated, consolidated, combined or unitary income Tax Returns for a group the parent of which is Company, for Tax years or other periods ending on or before the Closing Date with an initial due date (taking into account requests for extensions to file such returns) after the Closing Date.

(b) Any Tax Return prepared by Seller pursuant to Section 9.01(a) shall (i) reflect a deduction for the Transaction Deductions to the extent permitted in accordance with applicable Law, and (ii) to the extent that such Tax Return shows a net operating loss of Company or Company Subsidiary, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law.

(c) With respect to each Tax Return prepared and filed by Seller pursuant to Section 9.01(a)(i), Seller shall timely remit (or cause to be timely remitted) to the appropriate Taxing Authority any Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns (or are otherwise required to be remitted before the Closing Date). To the extent Parent or Buyer is obligated for such Taxes pursuant to this Agreement, Parent or Buyer, as applicable, shall reimburse Seller for such Taxes within thirty (30) days after payment by Seller.

(d) Buyer shall timely file any Tax Return prepared by Seller pursuant to Section 9.01(a)(ii) and shall timely remit any Taxes which are reflected on such Tax Returns. Buyer shall permit Seller to review and approve (which approval shall not be unreasonably withheld) the making of each such payment.

(e) Promptly, but no later than ninety (90) days after the Closing Date (but, in any event, no later than sixty (60) days before the due date (without extensions) of the relevant Tax Return), each Party shall provide (or cause to be provided) to any other Party any information requested by such other Party relating to Company or Company Subsidiary within its possession to facilitate the preparation and filing of the Tax Returns described in Sections 9.01(a) and 9.02(a). In the case of any such requests by Seller, Buyer shall prepare (or cause to be prepared) such information in a manner consistent with past practice of the Business.

Section 9.02 Filing of Tax Returns by Buyer.

(a) Except for the Tax Returns described in Section 9.01(a), Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of Company and Company Subsidiary with an initial due date (taking into account any properly obtained extensions) after the Closing Date. Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. To the extent Seller is obligated for any such Taxes pursuant to this Agreement and Parent or Buyer is required to pay such taxes, Seller shall reimburse Parent or Buyer, as applicable, for such Taxes within thirty (30) days after payment by Buyer.

(b) Except upon Seller’s written request pursuant to Section 9.04, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit Company or Company Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to Company or Company Subsidiary (or a group the parent of which is Company) with respect to any taxable year or other period (or portion thereof) ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

Section 9.03 Straddle Periods.

(a) For all purposes under this Agreement, in the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of Company or Company Subsidiary, as applicable terminated at the end of the Closing Date. Any Transaction Deductions shall be reflected as a deduction in the portion of any Straddle Period ending at the end of the Closing Date.

Section 9.04 Refunds. Following the Closing, to the extent not reflected in the calculation of Final Working Capital, Buyer shall pay (or cause to be paid) to Seller (i) any Tax refunds that are received by Company or Company Subsidiary (or Buyer or Parent on their behalf), and any amounts credited against Tax to which Company or Company Subsidiary (or Buyer or Parent) becomes entitled, that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date; and (ii) any refunds or over accruals of Taxes that are accrued as a Liability in the Final Working Capital Statement (in each case, including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund); provided, however, that Buyer shall be entitled to any refunds of Taxes to the extent that such refunds are reflected as an asset for purposes of, and taken into account in, the Final Working Capital Statement. Upon Seller’s request, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Tax period ending on or before the Closing Date, to which Seller is entitled pursuant to the immediately preceding sentence. Any payments required to be made under this Section 9.04 shall be made in immediately available funds, to an account or accounts as directed by Seller, within fifteen (15) days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Seller has not otherwise agreed to provide indemnification under this Agreement, and otherwise in accordance with Section 3.05.

Section 9.05 Agreed Tax Treatment. Buyer shall be a “C corporation” for purposes of the Code. Buyer shall (i) cause Company and Company Subsidiary to join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date, (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of Company and Company Subsidiary and (iii) treat the sale and purchase of the Shares pursuant to this Agreement as a transaction in which any gain or loss is fully recognized on the disposition of the Shares under the Code (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.

Section 9.06 Post-Closing Actions. Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, Company and Company Subsidiary) to (i)) amend, file, or re-file any Tax Return of Company or Company Subsidiary that was originally due on or before the Closing Date, (ii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of Company or Company Subsidiary that were originally due on or before the Closing Date, (iii) take any action relating to Taxes, or that could create a Tax Liability, after the Closing that is outside the ordinary course of business (other than as expressly contemplated by this Agreement), or (iv) except upon Seller’s request pursuant to Section 9.04, carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date. Parent shall not, and shall not permit Buyer to and Buyer shall not, liquidate or merge Buyer during a one

(1) year period starting on the Closing Date. Parent shall not, and shall not permit Buyer to merge (which for the purposes of this Section 9.06 shall include any transaction treated as a merger under state Law applicable to Company) Company during a one (1) year period starting on the Closing Date. For the avoidance of doubt, nothing in this Section 9.06 shall prohibit Parent, Buyer (other than any such merger transaction where Buyer is not the surviving entity) or Company Subsidiary from engaging in any merger transaction with another entity (other than Company) or from merging Company Subsidiary into Buyer at any time.

Section 9.07 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer shall be liable for Transfer Taxes imposed or arising with respect to the Transactions. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file such Tax Return. If Seller or any of its Affiliates (other than Company and Company Subsidiary) files any such Tax Return, Buyer shall promptly reimburse Seller for any Transfer Taxes paid by Seller or such Affiliate in connection with the filing of such Tax Return. Buyer and Seller each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 9.08 Tax Sharing Agreements. To the extent relating to Company or Company Subsidiary, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than for the avoidance of doubt this Agreement or any other agreement the principal subject matter of which is not Taxes), if any, to which any of Company or Company Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than Company and Company Subsidiary), on the other hand, are parties, and neither Seller nor any Affiliate of Seller, on the one hand, or Company or Company Subsidiary, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date.

Section 9.09 Tax Cooperation. Without limiting the obligations set forth in Sections 6.02 and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Company, Company Subsidiary or their assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to Company, Company Subsidiary or their assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article IX. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to taxable years or other periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04(a).

Section 9.10 Section 338. Neither Parent nor Buyer shall make (or permit to be made) any election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the acquisition of Company and Company Subsidiary.

Section 9.11 FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a certificate of non-foreign status that complies with Section 1445 of the Code in form and substance reasonably satisfactory to Buyer.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Seller’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent contained in this Agreement shall be true and correct, except for where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date) and (ii) the covenants contained in this Agreement required to be complied with by Parent and/or Buyer, as applicable, on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate signed by an authorized officers of Parent and Buyer, dated the Closing Date, to the foregoing effect.

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained, (ii) Buyer Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the Transactions shall have expired or shall have been terminated.

(c) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Shares or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(d) Stockholder Approvals. The Parent Stockholder Approval and the Transaction Approval shall have been obtained.

(e) Parent Board of Directors. In accordance with its organizational documents, the size of the Parent Board shall be ten (10) directors as of the Closing, and there will be at least one vacancy on the Parent Board as of the Closing such that Seller’s designee to the Parent Board may be appointed as set forth in the Investor Rights Agreement.

(f) NASDAQ Approval. The Parent Common Stock to be issued to Seller in connection with this Agreement and the Conversion Shares issuable upon conversion of the Parent Preferred Stock shall have been approved for listing subject to notice of issuance on the NASDAQ Capital Market.

(g) Certificate of Designation. The certificate of designation of Parent authorizing the Parent Preferred Stock (the “Certificate of Designation”), in the form attached hereto as Exhibit J shall have been duly and validly filed with the applicable Government Authority.

(h) Legal Opinion. Buyer shall have caused K&L Gates LLP and Snell & Wilmer, LLP to deliver legal opinions substantially in the form of Exhibit K hereto.

(i) Transaction Agreements. Parent shall have executed and delivered to Seller all Parent Transaction Agreements, and Buyer shall have executed and delivered to Seller all Buyer Transaction Agreements.

Section 10.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Buyer’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to the exceptions of “material” or “Company Material Adverse Effect” in such representations and warranties; and (ii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect.

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained, (ii) Seller Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Shares or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(d) Stockholder Approvals. The Parent Stockholder Approval and the Transaction Approval shall have been obtained.

(e) No Company Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect.

(f) Seller Transaction Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer and Parent all Seller Transaction Agreements.

Section 10.03 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, including as required by Section 6.04.

Section 10.04 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller, if Parent or Buyer, as applicable shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Parent or Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date; provided, however, that Seller is not then in material breach of this Agreement;

(c) by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 10.02(a)

not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;

(d) by either Seller or Buyer if the Closing shall not have occurred by the date that is nine (9) months from the Agreement Date (as may be extended pursuant to the following proviso, the “Outside Date”); provided, however, that if on July 5, 2016 all Closing Conditions have been satisfied (other than the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b)), then either Seller or Buyer may (in its sole discretion) extend the Outside Date for an additional thirty (30) days by delivery of written notice of such extension to the other no fewer than five (5) Business Days before the initial Outside Date; and provided, further, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to either Party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, including taking the actions required by Section 6.04)) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date;

(e) by either Seller or Buyer in the event of the issuance of a final, nonappealable Order permanently restraining or prohibiting the Closing; provided, however, the right to terminate this Agreement under this Section 11.01(e) shall not be available to Buyer if the issuance of such final, nonappealable Order was primarily due to the failure of Buyer to perform its obligations under this Agreement;

(f) by either Seller or Buyer if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have voted on the Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at such meeting (including at any adjournment or postponement thereof pursuant to Section 6.05) by the Parent Stockholder Approval; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.01(f) if the failure to obtain such Parent Stockholder Approval results from a breach of this Agreement by Parent or Buyer at or prior to the Closing;

(g) by Seller, if (i) all of the conditions set forth in Section 10.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied and (ii) Parent or Buyer has failed to obtain proceeds pursuant to the Commitment Letters (including as any Commitment Letters may be amended, supplemented, modified or replaced in accordance with Section 6.11) sufficient to fund the Closing Cash Payment and all other fees and expenses as may be necessary to consummate the transactions contemplated by this Agreement; or

(h) by Seller, if a Triggering Event shall have occurred.

Section 11.02 Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party.

Section 11.03 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (a) Section 6.03, (b) Section 11.01, this Section 11.03 and Section 11.04, (c) Article XIII and (d) Exhibit A. Nothing in this Section 11.03 shall be deemed to release any Party from any Liability for any breach by such Party of any term of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 11.04 Termination Fees. Notwithstanding Section 11.03, and in addition to either party’s right to compel specific performance by any other party of its obligations under this Agreement, if this Agreement is terminated:

(a) (i) by Seller or Buyer pursuant to Section 11.01(d) or (ii) by Seller or Buyer pursuant to Section 11.01(e) as a result of an Order issued pursuant to Antitrust Laws, then Buyer shall pay an amount in cash equal to $15,000,000; provided that, (A) in the case of the preceding clause (i) only, at the time of such termination of this Agreement, the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b) shall not have been satisfied and (B) in the case of clause (ii) only, Seller shall not be entitled to such payment if Seller is then in material breach of its obligations under Section 6.04(a), 6.04(b), 6.04(d), 6.04(g) and the penultimate sentence of 6.04(c);

(b) by Seller pursuant to Section 11.01(g), then Buyer shall pay an amount in cash equal to $15,000,000;

(c) by Seller or Buyer pursuant to Section 11.01(f), then Buyer shall pay an amount in cash equal to $3,000,000.00;

(d) by Seller pursuant to Section 11.01(h), then Buyer shall pay an amount in cash equal to $15,000,000.00; or

(e) (i) (A) by Seller pursuant to Section 11.01(b), (B) by Seller or Buyer pursuant to Section 11.01(d) (only if at such time the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b) have been satisfied) or (C) by Seller or Buyer pursuant to Section 11.01(f), and (ii) (A) a Parent Acquisition Proposal has been made after the Agreement Date and (B) within 12 months of the termination of this Agreement, Parent (1) enters into a definitive agreement with respect to a Parent Acquisition Proposal or (2) consummates a Parent Acquisition Proposal, then Buyer shall pay an amount in cash equal to $15,000,000,00; provided, that any amounts previously paid by Buyer pursuant to Section 11.04(c) shall be credited against such amount;

in each case, to Seller by wire transfer of immediately available funds, to a bank account or accounts specified by Seller in writing to Buyer, concurrent with such termination in the event of a termination by Buyer pursuant to Section 11.01(d) or Section 11.01(e) with respect to amounts payable pursuant to Section 11.04(a) or Section 11.01(f) with respect to amounts payable pursuant to Section 11.04(c) and as promptly as reasonably practicable (and in any event, within five (5) Business Days) with respect to all other amounts payable pursuant to this Section 11.04. Buyer acknowledges that (x) the agreements contained in this Section 11.04 are an integral part of the Transactions, (y) the fees payable pursuant to this Section 11.04 are not a penalty, but constitute liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (z) that without these agreements, Seller would not have entered into this Agreement; accordingly, if Buyer fails to timely pay any amount due pursuant to this Section 11.04, and, in order to obtain the payment, Seller commences an Action which results in a judgment against Buyer for the payment set forth in this Section 11.04, Buyer shall pay Seller its reasonable out-of-pocket expenses (including attorney’s fees and expenses and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received.

ARTICLE XII

SURVIVAL

Section 12.01 Survival of Representations and Warranties. The rights of the Parties to indemnification under this Agreement with respect to the representations and warranties made hereunder shall survive the Closing (i) for a period of fifteen (15) months; provided, however (ii) that the rights of the applicable Parties to indemnification under this Agreement with respect to the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04(i) and 4.17 (collectively, the “Non-Healthcare Fundamental Seller Representations”), and Sections 5.01, 5.02, 5.03(i), 5.05, 5.13, 5.17, 5.24 and 5.26 (collectively, the “Non-Healthcare Fundamental Buyer Representations”), shall survive the Closing for a period of six (6) years, and (iii) that the rights of the applicable Parties to indemnification under this Agreement with respect to the representations and warranties in Sections 4.10 and 4.11 (collectively, the “Healthcare Fundamental Seller Representations”) and Sections 5.07 and 5.08 (collectively, the “Healthcare Fundamental Buyer Representations”) shall survive the Closing for a period of six (6) years. None of the covenants or other agreements in contained in this Agreement shall survive the Closing other than the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, which covenants and agreements shall survive until the earlier of (a) the period provided in such covenants and agreements, if any, or until fully performed and (b) the date that is six (6) years after the Closing Date. Any claim for indemnification pursuant to this Section 12.01 that is made in accordance with the requirements set forth in Section 12.05 prior to the expiration of the applicable survival period set forth in this Section 12.01 with respect to such claim shall survive, subject to the remaining limitations set forth in this Section 12.01, until such claim is finally resolved.

Section 12.02 Indemnification by Seller. From and after the Closing, Seller shall, subject to the provisions of this Article XII, indemnify and hold harmless each of Buyer, Parent and their respective Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) prior to their expiration in accordance with Section 12.01, the inaccuracy of any representation or warranty made by Seller in Article IV (in each case, other than the Non-Healthcare Fundamental Seller Representations and the Healthcare Fundamental Seller Representations) as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except (i) for such qualifications in Section 4.07(a) and (b) and (ii) that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(b) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Non-Healthcare Fundamental Seller Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(c) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Healthcare Fundamental Seller Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except (i) for such qualification in Section 4.11(g) and Section 4.11(h)(1) and (ii) that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(d) prior to their expiration in accordance with Section 12.01, the failure by Seller, Company or Company Subsidiary to perform any covenant or agreement made by Seller or, solely with respect to covenants or agreements that by their terms apply or are to be performed prior to the Closing, Company or Company Subsidiary in this Agreement;

(e) as a result of (i) any and all income Taxes imposed on Company or Company Subsidiary, or with respect to the Business, for any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date; (ii) any and all Taxes of any Person (other than Company, Company Subsidiary or Parent or any of its Affiliates) imposed on Company or Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation (except, in each case, Taxes imposed pursuant to a contract the principal subject matter of which is not Taxes), which Taxes are due with respect to any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date and relate to an event or transaction occurring prior to the Closing, (iii) any Taxes of any member (other than Company or Company Subsidiary) of any affiliated, consolidated, combined or unitary group (other than any such group of which Parent or any of its Affiliates is a member) for which Company or Company Subsidiary is liable as a result of Company’s or Company Subsidiary’s being a member of such group before the Closing, including pursuant to Treasury Regulations

Section 1.1502-6 (or under any similar provision of foreign, state or local Law); and (iv) any and all Taxes incurred that arise or result from the failure of Company, Company Subsidiary or Seller to perform any of their covenants or agreements in Article IX or Section 6.01(a)(vi), provided, however, that in the case of Company or Company Subsidiary this clause (iv) shall apply only to such failures occurring prior to the Closing; and

Section 12.03 Indemnification by Buyer and Parent. From and after the Closing, Buyer and Parent shall, jointly and severally, subject to the provisions of this Article XII, indemnify and hold harmless Seller and its respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) prior to their expiration in accordance with Section 12.01, the inaccuracy of any representation or warranty made by Parent in Article V (in each case, other than the Non-Healthcare Fundamental Buyer Representations and the Healthcare Fundamental Buyer Representations), as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except (i) for such qualifications in Section 5.19(a) and (b) and (ii) that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(b) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Non-Healthcare Fundamental Buyer Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(c) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Healthcare Fundamental Buyer Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except (i) for such qualification in Section 5.08(g) and Section 5.08(h)(1) and (ii) that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(d) prior to their expiration in accordance with Section 12.01, the failure by Buyer or Parent to perform any material covenant or agreement made by Buyer or Parent or, , solely with respect to covenants or agreements that by their terms apply or are to be performed after the Closing, Company or Company Subsidiary, in this Agreement;

(e) as a result of (i) any and all income Taxes imposed on Parent or Buyer, or with respect to the business of either Parent or Buyer, for any Tax period for which Taxes are originally due on or before the Closing Date; (ii) any and all Taxes of any Person (other than Parent or Buyer or any of their Affiliates) imposed on Parent or Buyer as a transferee or successor, by contract or pursuant to any law, rule or regulation (except, in each case, Taxes imposed pursuant to a contract the principal subject matter of which is not Taxes), which Taxes are due with respect to any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date and relate to an event or transaction occurring prior to the Closing, (iii) any Taxes of any member (other than Parent or Buyer) of any affiliated, consolidated, combined or unitary group (other than any such group of which Parent or any of its Affiliates is a member) for which Parent or Buyer is liable as a result of Parent’s or Buyer’s being a member of such group before the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or under any similar provision of foreign, state or local Law); and (iv) any and all Taxes incurred that arise or result from the failure of Parent or Buyer to perform any of their covenants or agreements in Article IX; and

(f) the Business or operation of, and any actions taken with respect thereto by, Company, Company Subsidiary, Buyer or Parent after the Closing.

Section 12.04 Character of Indemnity Payments.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 12.02(a) until the aggregate amount of the Buyer Indemnified Parties’ Losses for which such Buyer Indemnified Parties seek indemnification pursuant to Section 12.02(a) exceeds $2,000,000 (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of such Buyer Indemnified Parties in excess of the Deductible Amount;

(ii) Buyer and Parent shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 12.03(a) until the aggregate amount of the Seller Indemnified Parties’ Losses for which such Seller Indemnified Parties seek indemnification pursuant to Section 12.03(a) exceeds the Deductible Amount, after which Buyer and Parent shall only be obligated for such aggregate Losses of such Seller Indemnified Parties in excess of the Deductible Amount;

(iii) Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 12.02(c) until the aggregate amount of the Buyer Indemnified Parties’ Losses for which such Buyer Indemnified Parties seek indemnification pursuant to Section 12.02(c) exceeds $2,000,000 (the “Basket Amount”), provided, that if such Basket Amount is met, then Seller will be obligated for all such Losses in connection with Section 12.02(c), including all such amounts comprising the Basket Amount;

(iv) Buyer and Parent shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 12.03(c) until the aggregate amount of the Seller Indemnified Parties’ Losses for which such Seller Indemnified Parties seek indemnification pursuant to Section 12.03(c) exceeds the Basket Amount, provided, that if such Basket Amount is met, then Buyer and Parent will be obligated for all such Losses in connection with Section 12.03(c) , including all such amounts comprising the Basket Amount;

(v) The cumulative indemnification obligations of Seller pursuant to Section 12.02(a) and Section 12.02(c) shall in no event exceed $50,000,000 (the “Cap Amount”);

(vi) The cumulative indemnification obligations of Buyer and Parent pursuant to Section 12.03(a) and Section 12.03(c) shall in no event exceed the Cap Amount;

(vii) The cumulative indemnification obligations of Seller under this Article XII or otherwise shall in no event exceed $280,000,000 (the “Cumulative Cap Amount”), payable in accordance with Section 12.07(e);

(viii) The cumulative indemnification obligations of Buyer and Parent under this Article XII or otherwise shall in no event exceed the Cumulative Cap Amount; and

(ix) No Buyer Indemnified Party shall be entitled to make a claim for indemnification under this Article XII with respect to any Losses to the extent such amounts are reflected in Final Working Capital, Final Indebtedness or Final Cash but only to the extent of the amount of such Losses so reflected.

(b) Tax. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Base Cash Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

Section 12.05 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to indemnification pursuant to Section 12.02 or Section 12.03 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (an “Indemnifying Party”) promptly after obtaining knowledge of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification that such Person may have under Section 12.02 or 12.03, as applicable (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”). The notice shall set forth in reasonable detail the claim, the basis for indemnification and a good faith estimate of all related Losses, to the extent practicable. Failure to give notice shall not release the Indemnifying Party from its obligations under Section 12.02 or 12.03, as applicable, except to the extent that the failure prejudices such Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered before the expiration of any applicable survival period specified in Section 12.01 for claims with respect to such representation, warranty, covenant or agreement. Notwithstanding the above, each Indemnified Party shall give written notice to the Indemnifying Party (“Self-Disclosure Notice”) no less than twenty (20) days prior to disclosing any circumstances or conduct pursuant to CMS’ Self-Referral Disclosure Protocol, the OIG’s Self Disclosure Protocol or a voluntary self-disclosure overpayment on CMS’ Overpayment Refund Form (the “Self-Disclosure”), but only so long as the circumstances or conduct proposed to be disclosed would reasonably be expected to give rise to a right of indemnification that the Indemnified Party may have under Section 12.02 in excess of the Basket Amount. The Self-Disclosure Notice shall set forth in reasonable detail the claim, the basis for indemnification and a good faith estimate of the related Losses, and shall provide a draft of any proposed self-disclosure submission. In the ten (10) day period after receipt of the Self-Disclosure Notice, the Indemnified Party shall afford the Indemnifying Party the opportunity to present its views as to whether any such Self-Disclosure is necessary and to comment upon and consult with the Indemnified Party on the draft self-disclosure submission prior to disclosing such submission to the OIG, CMS or CMS contractor, as applicable. The Indemnified Party may not submit the Self-Disclosure until the earlier of its receipt of comments from the Indemnifying Party or the expiration of such ten (10)-day comment period. The Indemnified Party shall provide a draft of any proposed settlement agreement to the Indemnifying Party, but only so long as the circumstances or conduct of the Self-Disclosure continue to be reasonably expected to give rise to a right of indemnification that the Indemnified Party may have under Section 12.02 in excess of the Basket Amount. In the ten (10) day period after receipt of any such proposed settlement agreement, the Indemnifying Party shall provide either its (a) final approval and consent, which shall not be unreasonably conditioned, delayed or withheld, or (b) objection to such proposed settlement agreement, together with reasonable detail as to the basis therefor. If the Indemnifying Party has provided such approval or consent or if such ten (10) day period has expired without any response from the Indemnifying Party, the Indemnified Party may proceed to execute any such settlement agreement with the OIG, CMS or CMS contractor, as applicable. If the Indemnifying Party has objected to any such settlement agreement, in the ten (10) day period after receipt of such objection, the Indemnified Party shall consult with the Indemnifying Party in good faith negotiations to attempt to resolve the basis for the objection prior to executing any such settlement agreement, but in any case the Indemnified Party may proceed to execute any such settlement agreement with the OIG, CMS or CMS contractor, as applicable, at the end of such ten (10) day negotiation period.

(b) Defense of Third Party Claims. If a Third Party Claim shall arise, the Indemnifying Party may assume the defense of such Third Party Claim by providing written notice to the Indemnified Party within thirty (30) days after receipt of the notice of such claim. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article XII unless (i) the Indemnified Party is advised by counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within thirty (30) Business Days after notice of the assertion of any such claim or institution of any such Third Party Claim, (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, or (iv) such Third Party Claim relates to or arises in connection with any criminal action, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 12.05, (A) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 12.02 or Section 12.03 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as a part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any financial or equitable remedy on the Indemnified Party or any Asset, as applicable, does not cause any restriction or condition that would apply to or materially adversely affect the Indemnified Party or the conduct of the Indemnified Party’s business or require the Indemnified Party to admit any fault, wrongdoing, violation, culpability or failure to act by or on behalf of the Indemnified Party, and (B) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 12.02 or Section 12.03 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Seller or Parent, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. Notwithstanding the foregoing provisions of this Section 12.05, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c) Resolution of Claims. Following timely provided notice of an indemnification claim under this Agreement in accordance with Section 12.05(a) (other than a Third Party Claim which is governed by Section 12.05(b)), the Indemnifying Party will have thirty (30) days from the date notice was provided of such claim (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or advisable. For purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party all the information reasonably related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party will provide to the Indemnified Party written notice thereof (the “Indemnification Dispute Notice”) prior to the expiration of the Dispute Period. If no Indemnification Dispute Notice is timely provided to the Indemnified Party within the Dispute Period or if the Indemnifying Party provides notice that it does not have a dispute with respect to such claim for indemnification, then such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Approved Indemnification Claim”). The Indemnifying Party will pay the amount of the Approved Indemnification Claim by wire transfer of immediately available funds (or, with respect to Seller, pursuant to Section 12.07(e)) to the account designated in writing by the Indemnified Party within five (5) Business Days after such claim is determined to be an Approved Indemnification Claim. If a Dispute Notice is provided to the Indemnified Party within the Dispute Period and the Indemnifying Party and the Indemnified Party do not agree to the validity and/or amount of such disputed claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of at least sixty (60) days to resolve the dispute. If the Indemnifying Party and the Indemnified Party are unable to come to an agreement regarding such disputed claim during such sixty (60) day period, such dispute shall be deemed a Transaction Dispute and resolved in accordance with Section 13.13.

Section 12.06 Exclusive Remedies . Except as otherwise expressly set forth in this Agreement, and except for fraud or intentional misrepresentation, following the Closing, the indemnification provisions of this Article XII shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or Seller, respectively, or any breach or failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, except for fraud or intentional misrepresentation, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 12.07 Additional Indemnification Provisions.

(a) With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any Tax benefit actually recognized by the Indemnified Party as the result of the Loss giving rise to the indemnification obligation and which results in an actual reduction of cash Taxes paid by the Indemnified Party in the taxable year of the Loss giving rise to the obligation or any of the subsequent five (5) taxable years (determined in each of such taxable years on a “with and without basis” by comparing the Indemnified Parties’ liability for Taxes in such year with and without taking into account such Loss and the Tax consequences of any reduction in the Buyer’s Tax basis in the Shares resulting from the indemnification payment (“Share Basis Reduction”)); provided, however, that if (A) such Tax benefit is recognized after an indemnification payment is made (but within such five (5) taxable year period), the relevant Indemnified Party will pay within fifteen (15) days of so recognizing such Tax benefit to the relevant Indemnifying Party an amount equal to such reduction in cash Taxes paid, and (B) if any Tax cost is incurred by an Indemnified Party after the indemnification payment is made (but within such five (5) taxable year period on account of the indemnification payment (including, without limitation, the Tax effect of any Share Basis Reduction resulting therefrom)), the relevant Indemnifying Party will pay within fifteen (15) days of the Indemnified Party recognizing such Tax cost to the relevant Indemnified Party an amount equal to such cost (which amount shall in no event exceed in the aggregate the amount of the related Tax benefit which resulted in a reduction of an indemnification obligation or payment by the relevant Indemnified Party to the relevant Indemnifying Party pursuant to this Section 12.07(a)), (ii) all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (including the recovery or reimbursement of payments from a Taxing Authority), (iii) all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter on the Financial Statements, (iv) no representation or warranty of Seller or Parent shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event that is disclosed in connection with another representation or warranty contained in this Agreement, and (v) Seller shall not be liable for any Losses to the extent that such Losses suffered by any Buyer Indemnified Party, on the one hand, and Parent shall not be liable for any Losses to the extent that such Losses suffered by any Seller Indemnified Party, on the other hand, (A) result from any act or omission by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, (B) result from the failure of such Buyer Indemnified Party or Seller Indemnified Party, as applicable, to take reasonable action to mitigate such Losses, (C) are taken into account in the calculation of Final Working Capital, (D) result from the operation of Company, Company Subsidiary or the Business, in the case of a Buyer Indemnified Party, or any event or occurrence, after the Closing, (E) result from the operation of Company, Company Subsidiary or the Business, in the case of a Seller Indemnified Party, or any event or occurrence, prior to the Closing, or (F) are caused by or result from any action (1) that Seller or Parent is required, permitted or requested to take pursuant Section 6.01 (including pursuant to the consent of Buyer or Seller, as applicable) or (2) that Seller or Parent having sought Buyer’s or Seller’s consent, as applicable, pursuant to Section 6.01, did not take as a result of Buyer or Seller, as applicable, having unreasonably withheld, conditioned or delayed the requested consent. With respect to clause (i) of this Section 12.07(a), the Indemnified Party shall first use commercially reasonable efforts to collect any amounts under such indemnification agreements, insurance policies or other sources of reimbursement to the same extent as they would if such Loss were not subject to indemnification hereunder or otherwise; provided that, (x) in accordance with and subject to the terms of this Article XII, the Indemnified Party may submit a claim for indemnification prior to or simultaneously with satisfying such commercially reasonable efforts to collect such amounts prior to being indemnified with respect to such Losses, and (y) recovery for any such claims from the Indemnifying Party shall be permitted in accordance with and subject to the terms of this Article XII in the event that an insurance, indemnity, reimbursement or similar recovery is not actually and fully realized, to the extent of such Losses, by the Indemnified Party within one hundred twenty (120) days of the date of such claim by the Indemnified Party in accordance with and subject to the terms of this Article XII; and provided, further, that the diligence findings, opinions or disposition of any insurance company with respect to any claim for indemnification, the determination of such insurance company regarding whether to deny or pay any claim in whole or in part, and all communications between such insurance company and any Indemnified Party, shall not be binding on the Parties, any Buyer Indemnified Party or any Seller Indemnified Party or have any force or effect with respect to any claim for indemnification hereunder. If an Indemnified Party receives any such insurance proceeds or indemnity, reimbursement or similar payments after being indemnified hereunder with respect to some or all of such Losses, the Indemnified Party shall pay to the Indemnifying Party the lesser of (I) the amount of such insurance proceeds or indemnity, reimbursement or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (II) the aggregate amount paid by the Indemnifying Party to any Indemnified Party with respect to such Losses.

(b) The Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) except in the case of a claim for indemnification based on a breach of the representations and warranties set forth in Section 4.17(i) or Section 5.24(i) or, with respect to Buyer Indemnified Parties, a breach of a covenant set forth in Section 6.01(a)(vi), are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, Buyer or any of its Affiliates (including, for the avoidance of doubt, Company and Company Subsidiary) after the Closing, on the one hand, or Seller or any of its Affiliates, on the other hand, that are not specifically contemplated by this Agreement, (iv) result from any Parent or Buyer, on the one hand, or Seller, on the other hand, financing transaction undertaken after the Closing Date (for this purpose, a financing transaction means an issuance of stock or debt by Buyer or Parent, on the one hand, or Seller, on the other hand, after the Closing Date) or (v) except, (A) in the case of a claim for indemnification based on a breach of the representations and warranties set forth in Section 4.17(i) or Section 5.24(i) or, with respect to Buyer Indemnified Parties, a breach of a covenant set forth in Section 6.01(a)(vi) or (B) with respect to Buyer Indemnified Parties and with respect to any Taxes originally due after the Closing (or due after Closing as the result of extending the due date of a Tax Return) that relate to a Tax period (and the portion of any Straddle Period) ending on or before the Closing Date, do not result from a Tax Claim.

(c) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(d) The Parties agree that the covenants of Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement may not be used to circumvent the negotiated limitations (e.g., knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in such representations and warranties and procedures with respect to the recovery by a Buyer Indemnified party on account of the breach by Seller of any of the representations made in Article IV or the recovery by Seller Indemnified Party on account of the breach by Parent of any of the representations made in Article V.

(e) The Parties agree that any indemnification payments by Seller for Losses incurred by a Buyer Indemnified Party pursuant to this Article XII (i) first, for amounts up to the amount of the Closing Cash

Payment, shall be paid in cash and (ii) then, for amounts in excess of the amount of the Closing Cash Payment, shall be paid in Parent Preferred Stock until all such Parent Preferred Stock then held by Seller is exhausted, and (iii) then, for any remaining amounts, in Parent Common Stock; provided, that the value of (A) each share of Parent Preferred Stock shall be equal to the issue price as set forth in the Certificate of Designation and (B) each share of Parent Common Stock shall be equal to the volume-weighted average trading price of the Parent Common Stock for the twenty (20) trading days preceding the applicable date of payment for the purposes of this Section 12.07(e).

Section 12.08 Acknowledgements. Parent and Buyer, on the one hand, and Seller, on the other hand, each expressly agrees and acknowledges that none of Seller, on the one hand, or Parent and Buyer, on the other hand, or any of their respective Affiliates or their respective Representatives or any other Person has made, nor shall any such Person be deemed to have made, and each such Person disclaims, and Buyer, Parent and Seller, as applicable, has not relied upon and shall make no claim with respect to (i) any representation or warranty, covenant or agreement, express or implied, with respect to Buyer, Parent, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise, other than the representations and warranties set forth in Article IV or Article V, as applicable (as the same may be modified by the Disclosure Schedules) and other than such covenants and agreements of Seller, on the one hand, or Parent or Buyer, on the other hand, that are expressly set forth in this Agreement; or (ii) any representation or warranty with respect to the accuracy or completeness of any information regarding Buyer, Parent, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise that has been furnished or made available to Seller or Buyer, as applicable, and their respective Representatives, other than the representations and warranties set forth in Article IV or Article V, as applicable (as the same may be modified by the Disclosure Schedules). None of Seller, on the one hand, or Parent or Buyer, on the other hand, or any of their respective Affiliates or their respective Representatives shall have or be subject to any Liability to Buyer or Parent, on the one hand, or Seller, on the other hand, or any other Person resulting from or in connection with the dissemination to Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives or any other Person, or the use by Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives or any other Person, of any information regarding Parent, Buyer, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise, including any information, documents or material made available to Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives in any “data room”, “teaser”, due diligence interview, management presentation or in any other form in connection with or in expectation of the entry into this Agreement or consummation of the Transactions. Without limiting the generality of the foregoing, Buyer and Parent, on the one hand, and Seller, on the other hand, each agrees and acknowledges that any cost estimate, financial or other projections or other predictions that may be contained or referred to in this Agreement, the Disclosure Schedules or elsewhere, as well as any such information, documents or other materials (including any such materials set forth in the preceding sentence) (collectively, the “Projections”) are not, and shall not be deemed to be, a representation or warranty of Seller, on the one hand, or Buyer or Parent, on the other hand, or any of their respective Affiliates, and none of Seller, on the one hand, or Buyer or Parent, on the other hand, or their respective Affiliates or their respective Representatives will be liable in respect of the accuracy or completeness of any Projections, except as expressly set forth in Article IV or Article V, as applicable (as modified by the Disclosure Schedules).

Section 12.09 Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall any Indemnified Party have any Liability under any Transaction Agreement (including under this Article XII) for (i) any consequential, special, incidental, indirect or punitive damages (except (a) to the extent punitive damages are paid in connection with a Third Party Claim finally resolved in accordance with Section 12.05 or (b) fines or penalties imposed by a Government Authority) or lost profits or similar items (including loss of revenue; income or profits; any amount calculated based upon any multiple of earnings, book value or cash flow; diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement); provided that such limitation with respect to lost profits shall not limit any Indemnified Party’s right to recover contract damages in connection with such Party’s failure to close in breach or violation of this Agreement, or (ii) any amount that is a possible or potential Loss that the Indemnified Party believes may be asserted rather than a Loss that has in fact been paid or incurred by an Indemnified Party pursuant to the provisions of this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as would be determined under the Laws of the State of New York as required to be applied thereunder by a court sitting in the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning or at the end of the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday or if an action is to be taken within two (2) days of a target date and the target date is a Thursday, the action must be taken by Tuesday); if the last day of any period referenced herein is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (ii) references to the terms “Article”, “Section”, “subsection”, “subclause”, “clause”, “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(f) (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the terms “include”, “includes”, “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified; (iii) the term “any” means “any and all”; and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g) (i) references to “days” means calendar days unless Business Days are expressly specified; (ii) references to “written” or “in writing” include in electronic form; and (iii) references to “$” mean U.S. dollars;

(h) references to any Person includes such Person’s successors and permitted assigns; and

(i) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 13.02 Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 13.03 Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 13.03); or (c) one (1) Business Day after deposit with overnight courier service or, in each case to the addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller, to:

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention: Legal Administrator

Facsimile: (+46) 186121810

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: +1 609 228 6148

with a copy (which will not constitute notice) to:

GE Medical Holding AB

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention: Executive Counsel, M&A

Facsimile: +44 1494 545 275

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Thaddeus J. Malik

                  Richard S. Radnay

Facsimile: (312) 499-6100

E-mail:       thaddeusmalik@paulhastings.com

                   richardradnay@paulhastings.com

and Paul Hastings LLP 695 Town Center Drive, Seventeenth Floor Costa Mesa, CA 92926 Attention: Stephen D. Cooke Facsimile: (714) 668-6364 E-mail: stephencooke@paulhastings.com
If to Parent, to:	NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913 Attention: Douglas VanOort Facsimile: (239) 690-4237 E-mail: dvanoort@neogenomics.com

with a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131 Attention: Clayton E. Parker Facsimile: (305) 358-7095 E-mail: clayton.parker@klgates.com

If to Buyer, to:	NeoGenomics Laboratories, Inc. 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913 Attention: Douglas VanOort Facsimile: (239) 690-4237 E-mail: dvanoort@neogenomics.com

with a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131 Attention: Clayton E. Parker Facsimile: (305) 358-7095 E-mail: clayton.parker@klgates.com

Section 13.04 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a NeoGenomics press release that shall be reasonably agreed upon by the Seller. No Party or any Affiliate or Representative of any Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of any other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to (a) advise the other Parties before making such disclosure and (b) provide such other Parties a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto. Notwithstanding the foregoing, the Parties agree to develop a mutually agreed upon set of taking points that either party may use with the news media or investors without first seeking written consent of the other party. No Party shall make publicly available any Transaction Agreement (or any portion of any Transaction Agreement) (whether before or after the Closing) without the prior written consent of the other Parties, except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its

Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure and, upon the request of the other Parties, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to such Transaction Agreements). This Section 13.04 shall not apply to disclosures by a Party to its Representatives for the purpose of obtaining advice in connection with the Transactions, it being understood that such Representatives will be informed of the confidential nature of the Transactions and Transaction Agreements and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06 Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Parties; provided, however, that Seller may assign this Agreement and any or all rights, interests and obligations under this Agreement to any of its Affiliates upon prior written notice to Buyer; provided, further, that Buyer may assign any or all rights, interests and obligations under this Agreement to its lenders providing financing in connection with the Transactions for collateral security purposes; provided, further, that no such assignment contemplated by the foregoing clauses shall release Seller or Buyer, as the case may be, from any Liability or any of its obligations under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07 No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 7.03 and the Seller Indemnified Parties and Buyer Indemnified Parties as expressly set forth in Article XII, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources shall be express third-party beneficiaries of and entitled to rely on, this Section 13.07 and Section 13.06, Section 13.12, Section 13.13, Section 13.14, and Section 13.17.

Section 13.08 Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts among the Parties respecting the subject matter hereof and thereof.

Section 13.09 Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated supplemented or otherwise modified, and any provision thereof may be waived, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified or provision to be waived, in each case duly executed by each party to such Transaction Agreement.

Section 13.10 Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11 Agreement Controls. In the event that a provision of any other Transaction Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement (including, for the avoidance of doubt, any indemnification provisions), the terms of this Agreement will prevail, unless and then only to the extent that such Transaction Agreement specifically provides that a term of this Agreement is being altered, modified, expanded or diminished, in which case such Transaction Agreement shall govern with respect to such matter and the remaining terms of this Agreement shall be unaffected.

Section 13.12 Governing Law. Subject to Section 3.05, the Transaction Agreements, and any Action arising out of or relating in any way to any Transaction Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope, or involving the Financing (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 13.13 Dispute Resolution; Consent to Jurisdiction.

(a) Except as set forth in Section 3.05 with respect to any dispute to be resolved by the Independent Accounting Firm, any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 13.14 Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that

(a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements. Each Party may file an original counterpart or a copy of this Section 13.14 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 13.15 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 13.16 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

Section 13.17 Non-Recourse.

(a) No past, present or future incorporator, stockholder, Representative or Affiliate of Seller or its Affiliates (including Company and Company Subsidiary) shall have any Liability for any Liability of Seller under any Transaction Agreement or for any claim based on, in respect of, or by reason of, any Transaction.

(b) No Financing Source shall have any Liability arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such claims for Liabilities against any such Financing Sources. Financing Sources are expressly intended as third-party beneficiaries of this provision of this Agreement. Section 13.17(b) shall not constitute an agreement between the Parties, and neither Parent nor Buyer shall have any right under Section 13.17(b), and Section 13.17(b) shall not affect or amend in any way any agreements between the Parties provided for in this Agreement.

Section 13.18 Interest. Unless otherwise specified, if any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 13.19 Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement, however, each Schedule of the Disclosure Schedules (other than the Subject Matter Schedules) shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Disclosure Schedules to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such Schedule of the Disclosure Schedules.

Section 13.20 Privilege.

(a) Each of the Parties acknowledges and agrees that Paul Hastings LLP (“Paul Hastings”) has acted as counsel to Seller and its Affiliates in connection with the negotiation of this Agreement and any consummation of the Transactions.

(b) Each of Parent and Buyer consents and agrees to Paul Hastings’s representing Seller and its Affiliates after the Closing, including with respect to disputes in which the interests of Seller and its Affiliates may be directly adverse to Parent or Buyer and their respective Affiliates, and even though Paul Hastings may have represented Company or Company Subsidiary in a matter substantially related to any such dispute, or may be handling ongoing matters for Seller and its Affiliates. Each of Parent and Buyer further consents and agrees to the communication by Paul Hastings to Seller and its Affiliates in connection with any such representation of any fact known to Paul Hastings arising by reason of Paul Hastings’s prior representation of Seller or any of its Affiliates, Company or Company Subsidiary.

(c) In connection with the foregoing, each of Parent and Buyer irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Paul Hastings’s prior representation of Company or Company Subsidiary and (ii) Paul Hastings’s representation of Seller and its Affiliates prior to and after the Closing.

(d) Each of Parent and Buyer further agrees that all communications in any form or format whatsoever between or among any of Paul Hastings, Company, Company Subsidiary, any of Seller or its Affiliates, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled collectively by Seller and shall not pass to or be claimed by Parent or Buyer. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled solely by, Seller and shall not pass to or be claimed by Parent or Buyer.

(e) In the event that a dispute arises between Parent or Buyer and a third party, Parent or Buyer, as applicable, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent, Buyer, Company nor Company Subsidiary may waive such privilege without the prior written consent of Seller. In the event that Parent or Buyer, as applicable, is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Parent or Buyer, as applicable, shall immediately (and, in any event, within three (3) Business Days) notify Seller in writing (including by making specific reference to this Section) so that Seller can seek a protective Order, and Parent and Buyer, as applicable, agree to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Paul Hastings constitute property of its clients, only Seller shall hold such property rights and Paul Hastings shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Paul Hastings, on the one hand, and Buyer or Parent, on the other hand.

(g) Each of Parent and Buyer agrees that it will not (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller or any other Person waive the attorney-client or other privilege, or by otherwise asserting that Parent, Buyer, Company or Company Subsidiary has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Paul Hastings. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, Seller, Company, Company Subsidiary or any of their respective Affiliates or Representatives take any action to protect from access or remove from the premises of Company or Company Subsidiary (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good-faith attempts by Seller or any of its or its Affiliates’ respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Parent or Buyer (each, a “Residual Communication”), each of Parent and Buyer agrees that it will not, and that it will cause its Affiliates and Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

Section 13.21 Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Parent and Buyer have caused this Stock Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

GE MEDICAL HOLDING AB

By	/s/ Kieran Murphy
Name: Kieran Murphy
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, Seller, Parent and Buyer have caused this Stock Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

PARENT:

NEOGENOMICS, INC.

By	/s/ Douglas M. VanOort
Name: Douglas M. VanOort
Title: Chairman and CEO

BUYER:

NEOGENOMICS LABORATORIES, INC.

By	/s/ Douglas M. VanOort
Name: Douglas M. VanOort
Title: Chairman and CEO

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“Action” means any action, suit, arbitration, proceeding or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) Seller shall not be deemed an Affiliate of Parent or Buyer, nor, after the Closing, of Company or Company Subsidiary and (b) after the Closing, Parent and Buyer shall each be deemed an Affiliate of Company and Company Subsidiary.

“Agreement” means this Stock Purchase Agreement, dated as of October 20, 2015, by and among Seller, Parent and Buyer, including the Disclosure Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

“Antitrust Laws” means the HSR Act and any other antitrust, competition or pre-merger notification Laws applicable to Parent, Buyer, Seller, Company or Company Subsidiary under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization , restraint of trade or the lessening of competition, and any similar Laws designed to regulate, monitor or require the reporting of, or prior approval for mergers, acquisitions, or foreign investments into a jurisdiction.

“Assets” means the assets and properties that are owned, leased or licensed by Company and Company Subsidiary; provided, however, that the Assets will not include any assets or other items listed on Schedule 3.08 or any right, title or interest therein.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Plans” means any Employee Plan maintained exclusively or primarily for Business Employees.

“Buyer Employee Plans” means (a) all material employee benefit plans (within the meaning of Section 3(3) of ERISA), (b) all material retirement, superannuation, welfare benefit, bonus, thirteenth month, stock option, stock purchase, phantom or stock equivalent, restricted stock, incentive, supplemental retirement, deferred compensation, profit sharing, retiree health, hospitalization, medical, dental, vision, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements of Buyer and Parent.

“Buyer Lab Testing Services” means, since September 30, 2009, all clinical laboratory testing services offered, sold or performed by Parent or Buyer on behalf of any client.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent or Buyer, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S., Canada or Mexico (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Parent or its Affiliates operates or (iii) any industry generally in which Parent or any customers thereof operates or in which products or services of Parent are used or distributed; (b) the negotiation, execution, pendency or the announcement of, the consummation of the Transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships, or (iii) loss of any personnel; (c) any effect resulting from any publicly available statement made by Seller, Company, Company Subsidiary or any of their respective Affiliates concerning Parent or Buyer or any of their respective employees, customers or suppliers, or otherwise relating to the Transactions; (d) any changes in applicable Law or GAAP, or accounting principles, practices or policies Parent is required to adopt, or the enforcement or interpretation thereof; (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the request or with the consent of Seller, including any changes or effects that are caused by actions taken or omitted to be taken at the request of Seller, or that are caused by Seller’s failure to consent to any of the actions restricted by Section 6.01(b); (f) the effect of any action taken by Seller, Company, Company Subsidiary or their respective Affiliates with respect to any Transaction or with respect to Parent or its Affiliates; (g) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty; (h) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (j) any adverse change or effect that is cured before Closing; (k) the loss of one or more material contracts other than expressly pursuant to the “for cause” provisions of the applicable material contract or the filing of, or announcement of an intent to file, any challenge to the bidding process for any material contract or the negotiation or execution of any material contract; (l) any matter disclosed in the Disclosure Schedules shall not constitute or be deemed to contribute to a Buyer Material Adverse Effect, (m) changes or effects that are caused by any delay in consummating the Closing as a result of (i) any violation or breach by Seller of any covenant, representation or warranty contained in this Agreement or (ii) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Transactions; or (n) the initiation by any Person other than Parent or Buyer of proceedings under Chapter 11 of the U.S. Bankruptcy Code or other similar statutes or Laws or any adverse developments related to such proceedings, and otherwise shall not be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would be reasonably likely to occur; except in the case of the immediately preceding clauses (a), (d), (g) and (h), to the extent the changes described therein have a materially disproportionate effect on Buyer or Parent, taken as a whole, relative to the effect on other Persons operating in the same industries in which Buyer and Parent operate.

“Buyer Required Notices” means the notifications by Buyer set forth on Schedule 10.01(b).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cash” means Company’s and Company Subsidiary’s aggregate unrestricted cash or cash equivalents (including bank account balances and marketable securities), as determined in accordance with GAAP, and calculated net of issued but uncleared checks, drafts and overdrafts and in each case, calculated without giving effect to any of the transactions contemplated by this Agreement.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, as set forth in Article X.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Buyer or any of its Affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of Company or Company Subsidiary or by way of the sale of the Shares or any Equity Interests of Company or Company Subsidiary) or acquisition of the Business or Assets that, in any such case, constitute or account for ten percent (10%) or more of the consolidated net revenues, net income or net assets of Company or Company Subsidiary, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than ten (10%) of the outstanding securities of any class of voting securities of Company or Company Subsidiary or (B) in which Company or Company Subsidiary issues securities representing more than ten (10%) of any class of its outstanding voting securities; or (iii) the creation of additional seats on Company or Company Subsidiary’s board of directors or granting any Person the right to nominate or appoint a director to Company or Company Subsidiary’s board of directors.

“Company Intellectual Property” means the Company Registered IP and all other Intellectual Property that is owned by either of Company or Company Subsidiary.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S., Canada or Mexico (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Seller, Company, Company Subsidiary or their respective Affiliates operates or (iii) any industry generally in which Company, Company Subsidiary or any customers thereof operates (including any Material Contracts) or in which products or services of the Business are used or distributed; (b) the negotiation, execution, pendency or the announcement of, the consummation of the Transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships, or (iii) loss of any personnel; (c) any effect resulting from any publicly available statement made by Parent or Buyer or any of its Affiliates concerning Company, Company Subsidiary, the Business, or any employees, customers or suppliers of the Business, or otherwise relating to the Transactions; (d) any changes in applicable Law or GAAP, or accounting principles, practices or policies Company or Company Subsidiary is required to adopt, or the enforcement or interpretation thereof; (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the request or with the consent of Parent or Buyer, including any changes or effects that are caused by actions taken or omitted to be taken at the request of Parent or Buyer, or that are caused by Parent’s or Buyer’s failure to consent to any of the actions restricted by Section 6.01(a); (f) the effect of any action taken by Parent or Buyer or its Affiliates with respect to any Transaction or with respect to Seller, Company, Company Subsidiary or their respective Affiliates; (g) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty; (h) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (j) any adverse change or effect that is cured before Closing; (k) the loss of one or more Material Contracts other than expressly pursuant to the “for cause” provisions of the applicable Material Contract or the filing of, or announcement of an intent to file, any challenge to the bidding process for any Material Contract or the negotiation or execution of any Material Contract; (l) any matter disclosed in the Disclosure Schedules shall not constitute or be deemed to contribute to a Company Material Adverse Effect, (m) changes or effects that are caused by any delay in consummating the Closing as a result of (i) any violation or breach by Parent or Buyer of any covenant, representation or warranty contained in this Agreement or (ii) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Transactions; or (n) the initiation by any Person other than Seller, Company or Company Subsidiary of proceedings under Chapter 11 of the U.S. Bankruptcy Code or other similar statutes or Laws or any adverse developments related to such proceedings, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur; except in the case of the immediately preceding clauses (a), (d), (g) and (h), to the extent the changes described therein have a materially disproportionate effect on the Company or Company Subsidiary, taken as a whole, relative to the effect on other Persons operating in the same industries in which Company and Company Subsidiary operate.

“Company Registered IP” means the active patents, patent applications, registered trademarks, registered service marks, and copyright registrations that are owned by Company and Company Subsidiary.

“Company Technology” means all Technology owned by either of Company or Company Subsidiary.

“Confidentiality Agreement” the means the Confidentiality Agreement dated January 20, 2015, by and between Parent and Seller, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Conversion Shares” means the shares of Common Stock to be issued upon conversion of the Parent Preferred Stock.

“CPS” means Clarient Pathology Services, Inc., a California professional medical corporation.

“Debt” means financial indebtedness for borrowed money from third party lending sources, other than trade accounts payable.

“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, and which form a part of this Agreement.

“Effective Time” means 11:59 p.m. (Pacific time) on the Closing Date.

“Employee Plans” means (a) all material employee benefit plans (within the meaning of Section 3(3) of ERISA) (other than the individual agreements described in clause (iii) below relating to employees of the Business located outside of the U.S.), (b) all material retirement, superannuation, welfare benefit, bonus, thirteenth month, stock option, stock purchase, phantom or stock equivalent, restricted stock, incentive, supplemental retirement, deferred compensation, profit sharing, retiree health, hospitalization, medical, dental, vision, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements, in each case pursuant to which any of Company, Company Subsidiary or their respective Affiliates currently has any obligation with respect to any Business Employee, other than governmental plans or arrangements, including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.

“Environmental Law” means any applicable Law in effect as of the Agreement Date relating to protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.

“Equity Interest” means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other entity, any other security representing ownership interest or participation in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital of Company as of the Effective Time.

“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital set forth on the Estimated Working Capital Statement.

“Estimated Working Capital Increase” means the amount, if any, by which Estimated Working Capital set forth on the Estimated Working Capital Statement exceeds Target Working Capital.

“Estimated Working Capital Statement” means a written statement of Estimated Working Capital, prepared in accordance with Section 3.07.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

“Final Cash” means the calculation of Cash as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Indebtedness” means the calculation of Indebtedness as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital” means the calculation of Net Working Capital of Company as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital Decrease” means the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Final Working Capital Statement” means a written statement (a) setting forth Final Working Capital, the Final Working Capital Increase or Final Working Capital Decrease, as applicable, and the Post-Closing Adjustment and (b) indicating any changes to the Estimated Working Capital Statement as finally determined pursuant to Section 3.05.

“Financing Discussions” means any discussions with potential sources of capital with parties that may purchase Equity Interests in Parent as part of a Permitted Financing.

“Financing Sources” means the Persons that have delivered the Commitment Letters, together with such Persons’ Affiliates and their and their Affiliates’ respective, officers, directors, employees and representatives.

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any government or governmental or regulatory entity, body thereof or political subdivision thereof, whether federal, national, state, provincial, local, municipal or foreign, or any agency, instrumentality or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court, tribunal or arbitral body.

“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Healthcare Law” means any Law relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers, including, without limitation: Title XVIII of the SSA (Medicare); Title XIX of the SSA (Medicaid); Title 10, Chapter 55 of the U.S.C. (TRICARE); the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b); the Stark Law (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud law (18 U.S.C. § 1347); the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001); the Medicare Secondary Payor Statute (32 U.S.C. § 1395y(b)); the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security or confidentiality Laws; the Patient Protection and Affordable Care Act (Pub. L 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder; Laws pertaining to licensure, certification, registration or operation requirements of healthcare facilities, services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments, as amended; CMS manual guidance, and applicable Medicare administrative contractor guidance pertaining to coding, coverage, reimbursement, claims submission, billing and collections; state certificate of need or similar Laws governing the establishment of healthcare facilities or service or the making of healthcare capital expenditures; state Laws relating to fee-splitting, patient brokering or the corporate practice of medicine; and any state physician self-referral prohibition or state anti-kickback Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to Company and Company Subsidiary, (a) the principal of and premium (if any) in respect of (i) financial indebtedness for borrowed money from third party lending sources, other than trade accounts payable; and (ii) any notes, debentures, bonds, letters of credit or other similar instruments or debt securities for the payment of which Company or Company Subsidiary is responsible or liable; (b) all obligations issued or assumed as the deferred purchase price of assets, properties or services (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business) including earn-outs, payments under non-compete agreements and seller notes; (c) all obligations as lessee under leases which are required under GAAP to be treated as capital leases; (d) all obligations of any Person which are guaranteed by Company or Company Subsidiary; and (e) all accrued interest, prepayment premiums, penalties, fees and other amounts related to any item listed in clauses (a) through (d) above.

“Intellectual Property” means all of the following rights arising under the Laws of the U.S. or any other country: (a) patent rights, including any such rights granted upon any utility, reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (b) rights associated with works of authorship, other than rights associated with Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (c) rights in trade secrets and other confidential information (including ideas, formulas, inventions, know-how, processes and techniques). For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property excludes any and all rights of any kind or nature in or to Software, trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: Douglas VanOort, Steven Jones, George Cardoza and Dr. Maher Albitar.

“Knowledge of Seller” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: Michael Brown, Cindy Collins, Dr. Kenneth Bloom, Michael Horey, Brian Montgomery, Mark Machulz, Edward Menezes, and J. Allan Cotton.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law).

“Leased Real Property” means any real property that is leased by Company or Company Subsidiary.

“Liabilities” means any liability, debt, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising by operation of Law, or out of any contract or tort based on negligence or strict liability).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees); provided that Losses shall not include a decrease in Parent’s stock price, which causes a corresponding decrease in the value of the Stock Consideration, except that the exclusion of such decrease from Loss shall not preclude Seller from asserting an indemnification claim in accordance with Article XII to the extent of a breach by Buyer or Parent of this Agreement arising out of, resulting from or relating to the underlying facts and circumstances causing or contributing to such decrease.

“Material Customers” means the ten (10) largest customers of the Business based on aggregate revenues derived from sales to those customers for fiscal year 2014.

“Material Suppliers” means the ten (10) largest suppliers of the Business based on the aggregate amount purchased from each such supplier for fiscal year 2014.

“Medicare” means the program of health benefits for the aged and disabled administered by the Centers for Medicare and Medicaid Services, and any successor governmental entity, pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. § 1395 et seq.

“NASDAQ Rules” means the Listing Rules of the NASDAQ Stock Market.

“Net Working Capital” as of any date means (a) the current assets of Company as of the Effective Time minus (b) the current Liabilities of Company as of the Effective Time, in each case established in accordance with the Sample Net Working Capital Statement.

“Net Working Capital Statements” means, collectively, the Estimated Working Capital Statement, Proposed Working Capital Statement and the Final Working Capital Statement.

“OFAC Regulation” means the Foreign Assets Control Regulations, 31 C.F.R., Subtitle B, Chapter V, as amended.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Owned Real Property” means any real property owned by Company or Company Subsidiary.

“Parent Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Seller or any of its Affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of Parent or any of its Subsidiaries or by way of the sale of any stock of Subsidiary of Parent) or acquisition of any business or businesses or assets (including any acquisition of stock of any entity) that, in any such case, constitute or account for 10% or more of the consolidated net revenues, net income or net assets of Parent and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or (B) in which Parent issues securities representing more than 20% of any class of its outstanding voting securities; or (iii) the creation of additional seats on the Parent Board or granting any Person the right to nominate or appoint a director to the Parent Board.

“Parent Board” means the board of directors of Parent.

“Parent Intellectual Property” means the Parent Registered IP and all other Intellectual Property that is owned by either Parent or Buyer.

“Parent Registered IP” means all active patents, patent applications, registered trademarks, registered service marks, and copyright transactions that are owned by Parent and Buyer.

“Parent Technology” means all Technology owned by either of Parent or Buyer.

“Parent Stock Options” means options to purchase Equity Interests of Parent granted under any Parent Stock Plan.

“Parent Stock Plans” means any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Parent.

“Parent Transaction Agreements” means this Agreement and each other Transaction Agreement to which Parent is named as a party on the signature pages thereto.

“Parent Transactions” means the transactions contemplated by the Parent Transaction Agreements.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Permitted Financing” means a financing (x) the proceeds of which are used to finance the Cash Purchase Price Increase Amount and (y) that is consummated through the issuance of solely Common Stock and/or through the incurrence of Debt so long as such Debt is not convertible into, or exchangeable or exercisable for, Equity Interests of Parent or any of its Subsidiaries.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (e) Liens not created by Seller, Company or Company Subsidiary that affect the underlying fee interest of any Leased Real Property; (f) Liens incurred in the ordinary course of business consistent with past practice securing Liabilities that are not material to the Assets; (g) Liens created by or through, or resulting from any facts or circumstances relating to, Parent or its Affiliates; (h) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (i) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the ordinary conduct of the Business; and (j) in the case of Intellectual Property and Technology, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the Agreement Date from Seller or any of their Affiliates to third parties.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Adjustment” means the aggregate amount obtained as follows: (a) the amount obtained by subtracting (i) the amount (if any) by which Estimated Working Capital exceeds Final Working Capital from (ii) the amount (if any) by which Final Working Capital exceeds Estimated Working Capital, plus (b) the amount obtained by subtracting (i) the amount (if any) by which Estimated Cash exceeds Final Cash from (ii) the amount (if any) by which Final Cash exceeds Estimated Cash, plus (c) the amount obtained by subtracting (i) the amount (if any) by which Final Indebtedness exceeds Estimated Indebtedness from (ii) the amount (if any) by which Estimated Indebtedness exceeds Final Indebtedness.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Preferred Stock” means Parent’s Series A Preferred Stock, par value $0.001 per share.

“Prohibited Person” means (i) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the OFAC Regulations, or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations or any other similar list published by OFAC, (ii) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, (iv) a Person indicted for or convicted of violating any of the U.S. criminal statutes listed in 22 CFR 120.27, or (v) a Person on any other export control, terrorism, money laundering or drug trafficking related list administered by any Government Authority either within or outside the U.S. as that list may be amended, adjusted or modified from time to time.

“Proposals” means the proposals for (i) the Transaction Approval; (ii) the approval of the Stock Issuance in compliance with the NASDAQ Rules, (iii) the approval of the amendment to Parent’s organizational documents increasing the authorized number of shares of (x) Common Stock from one hundred million (100,000,000) shares to two hundred fifty million (250,000,000) shares and (y) Preferred Stock from ten million (10,000,000) shares to fifty million (50,000,000) shares; (iv) the solicitation of additional proxies if there are insufficient votes in favor of adoption of the Stock Issuance; and (v) the approval to increase the number of stock options available for issuance under Parent’s stock option plan.

“Proposed Working Capital” means Buyer’s good faith, proposed final calculation of Net Working Capital of Company as of the Effective Time.

“Proposed Working Capital Statement” means (a) a written statement setting forth Proposed Working Capital, describing in reasonable detail any proposed changes to the Estimated Working Capital Statement and attaching supporting schedules, working papers and all other relevant details to enable a review by Seller thereof (together with all supporting work papers with respect thereto) or (b) a written statement that Buyer proposes no changes to the Estimated Working Capital Statement, as applicable.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” means the approvals set forth on Schedule 10.01(b).

“Sample Net Working Capital Statement” means the sample statement of Net Working Capital attached to this Agreement as Exhibit L.

“Sanctions Laws” means (a) sanctions Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce’s Bureau of Industry and Security, including any requirements imposed by, or based upon the obligations or authorities set forth in the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, Iranian Transaction Regulations, the Comprehensive Iran Sanctions Accountability and Divestment Act of 2010, the Iran Sanctions Act, the National Defense Authorization Acts for Fiscal Years 2012 and 2013, the Iran Threat Reduction, and Syria Human Rights Act of 2012, any of the foreign assets control regulations of the U.S. Department of Treasury (including 31 CFR, Subtitle B, Chapter V), any enabling legislation or executive order relating thereto, or any similar sanctions imposed or administered by or based upon the obligations or authorities of Her Majesty’s Treasury, the European Union, the United Nations Security Council, or other applicable sanctions authority and (b) any anti-terrorism or anti-money laundering Law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Account” means the bank account or accounts specified by Seller in writing to Buyer at least two (2) Business Days before the Closing Date.

“Seller Business Records” means all books and records (including emails of all past and current Business Employees) of the Company and Company Subsidiary (provided that any information in such books and records (including emails) that is not related to Company, Company Subsidiary or the Business may be redacted or otherwise removed therefrom) which reside anywhere other than on the premises of any Company or Company Subsidiary facility or on servers or other computers that will be transferred to Buyer pursuant to the Transaction.

“Seller Lab Testing Services” means, since September 30, 2009, all clinical laboratory testing services offered, sold or performed by Company, Company Subsidiary or CPS on behalf of any client.

“Seller Names and Seller Marks” means the names or marks of Seller or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company”, “General Electric”, “MultiOmyx”, and “healthymagination”, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Required Notices” means the notifications by Seller set forth on Schedule 10.01(b).

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which Seller is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Shared Contract” means any written contract or agreement to which Company or Company Subsidiary is a party that is used by the Business but is not a contract or agreement exclusively relating to or exclusively held or used in or in connection with the Business.

“Social Security Act” means the Social Security Act of 1935.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SSA” means the United States Social Security Act, codified at Title 42, Chapter 7, of the United States Code.

“Subject Matter Schedules” means the Schedules pursuant to Sections 4.10 (Permits), 4.11 (Compliance with Healthcare Laws), 4.12 (Ethical Practices), 4.13 (Intellectual Property), 4.14 (Environmental Matters), 4.16 (Employment and Employee Benefits Matters), 4.17 (Taxes), 4.18 (Real Property), 5.07 (Permits), 5.08 (Compliance with Healthcare Laws), 5.09 (Ethical Practices), 5.21 (Intellectual Property), 5.22 (Environmental Matters), 5.23 (Employment and Employee Benefits Matters), 5.24 (Taxes) and 5.25 (Real Property).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Superior Proposal” means any Parent Acquisition Proposal (i) on terms which the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to Parent’s stockholders, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation), and this Agreement (including any revisions to the terms of this Agreement in response to such proposal or otherwise) and (ii) that the Parent Board believes is reasonably capable of being completed, taking into account such financial, regulatory, legal and other aspects of such proposal the Parent Board considers appropriate; provided, that for purposes of the definition of “Superior Proposal,” the references to “ten percent (10%)” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.”

“Target Working Capital” means $27,000,000.

“Tax” or “Taxes” means any federal, state, provincial, local, foreign or other income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, capital gains, personal property, real property, transfer, payroll, branch, net worth, production, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, transfer, withholding, social security premiums (or similar), employer health, unemployment, disability, registration, alternative, or add-on minimum, government pension plan premiums and contributions, employment/unemployment insurance or compensation premiums and contributions, workers’ compensation premiums, goods and services tax/harmonized sales tax, estimated, intangibles or other taxes, charges or levies of any kind whatsoever and any installment in respect thereof (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Government Authority with respect thereto, whether disputed or not.

“Tax Claim” shall mean any claim by an Taxing Authority.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, estimates, claims for refunds, statements, information returns, or other documents filed or required to be filed with any Government Authority relating to Taxes (including any related or supporting information any schedule or attachment thereto and any amendment or supplement thereof).

“Taxing Authority” means any Government Authority (including any subdivision and any revenue agency of a jurisdiction) imposing or responsible for the administration of any Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case other than Software.

“Trademark License Agreement” means the Transitional Trademark License Agreement in the form attached hereto as Exhibit M.

“Transaction Agreements” means this Agreement, the MultiOmyx License Agreement, the Transition Services Agreement, the Trademark License Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Certificate of Designation, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Approval” means the affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting with respect to the transactions contemplated by this Agreement.

“Transaction Deductions” means all Tax deductions resulting from fees on or expenses incurred by Seller, Company or Company Subsidiary as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to the repayment of indebtedness, the payment of closing bonuses to management, and the payment of any fees or other costs and expenses associated with the transactions contemplated hereby not required to be capitalized), provided that any such fees and expenses incurred by Company or Company Subsidiary were incurred on or prior to the Closing or reflected as a liability in the calculation of final Net Working Capital.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, business and occupation Tax, value added Tax or similar Taxes and all related fees.

“Treasury Regulations” means the income tax regulations promulgated by the United States Department of Treasury pursuant to the Code.

“Triggering Event” shall be deemed to have occurred if: (i) the Parent Board shall have effected an Adverse Recommendation Change (or any action by any committee of the Parent Board, which if taken by the full Parent Board, would be an Adverse Recommendation Change); (ii) the Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation; (iii) the Parent Board (or any committee thereof) shall have approved, endorsed or recommended any Parent Acquisition Proposal or Parent or any Subsidiary of Parent shall otherwise have entered into any letter of intent, agreement in principle or any other Contract relating to any Parent Acquisition Proposal or agreed to any non-binding terms with respect to any Parent Acquisition Proposal; (iv) Parent shall fail to confirm that the Parent Board has rejected without qualification any Parent Acquisition Proposal which Parent was required to have notified Seller of pursuant to Section 6.12(f) within five (5) Business Days after Seller requests such confirmation (or shall fail to reconfirm such un qualified rejection within two Business Days if requested by Seller provide such reconfirmation); (v) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within three Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer;

(vi) the Parent Board shall have failed to reaffirm, without qualification, its recommendation of the Proposals or shall have failed to state publicly, without qualification, that the Transactions are in the best interests of Parent’s stockholders, within five Business Days after Seller requests in writing that such action be taken; (vii) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release indicating without qualification its rejection of such Parent Acquisition Proposal within five Business Days after Seller requests in writing that such action be taken; (viii) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release reaffirming the Parent Board Recommendation within three Business Days after such Parent Acquisition Proposal is announced; (ix) any of Parent, its Affiliates or any of their respective Representatives shall have breached any provision of Section 6.12; or (x) Parent or Parent Board (or any committee thereof) publicly proposes to do any of the foregoing.

“U.S.” means the United States of America.

Action	Exhibit A
Adverse Recommendation Change	Section 6.12(g)
Affiliate	Exhibit A
Agreed Tax Treatment	Section 9.05
Agreement	Exhibit A
Agreement Date	Preamble
Antitrust Laws	Exhibit A
Assets	Exhibit A
Audited Financial Statements	Section 4.06 Section 4.06
Available Insurance Policies	Section 7.04(b)
Balance Sheet	Section 4.06
Bankruptcy and Equity Exception	Exhibit A
Base Cash Purchase Price	Section 3.01
Basket Amount	Section 12.04(a)(iii)
Business	Preliminary Statements
Business Day	Exhibit A
Business Employees	Section 4.16(a)
Business Permits	Section 4.10(a)
Business Plans	Exhibit A
Buyer	Preamble
Buyer Employee Plans	Exhibit A
Buyer Indemnified Parties	Section 12.02
Buyer Lab Testing Services	Exhibit A
Buyer Material Adverse Effect	Exhibit A
Buyer Payor Programs	Section 5.08(f)
Buyer Transaction Agreements	Exhibit A
Buyer Transactions	Exhibit A
Cap Amount	Section 12.04(a)(v)
Cash	Exhibit A
Cash Purchase Price Increase Amount	Section 3.01
Certificate of Designation	Section 10.01(g)
Closing	Section 2.01
Closing Cash Payment	Section 3.02
Closing Conditions	Exhibit A
Closing Date	Section 2.01
Closing Statement	Section 3.04
CMS	Section 4.11(c)
COBRA	Section 4.16(f)(v)
Code	Exhibit A

Commitment Letters	Section 5.11(a)
Company	Preliminary Statements
Company Acquisition Proposal	Exhibit A
Company In-Licenses	Section 4.13(e)(iii)
Company Intellectual Property	Exhibit A
Company Material Adverse Effect	Exhibit A
Company Registered IP	Exhibit A
Company Subsidiary	Preliminary Statements
Company Subsidiary Common Stock	Section 4.02(c)
Company Technology	Exhibit A
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Control	Exhibit A
Controlling Party	Section 12.05
Conversion Shares	Exhibit A
CPS	Exhibit A
Deal Communications	Section 13.20(d)
Debt	Exhibit A
Deductible Amount	Section 12.04(a)(i)
Disclosure Schedules	Exhibit A
Dispute Notice	Section 3.05(c)
Effective Time	Exhibit A
Employee Plans	Exhibit A
Environmental Claims	Section 4.14(b)
Environmental Law	Exhibit A
Environmental Permit	Exhibit A
Equity Interest	Exhibit A
ERISA	Exhibit A
ERISA Affiliate	Section 4.16(f)(i)
Estimated Cash	Section 3.04
Estimated Indebtedness	Section 3.04
Estimated Working Capital	Exhibit A
Estimated Working Capital Decrease	Exhibit A
Estimated Working Capital Increase	Exhibit A
Estimated Working Capital Statement	Exhibit A
Exchange Act	Exhibit A
FCPA	Section 4.12
Federal Health Care Program	Exhibit A
Final Cash	Exhibit A
Final Indebtedness	Exhibit A
Final Working Capital	Exhibit A
Final Working Capital Decrease	Exhibit A
Final Working Capital Increase	Exhibit A
Final Working Capital Statement	Exhibit A
Financial Statements	Section 4.06
Financing	Section 5.11(a)
Financing Discussions	Exhibit A
FY 2015 Financial Statements	Section 6.19
GAAP	Exhibit A
Government Approvals	Section 6.04(a)
Government Authority	Exhibit A
Grant Thornton	Section 3.05(c)

Hazardous Materials	Exhibit A
Health Care Investigations	Section 4.11(c)
Healthcare Fundamental Buyer Representations	Section 12.01
Healthcare Fundamental Seller Representations	Section 12.01
Healthcare Law	Exhibit A
HIPAA	Section 4.11(e)
HIPAA Regulations	Section 4.11(e)
HSR Act	Exhibit A
ICE	Section 4.16(g)(ii)
Improper Payment Laws	Section 4.12
Indebtedness	Exhibit A
Indemnified Party	Section 12.05
Indemnifying Party	Section 12.05
Independent Accounting Firm	Section 3.05(c)
Intellectual Property	Exhibit A
Interest Rate	Exhibit A
Interim September Financial Statements	Section 6.19
Investor Board Rights, Lock-up & Standstill Agreement	Section 6.09(d)
IRS	Exhibit A
Knowledge of Parent	Exhibit A
Knowledge of Seller	Exhibit A
Law	Exhibit A
Leased Real Property	Exhibit A
Lenders	Section 5.11(a)
Liabilities	Exhibit A
Lien	Exhibit A
Lockup Agreement	Preliminary Statements
Losses	Exhibit A
Material Contracts	Section 4.15(a)
Material Customers	Exhibit A
Material Suppliers	Exhibit A
Medicare	Exhibit A
Money Laundering Laws	Section 4.12(c)
MultiOmyx License Agreement	Section 6.09(b)
NASDAQ Rules	Exhibit A
Net Working Capital	Exhibit A
Net Working Capital Statements	Exhibit A
Non-Healthcare Fundamental Buyer Representations	Section 12.01
Non-Healthcare Fundamental Seller Representations	Section 12.01
Notice of Superior Proposal	Section 6.12(h)
Notice Period	Section 6.12(h)
NRS	Section 5.28
OIG	Section 4.11(c)
Order	Exhibit A
Original Date	Section 6.05(b)
Other Person Authorizations	Section 5.07(e), Section 4.10(e)
Outside Date	Section 11.01(d)
Owned Real Property	Exhibit A
Parent	Preamble
Parent Acquisition Proposal	Exhibit A
Parent Board	Exhibit A

Parent Board Recommendation	Section 5.27
Parent Common Stock	Section 3.01
Parent Guaranty	Section 6.16
Parent Intellectual Property	Exhibit A
Parent Permits	Section 5.07(a)
Parent Preferred Stock	Section 3.01
Parent Registered IP	Exhibit A
Parent SEC Documents	Section 5.16(a)
Parent Stock Options	Exhibit A
Parent Stock Plans	Exhibit A
Parent Stockholder Approval	(d)
Parent Stockholder Meeting	Section 6.05(a)
Parent Technology	Exhibit A
Parent Transaction Agreements	Exhibit A
Parent Transactions	Exhibit A
Parties	Preamble
Party	Preamble
Paul Hastings	Section 13.20(a)
Permits	Exhibit A
Permitted Financing	Exhibit A
Permitted Liens	Exhibit A
Permitted Removal	Section 13.20(g)
Person	Exhibit A
Post-Closing Adjustment	Exhibit A
Pre-Closing Period	Exhibit A
Privacy Laws	Section 4.11(e)
Privileged Deal Communications	Section 13.20(d)
Prohibited Fund	Section 4.12
Prohibited Payment Investigations	Section 4.12
Prohibited Payments	Section 4.12
Prohibited Person	Exhibit A
Projections	Section 12.08
Proposals	Exhibit A
Proposed Cash	Section 3.05(a)
Proposed Indebtedness	Section 3.05(a)
Proposed Statement	Section 3.05(a)
Proposed Working Capital	Exhibit A
Proposed Working Capital Statement	Exhibit A
Proxy Statement	Section 6.06(a)
Purchase Price	Section 3.01
PwC	Section 3.05(c)
Real Properties	Exhibit A
Registration Rights Agreement	Section 6.09(e)
Representative	Exhibit A
Required Approvals	Exhibit A
Required Notices	Exhibit A, Exhibit A
Required Third Party Consents	Section 6.04(f)
Residual Communication	Section 13.20(g)
Resolution Period	Section 3.05(c)
Review Period	Section 3.05(b)
Sample Net Working Capital Statement	Exhibit A
Sanctions	Section 4.12(d)

Sanctions Laws	Exhibit A
Sarbanes-Oxley Act	Exhibit A
SEC	Exhibit A
Securities Act	Exhibit A
Seller	Preamble
Seller Account	Exhibit A
Seller Banker	Section 4.21
Seller Indemnified Parties	Section 12.03
Seller Lab Testing Services	Exhibit A
Seller Names and Seller Marks	Exhibit A
Seller Payor Programs	Section 4.11(f)
Seller Transaction Agreements	Exhibit A
Seller Transactions	Exhibit A
Services	Section 4.24
Shared Contract	Exhibit A
Shares	Preliminary Statements
Social Security Act	Exhibit A
Software	Exhibit A
SSA	Exhibit A
Stock Consideration	Section 3.01
Stock Issuance	Section 3.01
Straddle Period	Section 9.03(a)
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Takeover Laws	Section 6.15
Takeover Statute	Section 5.28
Tangible Company Properties	Section 4.20
Target Working Capital	Exhibit A
Tax Returns	Exhibit A
Taxing Authority	Exhibit A
Technology	Exhibit A
Third Party Acquisition	Section 6.01(b)(v)
Third Party Claim	Section 12.05
Trade Secrets	Exhibit A
Trademark License Agreement	Exhibit A
Transaction Agreements	Exhibit A
Transaction Dispute	Section 13.12
Transactions	Exhibit A
Transfer Taxes	Exhibit A
Transition Services Agreement	Section 6.09(c)
Triggering Event	Exhibit A
U.S.	Exhibit A
Unaudited Interim Financial Statements	Section 4.06 Section 4.06
Voting Agreements	Preliminary Statements